SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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________

PROXY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

AND

2011 ANNUAL REPORT
________

FELLOW SHAREHOLDERS:

     How does a company stay 129 years young?

     Since its founding in 1883, Kroger has grown from a single grocery store in Cincinnati, Ohio to America’s largest traditional grocery retailer. If there is one truth in our business, it is that in order to stay “young” – to stay relevant – we need to keep changing and improving.

     Kroger stays fresh and relevant for our Customers and delivers value for our Shareholders by Listening to Our Customers, Engaging with our Associates and being a Leader in Retail Innovation.

     Kroger is listening, engaging and innovating in more dynamic and sophisticated ways than ever before – and our Shareholders are benefiting as a result.

* * *

2011 Highlights

     Kroger’s strong financial performance in 2011 returned significant capital to Shareholders and enabled us to invest for future growth. Our Company’s results are driven by our unique formula for success: continue to reduce the overall cost of running our business and use those savings to fund investments that strengthen our connection with Customers. Greater Customer loyalty produces additional identical store sales growth, which generates substantial free cash flow that we use to reward Shareholders. This success formula enabled us to deliver a total return to Shareholders of 16.3 percent in 2011 compared with 5.3 percent for the S&P 500.

     Fiscal 2011 sales grew $8.4 billion for total revenue of $90.4 billion—a 10 percent growth over the prior year. Net earnings were $602.1 million, or $1.01 per diluted share. Excluding the effect of the UFCW pension plan consolidation, earnings for the year were $1.2 billion, or $2.00 per diluted share – a 14 percent increase over 2010 earnings per diluted share. This compares with 2010 sales of $82.0 billion and reported net earnings of $1.1 billion, or $1.76 per diluted share.

     Kroger’s strong cash flow during the year enabled us to increase our quarterly dividend by almost 10 percent and repurchase a record 67 million shares.

     Our team successfully delivered on several key commitments in 2011:

  Effectively used free cash flow to reward Shareholders.

  Continued to win Customer loyalty.

  Grew market share.

  Increased identical supermarket sales for an industry-leading thirty-three consecutive quarters.

  Balanced cost reductions with investments in our Customer 1st strategy.

  Increased FIFO operating margin, excluding fuel, for the year.

     We achieved all of this in an environment marked by rapid cost inflation and weak consumer confidence that affected shopping behavior throughout the year. Our outstanding Associates made a big difference through their knowledge, feedback and engagement in serving every Customer. They deserve special thanks for a job well done, and I encourage you to do that when you have an opportunity, whether at our annual meeting in June or on your next visit to one of our stores.

* * *

Listening to Our Customers

     More than a century in business has taught us that being a successful retailer begins with listening to the Customer. Kroger employs sophisticated layers of listening through our unique partnership with dunnhumbyUSA. This world-class firm specializes in mining complex data – such as the aggregation of data from our widely-used shopper loyalty card – for strategic insights that we use to make marketing and promotional decisions.

     These unique Customer insights help us reward our most loyal Customers with highly-relevant, personalized offers for the products they like and buy regularly.

     This unparalleled level of personalization is a key competitive advantage for Kroger. In 2011 it helped us increase both the number of loyal households and total households that shop with us, and was a major contributing factor to Kroger’s continued growth in market share. At year-end we held the #1 or #2 share in 38 of our 42 major markets, and our share grew again in the markets where Wal-Mart supercenters are a primary competitor. This is consistent with the trend we have seen over the past several years. From 2007 to 2011, Kroger’s market share increased from 19.1 percent to 21.1 percent, according to Nielsen Homescan data.

     Today, nearly one-half of all U.S. households own a Kroger loyalty card. This sustained focus on strengthening our relationship with existing Customers continues to increase sales and earnings that reward Shareholders.

Engaging with our Associates

     One of the four keys of our Customer 1st strategy is “Our People are Great”; and engaging, rewarding and retaining our great people helps bring the other three keys – our products, prices and shopping experience – to life. As partners in our success, we ask Associates for their regular feedback on our Company’s strengths and opportunities. We listen, learn, and act on that feedback. One of the ways we do this is through an active network of Associate-led Cultural Councils that discuss issues at all levels of the organization.

     Engaging our Associates also delivers tremendous business value, helping us create new products, improve work processes and reduce operating costs. Kroger is also launching internal business social networking to connect Associates across geographic and functional boundaries in ways not possible before.

     Those who hold leadership roles in our Company share two important characteristics: a passion for people and a passion for results. Passion for people is defined by our Leadership Model, which clearly outlines desired, positive leadership behaviors, and Kroger’s core Values. Our stronger emphasis on talent development today will fuel our business success for years to come.

     All of these initiatives move us ever closer to our goal of working together as one strong team and, ultimately, to better serve our Customers.

Leader in Retail Innovation

     Retail innovation at Kroger starts and ends with the Customer. Here are some examples of how we are leading in product, price and shopping experience innovations.

     Our Products. Product innovation helped all three tiers of Corporate Brand offerings continue to achieve strong sales growth in 2011: Private Selection, our premium, billion-dollar brand; Banner Brands, our high-quality and affordable family-favorite product brand; and Value brand items, aimed at our most price-sensitive Customers. Kroger’s 39 manufacturing plants supplied about 40 percent of the Corporate Brand units sold. These Corporate Brand products accounted for more than one-quarter of Kroger’s total grocery department sales dollars, and more than one-third of total grocery unit sales, in 2011.

     Our fastest-growing store department is Natural Foods, and our Customers tell us they want organic and natural products that are easily identified and affordable. In response we are initiating the largest product launch in Kroger’s history – our natural and organic product brand, Simple Truth. In stores today you’ll find Simple Truth Organic milk and eggs, and we will expand the Simple Truth brand in other categories throughout this year and 2013.

     Our Prices. A key feature of our Customer 1st strategy is price investment. We are currently saving shoppers $2.2 billion annually through our everyday low prices. These investments are possible because of Kroger’s innovative cycle of value creation.

     Innovation also means embracing new technologies. Customers are increasingly using the Internet and mobile phone applications as their source for coupons. We pioneered aggregating coupons from multiple providers and putting them on one site. Today we offer one of the world’s largest selections of digital coupons available at Kroger.com.

     When it comes to Kroger, Customers also told us they wanted “an app for that”. We developed the Kroger Mobile App, which offers digital coupons, a cloud-based shopping list and real-time display of accumulated fuel rewards, adding convenience and enhancing our connection with loyal shoppers. In just a little over a year, Kroger’s app has been downloaded to more than 1 million phones and continues to grow.

     Shopping Experience. Perhaps no other area is as exciting or ripe for innovation as the shopping experience in our stores. We continue to focus on aspects of the shopping experience that Customers say are most important to improve. At the top of that list is speed of checkout. No one likes waiting in long lines, so we set out to improve the experience. We employed multiple ways to shorten checkout time, including technology that helps us staff our registers when the Customer is ready to checkout. As a result, we have reduced the average wait time from several minutes to less than one minute.

* * *

     These are just some of the ways Kroger continues to progress—to be more and more relevant to Customers, to be a preferred retail employer and a leader in retail innovation. Even in the midst of all this change, however, some things remain constant. These enduring values include Kroger’s commitment to valuing our Associates, partnering with the communities we serve and rewarding Shareholders. The importance of these things to our Company and our leadership will never change.

Valuing our Associates

     We are proud of our record as a job creator. Kroger has created more than 29,000 new jobs in the last five years, and today employs more than 339,000 Associates. Our commitment to Associates includes our dedication to safety, significant investments in training, solid wages, and good quality, affordable health care.

     Safety is one of our core values and Kroger is one of the safest companies in our industry. Associate engagement in safety programs has reduced accident rates in our stores and manufacturing plants by 75 percent since 1995.

Partnering with the Communities we Serve

     Kroger was honored to be recognized by Forbes magazine as the most generous company in America in 2011, based on charitable giving measured as a percentage of pre-tax profits. I am very proud of this remarkable distinction, and our Associates and Customers are, too.

     Like other areas of our business, Kroger’s charitable contributions are focused on those areas that Customers have told us are important to them: feeding the hungry and supporting women’s health, the military and their families, and local organizations and schools. In 2011, Kroger:

  Donated the equivalent of 160 million meals to local food banks through our partnership with Feeding America.

  Partnered with vendors and Customers to give more than $5.5 million in support of women’s health and breast cancer awareness programs.

  Partnered with vendors and Customers to raise $1.5 million for the USO.

  Supported more than 30,000 schools and local organizations through our Community Rewards Program that delivers personalized, Customer-driven donations based on total purchases.

     When you combine the cash, food and product we donate to a variety of causes and programs, Kroger contributes more than $220 million annually to support the communities we serve.

     We also support our communities through our ongoing commitment to supplier diversity. Kroger currently spends more than $1 billion annually with women- and minority-owned businesses. This is good for the business and the community, as our engagement with these suppliers positions Kroger to continue providing for an increasingly diverse Customer base.

     In recognition of our leadership, Kroger was inducted into the United States Hispanic Chamber of Commerce Million Dollar Club and named one of the “Top 50 Organizations for Multicultural Business Opportunities” by DiversityBusiness.com during the year. Kroger also remains a member of the Billion Dollar Roundtable.

     Finally, Kroger continues to make significant strides as an environmentally-sustainable retailer. Our sustainability efforts reduce Kroger’s impact on the environment and reduce business operating costs. I’m pleased to report that Kroger has:

  Reduced energy consumption by 30 percent since 2000. That’s enough electricity to power every single-family home in Fort Worth, Texas for one year.

  Reduced landfill waste to zero at half of our 39 manufacturing facilities. Our manufacturing plants reduced the amount of waste sent to landfill by 22 million pounds.

  Improved fleet efficiency by 15.5 percent since 2008. We continue to improve the efficiency of transporting food to our stores by loading trucks to capacity, increasing miles per gallon and reducing how often we drive empty trailers.

  Saved nearly one billion bags from being used through more efficient bagging techniques, educating Customers and making available a variety of reusable bags.

  Progressed toward our sustainable seafood goals in partnership with the World Wildlife Fund. More information on this commitment and other initiatives is available at sustainability.kroger.com.

A Record of Rewarding Shareholders

     Kroger has a strong track record of rewarding Shareholders. In fiscal 2011, Kroger returned more than $1.8 billion to shareholders through share repurchases and cash dividends. Total payout to Shareholders has averaged over 90 percent of Kroger’s adjusted net income over the past five years.

     In fiscal 2011 Kroger repurchased $1.4 billion of our Common Shares. Since January 2000, Kroger has returned $8.0 billion to Shareholders through share repurchases. At the end of fiscal 2011, approximately $475 million remained under the $1 billion share repurchase program authorized by the board of directors in September of fiscal 2011.

     We also paid dividends of $257 million in fiscal 2011, increasing the dividends paid to Shareholders in each of the years since we resumed paying a dividend in 2006. Since 2006, Kroger has paid more than $1.25 billion in dividends to Shareholders. We have been able to accomplish this while maintaining our investment-grade credit rating and improving our debt leverage ratio and annual interest expense.

     We target – and consistently deliver – annual earnings per share growth averaging 6 percent to 8 percent, plus a dividend of 1.5 percent to 2 percent, for a total Shareholder return of approximately 8 percent to 10 percent. We expect this total Shareholder return to compare favorably to the S&P 500 over each rolling three-to-five year time horizon. For fiscal 2012, we expect annual earnings per share growth to exceed our business model.

* * *

Optimism for the Future

     Looking ahead, we expect the overall retail environment to improve slightly in 2012. All of the data we are seeing suggests the overall economy and Customer sentiment are improving. Both give us reason to be optimistic about the year ahead. Of course, these times are not without challenges. We will continue to carefully monitor the pace of economic recovery, higher gas prices and the slowing of the rate of inflation. We remain confident that our Customer 1st strategy continues to be the right one—and our outstanding results bear this out.

     While certain factors will influence all retailers, we believe Kroger’s success will continue to come from making tactical adjustments as needed throughout the year, just as we did throughout 2011—and staying true to our Customer 1st strategy, which leads us to listen, engage and innovate in ever more powerful ways.

     On behalf of the entire Kroger team, thank you for your continued trust and support.

David B. Dillon
Chairman of the Board and
Chief Executive Officer

     Congratulations to the winners of The Kroger Co. Community Service Award for 2011:

Division	Recipient
Atlanta	Michael Hermann
Central	Kevin Kotansky
Cincinnati	Karen Stanley
City Market	Randy Kuchyt
Columbus	Brittany Gagne
Delta	Martha Falvey
Dillon Stores	Jeff White
Food 4 Less	Kermie Mack
Fred Meyer	Marnie Schaffer
Fry’s	Martin Collinsworth
Jay C Stores	Deborah Heuby
King Soopers	Steven Douglas
Michigan	Sue Ellen Kosmas
Mid-Atlantic	Greg Polan
Mid-South	Karen Musgrove-Sykes
QFC	Dale Wilson
Ralphs	Edward Mack
Smith’s	Pam Harris
Southwest	Linda Mendez
_____

Country Oven Bakery	Country Oven Bakery Community Service Team
America’s Beverage Company	Lawrence Moore
Heritage Farms Dairy	Lance Chandler
Michigan Dairy	Nate Clark
_____

General Office	Darryl Marsh
_____

Kwik Shop	Roz Sells
Turkey Hill Dairy	Kim Mable-Dolly
Logistics	Robin Goins
Fred Meyer Jewelers	Don Martel

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Cincinnati, Ohio, May 11, 2012

To All Shareholders of The Kroger Co.:

     The annual meeting of shareholders of The Kroger Co. will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1241 Elm Street, Cincinnati, Ohio 45202, on June 21, 2012, at 11 a.m., eastern time, for the following purposes:

1.	To elect the directors for the ensuing year;

2.	To consider and act upon an advisory vote to approve executive compensation;

3.	To consider and act upon a proposal to ratify the selection of independent public accountants for the year 2012;

4.	To act upon two shareholder proposals, if properly presented at the annual meeting; and

5.	To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 23, 2012, will be entitled to vote at the meeting.

ATTENDANCE

     Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are attending the meeting, please bring the notice of the meeting that was separately mailed to you or the top portion of your proxy card, either of which will serve as your admission ticket.

     YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

     If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, www.thekrogerco.com, at 11 a.m., eastern time.

By order of the Board of Directors,
Paul W. Heldman, Secretary

PROXY STATEMENT

Cincinnati, Ohio, May 11, 2012

     Your proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by Kroger. We will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. Kroger has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

     David B. Dillon, John T. LaMacchia, and Bobby S. Shackouls, all of whom are Kroger directors, have been named members of the Proxy Committee.

     The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first furnished to shareholders on May 11, 2012.

     As of the close of business on April 23, 2012, our outstanding voting securities consisted of 560,971,811 common shares, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to Kroger’s Secretary, or in person at the meeting, or by appointment of a subsequent proxy. Shareholders may not cumulate votes in the election of directors.

     The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

     Item No. 1, Election of Directors – An affirmative majority of the total number of votes cast “for” or “against” a director nominee is required for election. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

     Item No. 2, Advisory vote to approve executive compensation – Approval by shareholders of executive compensation requires the affirmative vote of the majority of shares participating in the voting. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

     Item No. 3, Selection of Auditors – Ratification by shareholders of the selection of independent public accountants requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on this proposal.

     Item No. 4 and Item No. 5, Shareholder Proposals – The affirmative vote of a majority of shares participating in the voting on a shareholder proposal is required for its adoption. Proxies will be voted AGAINST these proposals unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Broker non-votes and abstentions will have no effect on these proposals.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS
(ITEM NO. 1)

     The Board of Directors, as now authorized, consists of fourteen members. All members are to be elected at the annual meeting to serve until the annual meeting in 2013, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to Kroger’s Regulations, and qualified. Kroger’s Articles of Incorporation provide that the vote required for election of a director by the shareholders, except in a contested election or when cumulative voting is in effect, will be the affirmative vote of a majority of the votes cast for or against the election of a nominee.

     The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, proxies will be voted for the election of the following persons:

	Professional		Director
Name	Occupation (1)	Age	Since
	NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE
	CONTINUING UNTIL 2013
Reuben V. Anderson

Mr. Anderson is a Senior Partner in the Jackson, Mississippi office of Phelps Dunbar, a regional law firm based in New Orleans. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of AT&T Inc., and during the past five years was a director of Trustmark Corporation. He is a member of the Corporate Governance and Public Responsibilities Committees.

Mr. Anderson has extensive litigation experience, and he served as the first African-American Justice on the Mississippi Supreme Court. His knowledge and judgment gained through years of legal practice are of great value to the Board. In addition, as former Chairman of the Board of Trustees of Tougaloo College and a resident of Mississippi, he brings to the Board his insights into the African-American community and the southern region of the United States. Mr. Anderson has served on numerous board committees, including audit, public policy, finance, executive, and nominating committees.

		69	1991

	Professional		Director
Name	Occupation (1)	Age	Since
Robert D. Beyer

Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company that he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. From 2000 to 2005, he served as President and Chief Investment Officer of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a member of the Board of Directors of The Allstate Corporation. He is chair of the Financial Policy Committee and a member of the Compensation Committee.

Mr. Beyer brings to Kroger his experience as CEO of TCW, a global investment management firm serving many of the largest institutional investors in the U.S. He has exceptional insight into Kroger’s financial strategy, and his experience qualifies him to chair the Financial Policy Committee. While at TCW, he also conceived and developed the firm’s risk management infrastructure, an experience that is useful to the Kroger Board in performing its risk management oversight functions. His experience in managing compensation programs makes him a valued member of the Compensation Committee. His abilities and service as a director were recognized by his peers, who selected Mr. Beyer as an Outstanding Director in 2008 as part of the Outstanding Directors Program of the Financial Times.

		52	1999

David B. Dillon

Mr. Dillon was elected Chairman of the Board of Kroger in 2004, Chief Executive Officer in 2003, and President and Chief Operating Officer in 2000. He served as President in 1999, and as President and Chief Operating Officer from 1995 to 1999. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of DIRECTV, and during the past five years was a director of Convergys Corporation.

Mr. Dillon brings to Kroger his extensive knowledge of the supermarket business, having over 30 years of experience with Kroger and Dillon Companies. In addition to his depth of knowledge of Kroger and the fiercely competitive industry in which Kroger operates, he has gained a wealth of experience by serving on audit, compensation, finance, and governance committees of other boards.

		61	1995

	Professional		Director
Name	Occupation (1)	Age	Since
Susan J. Kropf

Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., a manufacturer and marketer of beauty care products, from 2001 until her retirement in January 2007. She joined Avon in 1970. Prior to her most recent assignment, Ms. Kropf had been Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000. From 1997 to 1998 she was President, Avon U.S. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. She currently is a member of the Board of Directors of Coach, Inc., MeadWestvaco Corporation, and Sherwin Williams Company. She is a member of the Audit and Public Responsibilities Committees.

Ms. Kropf has gained a unique consumer insight, having led a major beauty care company. She has extensive experience in manufacturing, marketing, supply chain operations, customer service, and product development, all of which assist her in her role as a member of Kroger’s Board. Ms. Kropf has a strong financial background, and has served on compensation, audit, and corporate governance committees of other boards. She was inducted into the YWCA Academy of Women Achievers.

		63	2007

John T. LaMacchia

Mr. LaMacchia served as Chairman of the Board of Tellme Networks, Inc., a provider of voice application networks, from September 2001 to May 2007. From September 2001 through December 2004 he was also Chief Executive Officer of Tellme Networks. From May 1999 to May 2000 Mr. LaMacchia was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. From October 1993 through February 1999, he was President and Chief Executive Officer of Cincinnati Bell Inc. He is chair of the Compensation Committee and a member of the Corporate Governance Committee.

Mr. LaMacchia brings to Kroger his tenure leading both large and small companies. He has developed expertise in compensation and governance issues through his experience on compensation and corporate governance committees of Kroger and other boards.

		70	1990

David B. Lewis

Mr. Lewis is a shareholder and director of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C., Seattle, and New York City. He is a director of H&R Block, Inc. and STERIS Corporation. He is a member of the Financial Policy Committee and vice chair of the Public Responsibilities Committee.

In addition to his background as a practicing attorney and expertise in bond financing, Mr. Lewis brings to Kroger’s Board his financial expertise gained while earning his MBA in Finance as well as his service and leadership on Kroger’s audit committee and the audit committees of other publicly traded companies. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc., and Comerica, Inc. He is a former chairman of the National Association of Securities Professionals.

		67	2002

	Professional		Director
Name	Occupation (1)	Age	Since
W. Rodney McMullen

Mr. McMullen was elected President and Chief Operating Officer of Kroger in August 2009. Prior to that he was elected Vice Chairman in 2003, Executive Vice President in 1999, and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 30 years with Kroger. He has a strong financial background and played a major role as architect of Kroger’s strategic plan. Mr. McMullen is actively involved in the day-to-day operations of Kroger. His service on the compensation, executive, and investment committees of Cincinnati Financial Corporation adds depth to his extensive retail experience.

		51	2003

Jorge P. Montoya

Mr. Montoya was President of The Procter & Gamble Company’s Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble, a provider of branded consumer packaged goods, from 1995 to 1999. Mr. Montoya is a director of The Gap, Inc., and served on the Board of Rohm & Haas Company during the past five years. He is chair of the Public Responsibilities Committee and a member of the Compensation Committee.

Mr. Montoya brings to Kroger’s Board over 30 years of leadership experience at a premier consumer products company. He has a deep knowledge of the Hispanic market, as well as consumer products and retail operations. Mr. Montoya has vast experience in marketing and general management, including international business. He was named among the 50 most important Hispanics in Business & Technology, in Hispanic Engineer & Information Technology Magazine.

		65	2007

Clyde R. Moore

Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. He is a director of First Service Networks. Mr. Moore is a member of the Compensation and Corporate Governance Committees.

Mr. Moore has over 25 years of general management experience in public and private companies. He has sound experience as a corporate leader overseeing all aspects of a facilities management firm and a manufacturing concern. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities and manufacturing businesses.

		58	1997

	Professional		Director
Name	Occupation (1)	Age	Since
Susan M. Phillips

Dr. Phillips is Professor Emeritus of Finance at The George Washington University School of Business. She joined that university as a Professor and Dean in 1998. She retired as Dean of the School of Business as of June 30, 2010, and as Professor the following year. She was a member of the Board of Governors of the Federal Reserve System from December 1991 through June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of CBOE Holdings, Inc., State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, the Chicago Board Options Exchange, and Agnes Scott College. Dr. Phillips also was a trustee of the Financial Accounting Foundation until the end of 2010. She is a member of the Audit and Financial Policy Committees.

Dr. Phillips brings to the Board strong financial acumen, along with a deep understanding of, and involvement with, the relationship between corporations and the government. Her experience in academia brings a unique and diverse viewpoint to the deliberations of the Board. Dr. Phillips has been designated an Audit Committee financial expert.

		67	2003

Steven R. Rogel

Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company, a forest products company, in 1999 and was President and Chief Executive Officer and a director thereof from December 1997 to January 1, 2008 when he relinquished the role of President. He relinquished the CEO role in April of 2008 and retired as Chairman as of April 2009. Before that time Mr. Rogel was Chief Executive Officer, President and a director of Willamette Industries, Inc. He served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. Mr. Rogel is a director of Union Pacific Corporation and a director and non-executive Chairman of the Board of EnergySolutions, Inc. He is a member of the Corporate Governance and Financial Policy Committees.

Mr. Rogel has extensive experience in management of large corporations at all levels. He brings to the Board a unique perspective, having led a national supplier of paper products prior to his retirement. Mr. Rogel previously served as Kroger’s Lead Director, and has served on compensation, finance, audit, and governance committees of other corporations.

		69	1999

	Professional		Director
Name	Occupation (1)	Age	Since
James A. Runde

Mr. Runde is a special advisor and a former Vice Chairman of Morgan Stanley, a financial services provider, where he has been employed since 1974. He was a member of the Board of Directors of Burlington Resources Inc. prior to its acquisition by ConocoPhillips in 2006. Mr. Runde serves as a trustee of Marquette University and the Pierpont Morgan Library. He is a member of the Compensation and Financial Policy Committees.

Mr. Runde brings to Kroger’s Board a strong financial background, having led a major financial services provider. He has served on the compensation committee of a major corporation.

		65	2006

Ronald L. Sargent

Mr. Sargent is Chairman and Chief Executive Officer of Staples, Inc., a consumer products retailer, where he has been employed since 1989. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. In addition to serving as a director of Staples, Mr. Sargent is a director of The Home Depot, Inc. During the past five years, he was a director of Mattel, Inc. Mr. Sargent is chair of the Audit Committee and a member of the Public Responsibilities Committee.

Mr. Sargent has over 30 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer that he leads. His understanding of retail operations and consumer insights are of particular value to the Board. Mr. Sargent has been designated an Audit Committee financial expert.

		56	2006

Bobby S. Shackouls

Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is a director of PNGS GP LLC, the general partner of PAA Natural Gas Storage, L.P. and Oasis Petroleum Inc. During the past five years, Mr. Shackouls was a director of ConocoPhillips. He has been appointed by Kroger’s Board to serve as Lead Director. Mr. Shackouls is chair of the Corporate Governance Committee and a member of the Audit Committee.

Mr. Shackouls brings to the Board the critical thinking that comes with a chemical engineering background. His guidance of a major natural resources company, coupled with his corporate governance expertise, forms the foundation of his leadership role on Kroger’s Board.

		61	1999
____________________

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. All standing committees are composed exclusively of independent directors. All Board committees have charters that can be found on our corporate website at www.thekrogerco.com under Guidelines on Issues of Corporate Governance. During 2011, the Audit Committee met five times, the Compensation Committee met five times, and the Corporate Governance Committee met two times. Committee memberships are shown on pages 8 through 13 of this Proxy Statement. The Audit Committee reviews financial reporting and accounting matters pursuant to its charter and selects our independent accountants. The Compensation Committee recommends for determination by the independent members of our Board the compensation of the Chief Executive Officer, determines the compensation of Kroger’s other senior management, and administers some of our incentive programs. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Corporate Governance Committee develops criteria for selecting and retaining members of the Board, seeks out qualified candidates for the Board, and reviews the performance of the Board, and along with the other independent board members, the CEO.

     The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to our annual meeting in June 2013, together with a description of the proposed nominee’s qualifications, background and experience, must be submitted in writing to Paul W. Heldman, Secretary, and received at our executive offices not later than January 11, 2013. The shareholder also should indicate the number of shares beneficially owned by the shareholder. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:

  Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law, and government;

  Highest standards of personal character and conduct;

  Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

  Ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.

     Racial, ethnic, and gender diversity is an important element in promoting full, open, and balanced deliberations of issues presented to the Board, and is considered by the Corporate Governance Committee. Some consideration also is given to the geographic location of director candidates in order to provide a reasonable distribution of members from the operating areas of the Company.

     The Corporate Governance Committee typically recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. The Committee on occasion has retained an outside search firm to assist in identifying and recruiting Board candidates who meet the criteria established by the Committee.

CORPORATE GOVERNANCE

     The Board of Directors has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation, and Corporate Governance Committees, and the other committees of the Board of Directors, are available on our corporate website at www.thekrogerco.com. Shareholders may obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

INDEPENDENCE

     The Board of Directors has determined that all of the directors, with the exception of Messrs. Dillon and McMullen, have no material relationships with Kroger and, therefore, are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger. After reviewing the information, the Board determined that all of the non-employee directors were independent because (i) they all satisfied the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, (ii) they all satisfied the criteria for independence set forth in Rule 303A.02 of the New York Stock Exchange Listed Company Manual, and (iii) other than business transactions between Kroger and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the New York Stock Exchange listing standards, none had any material relationships with us except for those arising directly from their performance of services as a director for Kroger.

LEAD DIRECTOR

     The Lead Director presides over all executive sessions of the non-management directors, serves as the principal liaison between the non-management directors and management, and consults with the Chairman regarding information to be sent to the Board, meeting agendas, and establishing meeting schedules. Unless otherwise determined by the Board, the chair of the Corporate Governance Committee is designated as the Lead Director.

AUDIT COMMITTEE EXPERTISE

     The Board of Directors has determined that Susan M. Phillips and Ronald L. Sargent, independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards.

CODE OF ETHICS

     The Board of Directors has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and members of the Board of Directors, including Kroger’s principal executive, financial, and accounting officers. The Policy is available on our corporate website at www.thekrogerco.com. Shareholders may obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices.

COMMUNICATIONS WITH THE BOARD

     The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President of Auditing and reported to the Audit Committee as deemed appropriate by the Vice President of Auditing.

     Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to personnel issues or our ordinary business operations, or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the Corporate Governance Committee or the entire Board.

ATTENDANCE

     The Board of Directors met five times in 2011. During 2011, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All fourteen members of the Board attended last year’s annual meeting.

COMPENSATION CONSULTANTS

     The Compensation Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers. In 2011, Kroger paid that consultant $248,517 for work performed for the Committee. Kroger, on management’s recommendation, retained the parent and affiliated companies of Mercer Human Resource Consulting to provide other services for Kroger in 2011, for which Kroger paid $2,523,893. These other services primarily related to insurance claims (for which Kroger was reimbursed by insurance carriers as claims were adjusted), insurance brokerage and bonding commissions, and pension consulting. Kroger also made payments to affiliated companies for insurance premiums that were collected by the affiliated companies on behalf of insurance carriers, but these amounts are not included in the totals referenced above, as the amounts were paid over to insurance carriers for services provided by those carriers. Although neither the Committee nor the Board expressly approved the other services, the Committee determined that the consultant is independent because (a) he was first engaged by the Committee before he became associated with Mercer; (b) he works exclusively for the Committee and not for our management; (c) he does not benefit from the other work that Mercer’s parent and affiliated companies perform for Kroger; and (d) neither the consultant nor the consultant’s team perform any other services on behalf of Kroger.

BOARD OVERSIGHT OF ENTERPRISE RISK

     While risk management is primarily the responsibility of Kroger’s management team, the Board of Directors is responsible for the overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the committee level.

     The Board’s Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure and management’s efforts to monitor and control that exposure. The Audit Committee also discusses with management its policies with respect to risk assessment and risk management.

     Management, including Kroger’s Chief Ethics and Compliance Officer, provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees reports on risk to the full Board at each regular meeting of the Board.

     In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary. At each Board meeting, the Chairman and CEO address matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees.

     We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board committees, and in executive sessions of independent directors led by an independent Lead Director, to exercise effective oversight of the actions of management, led by Mr. Dillon as Chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

BOARD LEADERSHIP STRUCTURE

     Our Board is composed of twelve independent directors and two management directors, Mr. Dillon, the Chairman of the Board and Chief Executive Officer, and Mr. McMullen, President and Chief Operating Officer. In addition, as provided in our Guidelines on Issues of Corporate Governance, the Board has designated one of the independent directors as Lead Director. The Board has established five standing committees — audit, compensation, corporate governance, financial policy, and public responsibilities. Each of the Board committees is composed solely of independent directors, each with a different independent director serving as committee chair. We believe that the mix of experienced independent and management directors that make up our Board, along with the independent role of our Lead Director and our independent Board committees, benefits Kroger and its shareholders.

     The Board believes that it is beneficial to Kroger and its shareholders to designate one of the directors as a Lead Director. The Lead Director serves a variety of roles, including reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate topics are reviewed and sufficient time is allocated to each; serving as liaison between the Chairman of the Board, management, and the non-management directors; presiding at the executive sessions of independent directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; and calling an executive session of independent directors at any time. Bobby Shackouls, an independent director and the chair of the Corporate Governance Committee, is currently our Lead Director. Mr. Shackouls is an effective Lead Director for Kroger due to, among other things, his independence, his deep strategic and operational understanding of Kroger obtained while serving as a Kroger director, his corporate governance knowledge acquired during his tenure as a member of our Corporate Governance Committee, his previous experience on other boards, and his prior experience as a CEO of a Fortune 500 company.

     With respect to the roles of Chairman and CEO, the Guidelines provide that the Board believes that it is in the best interests of Kroger and its shareholders for one person to serve as Chairman and CEO. The Board recognizes that there may be circumstances in which it is in the best interests of Kroger and its shareholders for the roles to be separated, and the Board exercises its discretion as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process, as was the case in 2003 when the roles were separated. Since 2004, the roles have been combined.

     Our Board and each of its committees conduct an annual evaluation to determine whether they are functioning effectively. As part of this annual self-evaluation, the Board assesses whether the current leadership structure continues to be appropriate for Kroger and its shareholders. Our Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kroger, like many U.S. companies, has been well-served by this flexible leadership structure.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION OVERVIEW

     As the largest traditional food and drug retailer in the United States, our executive compensation philosophy is to attract and retain the best management talent and to motivate these employees to achieve our business and financial goals. Our strategy is designed to create value for shareholders in a manner consistent with our focus on our core values: honesty, integrity, respect, inclusion, diversity, and safety.

     To achieve our objectives, our Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance, using the following guiding principles:

  A significant portion of pay should be performance-based, increasing proportionally with an executive’s level of responsibility;

  Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, with both a short- and long-term focus;

  Compensation policies should include an opportunity for and a requirement of equity ownership; and

  Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that align with our business strategy.

     Our 2011 fiscal year results compared against the compensation of senior executives demonstrated these principles, and illustrated how our compensation program responds to business challenges and the marketplace. While many companies have struggled unsuccessfully during this difficult economy, we have continued to deliver sales growth and positive earnings results.

  Our identical supermarket sales, excluding fuel, increased 4.9% compared to 2010. This result was substantially better than most of our competitors’ sales growth and exceeded our objectives.

  Our earnings per diluted share were $2.00, excluding the effect of the UFCW pension plan consolidation charge. These results, during the challenging operating environment of 2011, also exceeded our objectives.

  Annual cash dividends declared per common share during the year increased 10% over 2010.

  As described below, short-term performance-based compensation, or annual cash bonus, of 138.666% of bonus potentials paid to the named executive officers, exceeded both the average of 76% over the prior nine years, and the 53.868% paid in 2010. This reflects the extent to which Kroger was able to exceed increasingly more challenging targets for sales, earnings, our strategic plan, and our fuel program, as well as year-over-year improvement from 2010.

  Beginning in 2010, fifty percent of the time-based equity awards that otherwise would have been granted to the named executive officers as restricted stock have been replaced with performance units that are earned only to the extent that performance objectives are achieved.

  Equity compensation awards continued to play an important role in rewarding named executive officers for the achievement of long-term business objectives and providing incentives for the creation of shareholder value.

     In sum, the Committee believes our management produced outstanding results in 2011, exceeding our aggressive business plan objectives for sales, earnings, and our strategic plan. The compensation paid to our named executive officers reflected this fact as the performance-based cash bonus paid out at 138.666% of bonus potentials. Further, the equity-based portion of compensation, the value of which is tied to the return received by our shareholders in the stock market, grew in value by 16% during 2011. This is shown in the performance graph appearing at page A-3 of the accompanying annual report.

     In keeping with our overall compensation philosophy, we endeavor to ensure that our compensation practices conform to best practices when identified. In particular, over the past several years we have:

  put in place significant stock ownership guideline levels to reinforce the link between the interests of our named executive officers and those of our shareholders;

  adopted claw-back policies under which the repayment of bonuses may be required in certain circumstances;

  eliminated tax gross-ups; and

  adopted the recommendation of shareholders that they be permitted annually, on an advisory basis, to vote on executive compensation.

     The Compensation Committee of the Board has the primary responsibility for establishing the compensation of Kroger’s executive officers, including the named executive officers, with the exception of the Chief Executive Officer. The Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those independent Board members establish the CEO’s compensation.

     The following discussion and analysis addresses the compensation of the named executive officers, and the factors considered by the Committee in setting compensation for the named executive officers and making recommendations to the independent Board members in the case of the CEO’s compensation. Additional detail is provided in the compensation tables and the accompanying narrative disclosures that follow this discussion and analysis.

EXECUTIVE COMPENSATION – OBJECTIVES

     The Committee has several related objectives regarding compensation. First, the Committee believes that compensation must be designed to attract and retain those best suited to fulfill the challenging roles that executive officers play at Kroger. Second, some elements of compensation should help align the interests of the officers with your interests as shareholders. Third, compensation should create strong incentives for the officers (a) to achieve the annual business plan targets established by the Board, and (b) to ensure that the officers achieve Kroger’s long-term strategic objectives. In developing compensation programs and amounts to meet these objectives, the Committee exercises judgment to ensure that executive officer compensation is appropriate and competitive in light of Kroger’s performance and the needs of the business.

     To meet these objectives, the Committee has taken a number of steps over the last several years, including the following:

  Consulted regularly with its independent advisor from Mercer Human Resource Consulting on the design of compensation plans and on the amount of compensation that is necessary and appropriate for Kroger’s senior leaders in light of the Committee’s objectives. From time to time, and most recently in 2009, the Committee retains a second independent consultant to determine whether the compensation plans and amounts comport with the Committee’s objectives and produce value for Kroger’s shareholders.

  Conducted an annual review of all components of compensation, quantifying total compensation for the named executive officers on tally sheets. The review includes an assessment for each named executive officer, including the CEO, of salary; performance-based cash compensation, or bonus (both annual and long-term); equity; accumulated realized and unrealized stock option gains and restricted stock and performance unit values; the value of any perquisites; retirement benefits; severance benefits available under The Kroger Co. Employee Protection Plan; and earnings and payouts available under Kroger’s nonqualified deferred compensation program.

  Considered internal pay equity at Kroger. The Committee is aware of reported concerns at other companies regarding disproportionate compensation awards to chief executive officers. The Committee has assured itself that the compensation of Kroger’s CEO and that of the other named executive officers bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

  Recommended share ownership guidelines, adopted by the Board of Directors. These guidelines require directors, officers and some other key executives to acquire and hold a minimum dollar value of Kroger shares. The guidelines require the CEO to acquire and maintain ownership of Kroger shares equal to 5 times his base salary; the Chief Operating Officer at 4 times his base salary; Executive Vice Presidents, Senior Vice Presidents and non-employee directors at 3 times their base salaries or annual base cash retainers; and other officers and key executives at 2 times their base salaries.

RESULTS OF 2011 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

     At the 2011 Annual Meeting of Shareholders, we held our first advisory vote on executive compensation. Over 97% of the votes cast were in favor of this advisory proposal. The Committee considered this favorable outcome and believed it conveyed our shareholders’ support of the Committee’s decisions and the existing executive compensation programs. As a result, the Committee made no material changes in the structure of our compensation programs or pay for performance philosophy. At the 2012 Annual Meeting of Shareholders, as requested by the shareholders, we will again hold an annual advisory vote to approve executive compensation (see page 46). The Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

ESTABLISHING EXECUTIVE COMPENSATION

     The independent members of the Board have the exclusive authority to determine the amount of the CEO’s salary; the bonus potential for the CEO; the nature and amount of any equity awards made to the CEO; and any other compensation questions related to the CEO. In setting the annual bonus potential for the CEO, the independent directors determine the dollar amount that will be multiplied by the percentage payout under the annual bonus plan generally applicable to all corporate management, including the named executive officers. The independent directors retain discretion to reduce the percentage payout the CEO would otherwise receive. The independent directors thus make a separate determination annually concerning both the CEO’s bonus potential and the percentage of bonus paid.

     The Committee performs the same function and exercises the same authority as to the other named executive officers. The Committee’s annual review of compensation for the named executive officers includes the following:

  A detailed report, by officer, that describes current compensation, the value of equity compensation previously awarded, the value of retirement benefits earned, and any severance or other benefits payable upon a change of control.

  An internal equity comparison of compensation at various senior levels. This current and historical analysis is undertaken to ensure that the relationship of CEO compensation to other senior officer compensation, and senior officer compensation to other levels in the organization, is equitable.

  A report from the Committee’s compensation consultants (described below) comparing named executive officer and other senior executive compensation with that of other companies, primarily our competitors, to ensure that the Committee’s objectives of competitiveness are met.

  A recommendation from the CEO (except in the case of his own compensation) for salary, bonus potential, and equity awards for each of the senior officers including the other named executive officers. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Committee as well as his assessment of individual job performance and contribution to our management team.

  Historical information regarding salary, bonus and equity compensation for a 3-year period.

     In considering each of the factors above, the Committee does not make use of a formula, but rather subjectively reviews each in making its compensation determination.

THE COMMITTEE’S COMPENSATION CONSULTANTS AND BENCHMARKING

     As referenced earlier in this proxy statement, the Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers.

     The Mercer consultant conducts an annual competitive assessment of executive positions at Kroger for the Committee. The assessment is one of several bases, as described above, on which the Committee determines compensation. The consultant assesses:

  Base salary;

  Target annual performance-based bonus;

  Target cash compensation (the sum of salary and bonus);

  Annualized long-term incentive awards, such as stock options, restricted shares, and performance-based long-term cash bonuses and performance-based equity awards; and

  Total direct compensation (the sum of all these elements).

  The consultant compares these elements against those of other companies in a group of publicly-traded food and drug retailers. For 2011, the group consisted of:
Costco Wholesale	Supervalu
CVS/Caremark	Target
Rite Aid	Wal-Mart
Safeway	Walgreens

This peer group is the same group as was used in 2010, with the exception that Great Atlantic & Pacific Tea was eliminated in 2011 due to its bankruptcy.

     The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. Industry consolidation and other competitive forces will change the peer group used over time. The consultant also provides the Committee data from companies in “general industry,” a representation of major publicly-traded companies. These data are reference points, particularly for senior staff positions where competition for talent extends beyond the retail sector.

     In 2009, the Committee directly engaged an additional compensation consultant to conduct a review of Kroger’s executive compensation. This consultant, from Frederic W. Cook & Co., Inc., examined the compensation philosophy, peer group composition, annual cash bonus, and long-term incentive compensation including equity awards. The consultant concluded that Kroger’s executive compensation program met the Committee’s objectives, and that it provides a strong linkage between pay and performance. The Committee expects to engage an additional compensation consultant from time to time as it deems advisable.

     Kroger is the second-largest company as measured by annual revenues when compared with the peer group referenced above and is the largest traditional food and drug retailer. The Committee has therefore sought to ensure that salaries paid to our executive officers are at or above the median paid by competitors for comparable positions and to provide an annual bonus potential to our executive officers that, if annual business plan objectives are achieved, would cause their total cash compensation to be meaningfully above the median.

COMPONENTS OF EXECUTIVE COMPENSATION AT KROGER

     Compensation for our named executive officers is comprised of the following:

  Salary;

  Performance-Based Annual Cash Bonus (annual, non-equity incentive pay);

  Performance-Based Long-Term Cash Bonus (long-term, non-equity incentive pay);

  Equity, including performance-based equity;

  Retirement and other benefits; and

  Perquisites.

SALARY

     We provide our named executive officers and other employees a fixed amount of cash compensation – salary – for their work. Salaries for named executive officers (with the exception of the CEO) are established each year by the Committee. The CEO’s salary is established by the independent directors. Salaries for the named executive officers were reviewed in June.

     The amount of each executive’s salary is influenced by numerous factors including:

  An assessment of individual contribution in the judgment of the CEO and the Committee (or, in the case of the CEO, of the Committee and the rest of the independent directors);

  Benchmarking with comparable positions at peer group companies;

  Tenure; and

  Relationship with the salaries of other executives at Kroger.

     The assessment of individual contribution is based on a subjective determination, without the use of performance targets, in the following areas:

  Leadership;

  Contribution to the officer group;

  Achievement of established objectives, to the extent applicable;

  Decision-making abilities;

  Performance of the areas or groups directly reporting to the officer;

  Increased responsibilities;

  Strategic thinking; and

  Furtherance of Kroger’s core values.

     The amounts shown below reflect the salaries of the named executive officers in effect following the annual review of their compensation in June of each year.

	Salaries
	2009	2010	2011
David B. Dillon	$1,260,000	$1,260,000	$1,290,000
J. Michael Schlotman	$567,000	$610,000	$650,000
W. Rodney McMullen	$890,000	$890,000	$910,000
Paul W. Heldman	$710,000	$724,000	$739,000
Michael J. Donnelly*	—	—	$531,360
____________________

*	Mr. Donnelly became a named executive officer in 2011. The salary amount shown reflects his annualized salary as of the date he became a named executive officer.

PERFORMANCE-BASED ANNUAL CASH BONUS

     A large percentage of our employees at all levels, including the named executive officers, are eligible to receive a performance-based annual cash bonus based on Kroger or unit performance. The Committee establishes bonus potentials for each executive officer, other than the CEO whose bonus potential is established by the independent directors. Actual payouts, which can exceed 100% of the potential amounts, represent the extent to which performance meets or exceeds the thresholds established by the Committee.

     The Committee considers several factors in making its determination or recommendation as to bonus potentials. First, the individual’s level within the organization is a factor in that the Committee believes that more senior executives should have a substantial part of their compensation dependent upon Kroger’s performance. Second, the individual’s salary is a factor so that a substantial portion of a named executive officer’s total cash compensation is dependent upon Kroger’s performance. Finally, the Committee considers the reports of its compensation consultants to assess the bonus potential of the named executive officers in light of total compensation paid to comparable executive positions in the industry.

     The annual cash bonus potential in effect at the end of the year for each named executive officer is shown below. Actual bonus payouts are prorated to reflect changes, if any, to bonus potentials during the year.

	Annual Bonus Potential
	2009	2010	2011
David B. Dillon	$1,500,000	$1,500,000	$1,500,000
J. Michael Schlotman	$500,000	$525,000	$525,000
W. Rodney McMullen	$1,000,000	$1,000,000	$1,000,000
Paul W. Heldman	$550,000	$550,000	$550,000
Michael J. Donnelly*	—	—	$425,000
____________________

*	Mr. Donnelly became a named executive officer in 2011.

     The amount of bonus that the named executive officers earn each year is determined by Kroger’s performance compared to targets established by the Committee based on the business plan adopted by the Board of Directors. In 2011, thirty percent of bonus was earned based on an identical sales target for Kroger’s supermarkets and other business operations; thirty percent was based on a target for EBITDA, excluding supermarket fuel; and forty percent was based on implementation and results of a set of measures under our strategic plan. An additional 5% would be earned if Kroger achieved three goals with respect to its supermarket fuel operations; achievement of the targeted fuel EBITDA as set forth in the business plan, increase of at least 3% in gallons sold at identical fuel centers, and achievement of the planned number of fuel centers placed in service.

     Over time the Committee has placed an increased emphasis on the strategic plan by making the target more difficult to achieve. The bonus plan allows for minimal bonus to be earned at relatively low levels to provide incentive for achieving even higher levels of performance.

     Following the close of the year, the Committee reviewed Kroger’s performance against the identical sales, EBITDA, and strategic plan objectives and determined the extent to which Kroger achieved those objectives. Kroger’s EBITDA for 2011 was $3.899 billion, and Kroger’s identical retail sales for 2011, excluding supermarket fuel, were 4.9%. In 2011, Kroger’s supermarket fuel EBITDA was $183.210 million, which exceeded the goal of $122.865 million necessary to earn a bonus for the fuel component. Kroger’s sale of fuel in identical supermarket fuel centers was 3.371 billion gallons, or 2.6% over the prior year. We operated 1,090 supermarket fuel centers as of the end of 2011, exceeding our goal of 1,075 centers. As a result, the officers earned the additional 5% fuel bonus. Due to the Company’s excellent performance when compared to the targets established by the Committee, and based on the business plan adopted by the Board of Directors, the named executive officers earned 138.666% of their bonus potentials, which percentage payout exceeded that of last year and the average bonus payout over the previous several years. This reflects Kroger’s outstanding performance in exceeding its aggressive EBITDA, sales, and strategic plan goals.

     The 2011 targets established by the Committee for annual bonus amounts based on identical sales and EBITDA results, the actual 2011 results, and the bonus percentage earned in each of the components of named executive officer bonus, were as follows:

	Targets
Component	Minimum	100%	Result	Amount Earned
Identical Sales	1.5%	3.5%	4.9%	44.034%
EBITDA	$3.246 Billion	$3.819 Billion*	$3.899 Billion	40.700%
Strategic Plan**				48.932%
Fuel Bonus	[as described in the text above]			5.000%
				138.666%
____________________

*	Payout is at 125% if identical sales goal is achieved.

**	The Strategic Plan component also was established by the Committee but is not disclosed as it is competitively sensitive.

     In 2011, as in all years, the Committee retained discretion to reduce the bonus payout for all executive officers, including the named executive officers, if the Committee determined for any reason that the bonus payouts were not appropriate. The independent directors retained that discretion for the CEO’s bonus. Those bodies also retained discretion to adjust the targets under the plan should unanticipated developments arise during the year. No adjustments were made to the targets. The Committee, and the independent directors in the case of the CEO, determined that the bonus payouts for the named executive officers should remain the same as other participants.

     The percentage paid for 2011 represented and resulted from performance that significantly exceeded our business plan objectives. A comparison of bonus percentages for the named executive officers in prior years demonstrates the variability of incentive compensation:

Annual Cash Bonus
Fiscal Year	Percentage
2011	138.666%
2010	53.868%
2009	38.450%
2008	104.948%
2007	128.104%
2006	141.118%
2005	132.094%
2004	55.174%
2003	24.100%
2002	9.900%

     The actual amounts of annual performance-based cash bonuses paid to the named executive officers for 2011 are shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” These amounts represent the bonus potentials for each named executive officer multiplied by the percentage earned in 2011. In no event can any participant receive a performance-based annual cash bonus in excess of $5,000,000. The maximum amount that a participant, including each named executive officer, can earn is further limited to 200% of the participant’s potential amount.

     The performance-based annual cash bonus for 2012 will be determined based on Kroger’s performance against the identical sales, EBITDA, and strategic plan objectives established by the Committee. Each of these metrics will be weighted the same to indicate to the organization the equal importance that each measure has to Kroger’s overall strategy. The underlying strategy metrics have been revised from prior years to focus on shorter-term measures, as the long-term bonus emphasizes long-term performance. The 2012 plan also provides for an additional 5% payout if our goals for supermarket fuel EBITDA, supermarket fuel sales, and targeted number of fuel centers in operation at the fiscal year end are achieved.

PERFORMANCE-BASED LONG-TERM BONUS

     The Committee continues to believe in the importance of providing an incentive to the named executive officers to achieve the long-term goals established by the Board of Directors by conditioning a portion of compensation on the achievement of those goals. Approximately 140 Kroger executives, including the named executive officers, are eligible to participate in a performance-based cash bonus plan designed to reward participants for improving the long-term performance of Kroger. Bonuses are earned based on the extent to which Kroger advances its strategic plan.

     The Committee adopted a 2008 long-term bonus plan under which cash bonuses were earned based on the extent to which Kroger advanced its strategic plan by:

  improving its performance in four key categories, based on results of customer surveys;

  reducing total operating costs as a percentage of sales, excluding fuel; and

  improving its performance in eleven key attributes designed to measure associate satisfaction and one key attribute designed to measure how Kroger’s focus on its values supports how employees do business, based on the results of associate surveys.

     The 2008 plan measured improvements through fiscal year 2011. Participants received a 1% payout for each point by which the performance in the key categories increased, a 0.25% payout for each percentage reduction in operating costs, and a 1% payout based on improvement in associate engagement measures. The Committee administers the plan and determined the bonus payout amounts based on achievement of the performance criteria, except in the case of the CEO for whom the independent directors make the determination. Total operating costs, as a percentage of sales, excluding fuel, at the commencement of the 2008 plan were 27.89%, and at the end of fiscal year 2011 were 26.80%. Combining this operating cost improvement with our performance in our key categories and our key attributes of associate satisfaction resulted in payouts of 52.25% of the participant’s annual salary in effect at the end of fiscal year 2007. In no event can any participant receive a performance-based long-term cash bonus in excess of $5,000,000.

     The Committee adopted a long-term plan in 2010, which measures improvements through fiscal year 2012. Participants receive a 1% payout for each point by which the performance in the key categories increases, a 0.25% payout for each percentage reduction in operating costs, and a 2% payout based on improvement in associate engagement measures. Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2010 plan were 27.62%. Cash bonus payouts are based on the degree to which improvements are achieved, and will be awarded based on the participant’s salary at the end of fiscal year 2009. In no event can any participant receive a performance-based long-term cash bonus in excess of the lesser of $5,000,000 and the participant’s salary at the end of fiscal year 2009. In addition to a cash bonus, under the 2010 plan participants also receive performance units, more particularly described under “Equity” below.

     The Committee also adopted a long-term plan in 2011, which measures improvements through fiscal year 2013. Participants receive a 2% payout for each point by which the performance in the key categories increases, a 0.50% payout for each percentage reduction in operating costs, and a 2% payout based on improvement in associate engagement measures. Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2011 plan were 27.51%. Cash bonus payouts are based on the degree to which improvements are achieved, and will be awarded based on the participant’s salary at the end of fiscal year 2010. In no event can any participant receive a performance-based long-term cash bonus in excess of the lesser of $5,000,000 and the participant’s salary at the end of fiscal year 2010. In addition to a cash bonus, under the 2011 plan participants also receive performance units, more particularly described under “Equity” below.

     The Committee adopted a new long-term plan in 2012, which measures improvements through fiscal year 2014. Participants receive a 2% payout for each point by which the performance in the key categories increases, a 0.50% payout for each percentage reduction in operating costs, and a 4% payout based on improvement in associate engagement measures. Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2012 plan were 27.09%. Cash bonus payouts are based on the degree to which improvements are achieved, and will be awarded based on the participant’s salary at the end of fiscal year

2011. In no event can any participant receive a performance-based long-term cash bonus in excess of the lesser of $5,000,000 and the participant’s salary at the end of fiscal year 2011. In addition to a cash bonus, under the 2012 plan participants also receive performance units, more particularly described under “Equity” below.

     In adopting new long-term plans, the Committee has made adjustments to the percentage payouts for the components of the long-term plans to account for the increasing difficulty of achieving compounded improvement.

     The Committee anticipates adopting a new plan each year, measuring improvement over successive three-year periods.

EQUITY

     Awards based on Kroger’s common shares are granted periodically to the named executive officers and a large number of other employees. Equity participation aligns the interests of employees with your interest as shareholders, and Kroger historically has distributed equity awards widely. In 2011, Kroger granted 3,912,405 stock options to approximately 7,650 employees, including the named executive officers, under one of Kroger’s long-term incentive plans. The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. The Committee adopted a policy of granting options only at one of the four Committee meetings conducted within a week following Kroger’s public release of its quarterly earnings results.

     Kroger’s long-term incentive plans also provide for other equity-based awards, including restricted stock. During 2011, Kroger awarded 2,556,490 shares of restricted stock to approximately 18,325 employees, including the named executive officers. This amount is comparable to amounts awarded over the past few years as we began reducing the number of stock options granted and increasing the number of shares of restricted stock awards. The change in Kroger’s broad-based equity program from predominantly stock options to a mixture of options and restricted shares was precipitated by (a) the perception of increased value that restricted shares offer, (b) the retention benefit to Kroger of restricted shares, and (c) changes in accounting conventions that permitted the change without added cost.

     Beginning in 2010, as a part of the 2010 long-term plan, the Committee also awarded performance units to the same individuals that receive the long-term performance-based cash bonus described in the previous section. Performance units are earned based on performance over a three year period on metrics established by the Committee at the beginning of the performance period. During 2011, Kroger awarded 415,007 performance units to 139 employees, including the named executive officers. The number of shares of restricted stock that participants otherwise would have received was reduced by 50% in order to make a larger share of the participants’ equity compensation be tied to Kroger performance. Under the 2011 plan, participants receive a 2% payout for each point by which the performance in the key categories increases, a 0.50% payout for each percentage reduction in operating costs, and a 2% payout based on improvement in associate engagement measures. Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2011 plan were 27.51%. Actual payouts are based on the degree to which improvements are achieved, will be earned in Kroger common shares, and cannot exceed 100% of the number of performance units awarded. In addition to shares earned under performance units, participants receive a cash payment equal to the cash dividends that would have been earned on that number of shares had the participant owned the shares during the performance period.

     The Committee considers several factors in determining the amount of options, restricted shares, and performance units awarded to the named executive officers or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:

  The compensation consultant’s benchmarking report regarding equity-based and other long-term compensation awarded by our competitors;

  The officer’s level in the organization and the internal relationship of equity-based awards within Kroger;

  Individual performance; and

  The recommendation of the CEO, for all named executive officers other than in the case of the CEO.

     The Committee has long recognized that the amount of compensation provided to the named executive officers through equity-based pay is often below the amount paid by our competitors. Lower equity-based awards for the named executive officers and other senior management permit a broader base of Kroger employees to participate in equity awards.

     Amounts of equity awards issued and outstanding for the named executive officers are set forth in the tables that follow this discussion and analysis.

RETIREMENT AND OTHER BENEFITS

     Kroger maintains a defined benefit and several defined contribution retirement plans for its employees. The named executive officers participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code on benefits to highly compensated individuals under qualified plans. Additional details regarding retirement benefits available to the named executive officers can be found in the 2011 Pension Benefits table and the accompanying narrative description that follows this discussion and analysis.

     Kroger also maintains an executive deferred compensation plan in which some of the named executive officers participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Compensation deferred bears interest, until paid out, at the rate representing Kroger’s cost of ten-year debt in the year the rate is set, as determined by Kroger’s CEO prior to the beginning of each deferral year. In 2011, that rate was 4.78%. Deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time the deferral election is made.

     We adopted The Kroger Co. Employee Protection Plan, or KEPP, during fiscal year 1988. That plan was amended and restated in 2007. All of our management employees and administrative support personnel whose employment is not covered by a collective bargaining agreement, with at least one year of service, are covered. KEPP provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the plan). Participants are entitled to severance pay of up to 24 months’ salary and bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

     Stock option and restricted stock agreements with participants in Kroger’s long-term incentive plans provide that those awards “vest,” with options becoming immediately exercisable and restrictions on restricted stock lapsing, upon a change in control as described in the agreements.

     None of the named executive officers is party to an employment agreement.

PERQUISITES

     The Committee does not believe that it is necessary for the attraction or retention of management talent to provide the named executive officers a substantial amount of compensation in the form of perquisites. In 2011, the only perquisites available to our named executive officers were:

  premiums paid on life insurance policies,

  premiums paid on accidental death and dismemberment insurance;

  premiums paid on long-term disability insurance policies; and

  an achievement award.

     In addition, in connection with Mr. Donnelly’s relocation to Cincinnati to become an executive officer, he received relocation assistance under Kroger’s relocation policy and forgiveness of a loan. Pursuant to the Sarbanes-Oxley Act of 2002 that loan could not be maintained to an executive officer.

     The life insurance benefit was offered beginning several years ago to replace a split-dollar life insurance benefit that was substantially more costly to Kroger. Currently, 148 active executives, including the named executive officers, and 76 retired executives, receive this benefit.

     In addition, the named executive officers are entitled to the following benefit that does not constitute a perk as defined by SEC rules:

  personal use of Kroger aircraft, which officers may lease from Kroger and pay the average variable cost of operating the aircraft, making officers more available and allowing for a more efficient use of their time.

     The total amount of perquisites furnished to the named executive officers is shown in the Summary Compensation Table and described in more detail in footnote 6 to that table.

EXECUTIVE COMPENSATION RECOUPMENT POLICY

     If a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual bonus or a long-term bonus in an amount higher than otherwise would have been paid, as determined by the Committee, then the officer, upon demand from the Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Committee will take into consideration all factors that it deems appropriate, including:

  The materiality of the amount of payment involved;

  The extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;

  Individual officer culpability, if any; and

  Other factors that should offset the amount of overpayment.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Tax laws place a limit of $1,000,000 on the amount of some types of compensation for the CEO and the next four most highly compensated officers reported in this proxy by virtue of being among the four highest compensated officers (“covered employees”) that is tax deductible by Kroger. Compensation that is deemed to be “performance-based” is excluded for purposes of the calculation and is tax deductible. Awards under Kroger’s long-term incentive plans, when payable upon achievement of stated performance criteria, should be considered performance-based and the compensation paid under those plans should be tax deductible. Generally, compensation expense related to stock options awarded to the CEO and the next four most highly compensated officers should be deductible. On the other hand, Kroger’s awards of restricted stock that vest solely upon the passage of time are not performance-based. As a result, compensation expense for those awards to the covered employees is not deductible, to the extent that the related compensation expense, plus any other expense for compensation that is not performance-based, exceeds $1,000,000.

     Kroger’s bonus plans rely on performance criteria, and have been approved by shareholders. As a result, bonuses paid under the plans to the covered employees will be deductible by Kroger. In Kroger’s case, this group of individuals is not identical to the group of named executive officers.

     Kroger’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports Kroger’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is deductible by Kroger.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into its annual report on Form 10-K.

Compensation Committee:
       John T. LaMacchia, Chair
       Robert D. Beyer
       Jorge P. Montoya
       Clyde R. Moore
       James A. Runde

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows the compensation of the Chief Executive Officer, Chief Financial Officer and each of the Company’s three most highly compensated executive officers other than the CEO and CFO (the “named executive officers”) during the fiscal years presented:

SUMMARY COMPENSATION TABLE
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
				(2)	(3)	(4)	(5)	(6)
David B. Dillon	2011	$1,273,871	—	$3,130,540	$1,716,693	$2,699,153	$3,088,686	$115,600	$12,024,543
Chairman and CEO	2010	$1,256,548	—	$2,070,880	$1,201,240	$808,020	$2,156,625	$58,027	$7,551,340
	2009	$1,239,822	—	$2,569,100	$1,494,000	$1,234,000	$3,637,731	$172,430	$10,347,083

J. Michael Schlotman	2011	$631,371	—	$503,801	$276,269	$1,002,310	$990,524	$31,255	$3,435,530
Senior Vice President	2010	$590,295	—	$225,096	$130,570	$277,368	$578,541	$13,815	$1,815,685
and CFO	2009	$556,280	—	$223,400	$132,800	$461,125	$795,146	$42,609	$2,211,360

W. Rodney McMullen	2011	$899,113	—	$1,009,368	$553,506	$1,821,903	$1,768,792	$38,957	$6,091,639
President and COO	2010	$887,562	—	$630,268	$365,595	$538,680	$953,159	$20,875	$3,396,139
	2009	$875,062	—	$2,345,700	$431,600	$846,368	$1,335,103	$56,639	$5,890,472

Paul W. Heldman	2011	$730,682	—	$479,075	$262,710	$1,110,126	$1,374,309	$68,346	$4,025,248
Executive Vice	2010	$716,044	—	$270,115	$156,684	$296,274	$875,646	$33,777	$2,348,540
President, Secretary	2009	$697,638	—	$279,250	$166,000	$580,730	$1,275,773	$99,199	$3,098,590
and General Counsel

Michael J. Donnelly(1)	2011	$550,820	$500,000 (7)	$341,788	$214,042	$695,395	$470,003	$910,395	$3,682,443
Senior Vice President
of Merchandising
____________________

(1)	Mr. Donnelly was President of the Company’s Ralphs division until he was elected Senior Vice President of Merchandising on June 23, 2011. The amounts in the table reflect his compensation during all of fiscal year 2011.

(2)	The stock awards reflected in the table consist of both time-based and performance-based awards granted under the Company’s long-term incentive plans. With respect to time-based awards, or restricted stock, the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 is as follows: Mr. Dillon: $2,631,099; Mr. Schlotman: $423,425; Mr. McMullen: $848,335; Mr. Heldman: $402,644, and Mr. Donnelly: $297,127.

The value of the performance-based awards, or performance units, reflected in the table is as follows: Mr. Dillon: $499,441; Mr. Schlotman: $80,376; Mr. McMullen: $161,033; Mr. Heldman: $76,431; and Mr. Donnelly: $44,661. The reported amounts reflect the aggregate fair value at the grant date based on the probable outcome of the performance conditions. These amounts are consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year service period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Assuming that the highest level of performance conditions are achieved, the value of the performance-based awards at the grant date is as follows: Mr. Dillon: $1,849,781; Mr. Schlotman: $297,687; Mr. McMullen: $596,417; Mr. Heldman: $283,077; and Mr. Donnelly: $165,411. These amounts are not reflected in the table.

(3)	These amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(4)	Non-equity incentive plan compensation for 2011 consists of payments under an annual cash bonus program and a long-term cash bonus program. In accordance with the terms of the 2011 performance-based annual cash bonus program, Kroger paid 138.666% of bonus potentials for the executive officers including the named executive officers. Payments were made in the following amounts: Mr. Dillon: $2,079,990; Mr. Schlotman: $727,997; Mr. McMullen: $1,386,660; Mr. Heldman: $762,663; and Mr. Donnelly: $473,332. These amounts were earned with respect to performance in 2011, and paid in March 2012.

The 2008 Long-Term Bonus Plan is a performance-based cash bonus plan designed to reward participants for improving the long-term performance of the Company. The plan covered performance during fiscal years 2008, 2009, 2010, and 2011, and the bonus potential amount equalled the executive’s salary in effect on the last day of fiscal year 2007. The following amounts represent payouts at 52.25% of bonus potentials that were earned under the plan and were paid in March 2012: Mr. Dillon: $619,163; Mr. Schlotman: $274,313; Mr. McMullen: $435,243; Mr. Heldman: $347,463; and Mr. Donnelly: $222,063.

(5)	Amounts are attributable to change in pension value and preferential earnings on nonqualified deferred compensation. During 2011, pension values increased primarily due to: (i) a decrease in the discount rate for the plans, as determined by the plan actuary; (ii) increases in final average earnings used in determining pension benefits; (iii) an additional year of credited service; and (iv) an increase in present value due to participant aging. Since the benefits are based on final average earnings and service, the effect of the final average earnings increase is larger for those with longer service. Please refer to the 2011 Pension Benefits Table for further information regarding credited service.

Under the Company’s deferred compensation plan, deferred compensation earns interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year, and the interest rate established under the plan for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by the Company for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the Company rate, the amount by which the Company rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. In eleven of the eighteen years in which at least one named executive officer deferred compensation, the Company rate set under the plan for that year exceeds 120% of the corresponding federal rate. For each of the deferral accounts in which the Company rate is deemed to be above-market, the Company calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings. Amounts deferred in 2011 earn interest at a rate lower than 120% of the corresponding federal rate, accordingly there are no preferential earnings on these amounts.

The amount listed for Mr. Dillon includes change in pension value in the amount of $3,076,741 and preferential earnings on nonqualified deferred compensation in the amount of $11,945. The amount listed for Mr. Schlotman represents only change in pension value. The amount listed for Mr. McMullen includes change in pension value in the amount of $1,718,922 and preferential earnings on nonqualified deferred compensation in the amount of $49,870. The amount listed for Mr. Heldman includes change in pension value in the amount of $1,364,829 and preferential earnings on nonqualified deferred compensation in the amount of $9,480. The amount listed for Mr. Donnelly includes change in pension value in the amount of $466,952 and preferential earnings on nonqualified deferred compensation in the amount of $3,051.

(6)	The following table provides the items and amounts included in All Other Compensation for 2011:

		Accidental
		Death and	Long-Term		Amounts Related to
	Life	Dismemberment	Disability		Relocation and
	Insurance	Insurance	Insurance	Achievement	Acceptance of
	Premium	Premium	Premium	Award	Executive Position*
Mr. Dillon	$114,019	$228	—	$1,353	—
Mr. Schlotman	$29,674	$228	—	$1,353	—
Mr. McMullen	$34,598	$228	$2,778	$1,353	—
Mr. Heldman	$63,987	$228	$2,778	$1,353	—
Mr. Donnelly	$37,760	$206	$2,112	$1,353	$868,964
____________________
*	These amounts include: moving allowance: $44,280; moving expense reimbursement: $24,684; and forgiveness of outstanding loan: $800,000.

Excluded from the amounts described above is income imputed to the named executive officer when accompanied on our aircraft during business travel by non-business travelers. Calculated using the applicable terminal charge and Standard Industry Fare Level (SIFL) mileage rates, this amount for Mr. Dillon is $7,503 and for Mr. Schlotman is $1,964. The other named executive officers had no such imputed income for 2011. Separately, we require that officers who make personal use of our aircraft reimburse us for the average variable cost associated with the operation of the aircraft on such flights in accordance with a time-sharing arrangement consistent with FAA regulations.

(7)	Bonus payment in connection with Mr. Donnelly’s promotion to Senior Vice President.

GRANTS OF PLAN-BASED AWARDS

     The following table provides information about equity and non-equity awards granted to the named executive officers in 2011:

		Estimated Future
		Payouts Under				Estimated Future				Exercise	Grant
		Non-Equity				Payouts Under				or Base	Date Fair
		Incentive Plan				Equity Incentive				Price of	Value of
		Awards				Plan Awards				Option	Stock and
	Grant	Target		Maximum		Target		Maximum		Awards	Option
Name	Date	($)		($)		(#)		(#)		($/Sh)	Awards
David B. Dillon		$1,500,000	(1)	$3,000,000	(1)
		$1,260,000	(2)	$1,260,000	(2)
	6/23/2011					106,350	(3)				$2,631,099
	6/23/2011					283,600	(4)			$24.74 (4)	$1,716,693
	6/23/2011					19,143	(5)	70,900	(5)		$499,411 (5)

J. Michael Schlotman		$525,000	(1)	$1,050,000	(1)
		$610,000	(2)	$610,000	(2)
	6/23/2011					17,115	(3)				$423,425
	6/23/2011					45,640	(4)			$24.74 (4)	$276,269
	6/23/2011					3,081	(5)	11,410	(5)		$80,376 (5)

W. Rodney McMullen		$1,000,000	(1)	$2,000,000	(1)
		$890,000	(2)	$890,000	(2)
	6/23/2011					34,290	(3)				$848,335
	6/23/2011					91,440	(4)			$24.74 (4)	$553,506
	6/23/2011					6,172	(5)	22,860	(5)		$161,033 (5)

Paul W. Heldman		$550,000	(1)	$1,100,000	(1)
		$724,000	(2)	$724,000	(2)
	6/23/2011					16,275	(3)				$402,644
	6/23/2011					43,400	(4)			$24.74 (4)	$262,710
	6/23/2011					2,930	(5)	10,850	(5)		$76,431 (5)

Michael J. Donnelly		$425,000	(1)	$850,000	(1)
		$492,000	(2)	$492,000	(2)
	6/23/2011					12,010	(3)				$297,127
	6/23/2011					35,360	(4)			$24.74 (4)	$214,042
	6/23/2011					1,712	(5)	6,340	(5)		$44,661 (5)
____________________

(1)	The amount listed under “Target” for each named executive officer represents the bonus potential of the named executive officer under the Company’s 2011 performance-based annual cash bonus program. By the terms of this plan, payouts are limited to no more than 200% of a participant’s bonus potential; accordingly, the amount listed under “Maximum” equals two times that officer’s bonus potential amount. The amount actually earned under this plan is shown in the Summary Compensation Table for 2011.

(2)	This amount represents the bonus potential of the named executive officer under the Company’s performance-based 2011 Long-Term Bonus Plan, a performance-based long-term cash bonus program. The “Target” amount equals the annual base salary of the named executive officer as of the last day of fiscal year 2010. Bonuses are determined upon completion of the performance period as of fiscal year ending 2013. The “Target” amount is also the “Maximum” amount payable under this program, as participants can earn no more than 100% of their bonus potentials.

(3)	This amount represents the number of restricted shares awarded under one of the Company’s long-term incentive plans.

(4)	This amount represents the number of stock options granted under one of the Company’s long-term incentive plans. Options are granted at fair market value of Kroger common shares on the date of the grant. Fair market value is defined as the closing price of Kroger shares on the date of the grant.

(5)	Performance units were granted under one of the Company’s long-term incentive plans. The “Maximum” amount represents the maximum number of common shares that can be earned by the named executive officer under the grant. Because the target amount of common shares is not determinable, the amount listed under “Target” reflects a representative amount based on the previous year’s performance. This performance unit award is subject to performance conditions; accordingly the dollar amount listed in the grant date fair value column is the value at the grant date based on the probable outcome of these conditions. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

     The Compensation Committee of the Board of Directors, and the independent members of the Board in the case of the CEO, established bonus potentials, shown in this table as “target” amounts, for the performance-based annual and long-term cash bonus awards for the named executive officers. Amounts were payable to the extent that performance met specific objectives established at the beginning of the performance period. As described in the Compensation Discussion and Analysis, actual earnings under the annual cash bonus can exceed the target amounts if performance exceeds the thresholds. The Compensation Committee of the Board of Directors, and the independent members of the Board in the case of the CEO, also determined the number of performance units to be awarded to each named executive officer, under which common shares are earned to the extent performance meets objectives established at the beginning of the performance period. The performance units are more particularly described in the Compensation Discussion and Analysis.

     Restrictions on restricted stock awards made to the named executive officers normally lapse, as long as the officer is then in our employ, in equal amounts on each of the five anniversaries of the date the award is made, except that: 70,000 shares awarded to Mr. McMullen in 2009 vest as follows: 15,000 shares on 6/25/2012, 20,000 shares on 6/25/2013, and 35,000 shares on 6/25/2014; and 30,000 shares awarded to Mr. Heldman in 2008 vest as follows: 6,000 shares on 6/26/2011, 12,000 shares on 6/26/2012, and 12,000 shares on 6/26/2013. Any dividends declared on Kroger common shares are payable on restricted stock. Nonqualified stock options granted to the named executive officers normally vest in equal amounts on each of the five anniversaries of the date of grant. Those options were granted at the fair market value of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of regularly scheduled Compensation Committee meetings conducted shortly following Kroger’s public release of its quarterly earnings results.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table discloses outstanding equity-based incentive compensation awards for the named executive officers as of the end of fiscal year 2011. Each outstanding award is shown separately. Option awards include performance-based nonqualified stock options. The vesting schedule for each award is described in the footnotes to this table. Market value of unvested shares is based on Kroger’s closing stock price of $24.30 on January 27, 2012, the last trading day of the 2011 fiscal year.

	Option Awards						Stock Awards
										Equity		Equity
				Equity						Incentive		Incentive
				Incentive						Plan		Plan
				Plan						Awards:		Awards:
				Awards:					Market	Number of		Market or
	Number of	Number of		Number of					Value of	Unearned		Payout Value
	Securities	Securities		Securities			Number of		Shares or	Shares,		of Unearned
	Underlying	Underlying		Underlying			Shares or		Units of	Units or		Shares,
	Unexercised	Unexercised		Unexercised	Option		Units of Stock		Stock That	Other		Units or
	Options	Options		Unearned	Exercise	Option	That Have		Have Not	Rights That		Other Rights
	(#)	(#)		Options	Price	Expiration	Not Vested		Vested	Have		That Have
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	Not Vested		Not Vested
David B. Dillon	70,000				$23.00	5/9/2012	22,000	(6)	$534,600
	35,000				$23.00	5/9/2012	46,000	(7)	$1,117,800
	210,000				$14.93	12/12/2012	69,000	(8)	$1,676,700
	300,000				$17.31	5/6/2014	69,000	(9)	$1,676,700
	300,000				$16.39	5/5/2015	106,350	(10)	$2,584,305
	240,000				$19.94	5/4/2016				15,525	(13)	$397,130
	176,000	44,000	(1)		$28.27	6/28/2017				19,143	(14)	$491,018
	135,000	90,000	(2)		$28.61	6/26/2018
	90,000	135,000	(3)		$22.34	6/25/2019
	46,000	184,000	(4)		$20.16	6/24/2020
		283,600	(5)		$24.74	6/23/2021

J. Michael Schlotman	40,000				$17.31	5/6/2014	2,000	(6)	$48,600
	40,000				$16.39	5/5/2015	4,000	(7)	$97,200
	20,000				$19.94	5/4/2016	6,000	(8)	$145,800
	16,000	4,000	(1)		$28.27	6/28/2017	7,500	(9)	$182,250
	12,000	8,000	(2)		$28.61	6/26/2018	17,115	(10)	$415,895
	8,000	12,000	(3)		$22.34	6/25/2019				1,688	(13)	$43,166
	5,000	20,000	(4)		$20.16	6/24/2020				3,081	(14)	$79,020
		45,640	(5)		$24.74	6/23/2021

W. Rodney McMullen	50,000				$23.00	5/9/2012	6,000	(6)	$145,800
	25,000				$23.00	5/9/2012	14,000	(7)	$340,200
	150,000				$14.93	12/12/2012	21,000	(8)	$510,300
	75,000				$17.31	5/6/2014	21,000	(9)	$510,300
	75,000				$16.39	5/5/2015	34,290	(10)	$833,247
	60,000				$19.94	5/4/2016	70,000	(11)	$1,701,000
	48,000	12,000	(1)		$28.27	6/28/2017				4,725	(13)	$120,866
	39,000	26,000	(2)		$28.61	6/26/2018				6,172	(14)	$158,317
	26,000	39,000	(3)		$22.34	6/25/2019
	14,000	56,000	(4)		$20.16	6/24/2020
		91,440	(5)		$24.74	6/23/2021

	Option Awards						Stock Awards
										Equity		Equity
				Equity						Incentive		Incentive
				Incentive						Plan		Plan
				Plan						Awards:		Awards:
				Awards:					Market	Number of		Market or
	Number of	Number of		Number of					Value of	Unearned		Payout Value
	Securities	Securities		Securities			Number of		Shares or	Shares,		of Unearned
	Underlying	Underlying		Underlying			Shares or		Units of	Units or		Shares,
	Unexercised	Unexercised		Unexercised	Option		Units of Stock		Stock That	Other		Units or
	Options	Options		Unearned	Exercise	Option	That Have		Have Not	Rights That		Other Rights
	(#)	(#)		Options	Price	Expiration	Not Vested		Vested	Have		That Have
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	Not Vested		Not Vested
Paul W. Heldman	26,667				$23.00	5/9/2012	2,500	(6)	$60,750
	13,333				$23.00	5/9/2012	5,000	(7)	$121,500
	80,000				$14.93	12/12/2012	7,500	(8)	$182,250
	40,000				$17.31	5/6/2014	9,000	(9)	$218,700
	40,000				$16.39	5/5/2015	16,275	(10)	$395,483
	25,000				$19.94	5/4/2016	24,000	(12)	$583,200
	20,000	5,000	(1)		$28.27	6/28/2017				2,025	(13)	$51,800
	15,000	10,000	(2)		$28.61	6/26/2018				2,930	(14)	$75,142
	10,000	15,000	(3)		$22.34	6/25/2019
	6,000	24,000	(4)		$20.16	6/24/2020
		43,400	(5)		$24.74	6/23/2021

Michael J. Donnelly	30,668				$14.93	12/12/2012	2,000	(6)	$48,600
	30,000				$17.31	5/6/2014	4,000	(7)	$97,200
	30,000				$16.39	5/5/2015	6,000	(8)	$145,800
	18,000				$19.94	5/4/2016	6,000	(9)	$145,800
	16,000	4,000	(1)		$28.27	6/28/2017	9,510	(10)	$231,093
	12,000	8,000	(2)		$28.61	6/26/2018	2,500	(10)	$60,750
	8,000	12,000	(3)		$22.34	6/25/2019				1,350	(13)	$34,533
	4,000	16,000	(4)		$20.16	6/24/2020				1,712	(14)	$43,908
		25,360	(5)		$24.74	6/23/2021
		10,000	(5)		$24.74	6/23/2021
____________________

(1)	Stock options vest on 6/28/2012.

(2)	Stock options vest in equal amounts on 6/26/2012 and 6/26/2013.

(3)	Stock options vest in equal amounts on 6/25/2012, 6/25/2013, and 6/25/2014.

(4)	Stock options vest in equal amounts on 6/24/2012, 6/24/2013, 6/24/2014, and 6/24/2015.

(5)	Stock options vest in equal amounts on 6/23/2012, 6/23/2013, 6/23/2014, 6/23/2015, and 6/23/2016.

(6)	Restricted stock vests on 6/28/2012.

(7)	Restricted stock vests in equal amounts on 6/26/2012 and 6/26/2013.

(8)	Restricted stock vests in equal amounts on 6/25/2012, 6/25/2013, and 6/25/2014.

(9)	Restricted stock vests in equal amounts on 6/24/2012, 6/24/2013, 6/24/2014, and 6/24/2015.

(10)	Restricted stock vests in equal amounts on 6/23/2012, 6/23/2013, 6/23/2014, 6/23/2015, and 6/23/2016.

(11)	Restricted stock vests as follows: 15,000 shares on 6/25/2012, 20,000 shares on 6/25/2013, and 35,000 shares on 6/25/2014.

(12)	Restricted stock vests as follows: 12,000 shares on 6/26/2012 and 12,000 shares on 6/26/2013.

(13)	Performance units are earned as of the last day of fiscal year 2012, to the extent performance goals are achieved. Because the awards are not currently determinable, the number of units and value as of fiscal year-end in the table reflect the probable outcome of such conditions, based on the previous year’s performance. The maximum number of units achievable and the value of the maximum number of units as of fiscal year-end if such maximum would be achieved are as follows: Dillon: 57,500 units; $1,470,850; Schlotman: 6,250 units; $159,875; McMullen: 17,500 units; $447,650; Heldman: 7,500 units; $191,850; Donnelly: 5,000 units; $127,900.

(14)	Performance units are earned as of the last day of fiscal year 2013, to the extent performance goals are achieved. Because the awards are not currently determinable, the number of units and value as of fiscal year-end in the table reflect the probable outcome of such conditions, based on the previous year’s performance. The maximum number of units achievable and the value of the maximum number of units as of fiscal year-end if such maximum would be achieved are as follows: Dillon: 70,900 units; $1,818,585; Schlotman: 11,410 units; $292,667; McMullen: 22,860 units; $586,359; Heldman: 10,850 units; $278,303; Donnelly: 6,340 units; $162,621.

     From 1997 through 2002, Kroger granted to the named executive officers performance-based nonqualified stock options. These options, having a term of ten years, vest six months prior to their date of expiration unless earlier vesting because Kroger’s stock price achieved the specified annual rate of appreciation set forth in the stock option agreement. That rate ranged from 13% to 16%. All performance-based options have vested, and those granted in 1997, 1998, 1999, 2000, and 2001 expired if not earlier exercised.

OPTION EXERCISES AND STOCK VESTED

     The following table provides the stock options exercised and restricted stock vested during 2011.

2011 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David B. Dillon	70,000	$3,150	109,250	$2,666,005
J. Michael Schlotman	30,000	$41,100	9,875	$241,038
W. Rodney McMullen			31,250	$762,925
Paul W. Heldman			26,250	$639,120
Michael J. Donnelly	70,446	$248,496	9,300	$227,022

     Options granted under our various long-term incentive plans have a ten-year life and expire if not exercised within that ten-year period.

PENSION BENEFITS

     The following table provides information on pension benefits as of 2011 year-end for the named executive officers.

2011 PENSION BENEFITS
		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
David B. Dillon	The Kroger Consolidated Retirement Benefit Plan	16	$646,261	$0
	The Kroger Co. Excess Benefit Plan	16	$8,060,580	$0
	Dillon Companies, Inc. Excess Benefit Pension Plan	20	$8,490,255	$0

J. Michael Schlotman	The Kroger Consolidated Retirement Benefit Plan	26	$793,457	$0
	The Kroger Co. Excess Benefit Plan	26	$3,142,364	$0

W. Rodney McMullen	The Kroger Consolidated Retirement Benefit Plan	26	$721,082	$0
	The Kroger Co. Excess Benefit Plan	26	$5,752,704	$0

Paul W. Heldman	The Kroger Consolidated Retirement Benefit Plan	29	$1,189,106	$0
	The Kroger Co. Excess Benefit Plan	29	$5,918,196	$0

Michael J. Donnelly	The Kroger Consolidated Retirement Benefit Plan	32	$186,805	$0
	Dillon Companies, Inc. Excess Benefit Pension Plan	32	$2,016,539	$0

     The named executive officers all participate in The Kroger Consolidated Retirement Benefit Plan (the “Consolidated Plan”), which is a qualified defined benefit pension plan. The Consolidated Plan generally determines accrued benefits using a cash balance formula, but retains benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of the named executive officers is eligible for these grandfathered benefits under the Consolidated Plan. Their benefits, therefore, are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon Companies, Inc. Pension Plan formula covering service to Dillon Companies, Inc.

     The named executive officers also are eligible to receive benefits under The Kroger Co. Excess Benefit Plan (the “Kroger Excess Plan”), and Messrs. Dillon and Donnelly also are eligible to receive benefits under the Dillon Companies, Inc. Excess Benefit Pension Plan (the “Dillon Excess Plan”). These plans are collectively referred to as the “Excess Plans.” The Excess Plans are each considered to be nonqualified deferred compensation plans as defined in Section 409A of the Internal Revenue Code. The purpose of the Excess Plans is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under qualified plans in accordance with the Internal Revenue Code.

     Each of the named executive officers will receive benefits under the Consolidated Plan and the Excess Plans, determined as follows:

  1½% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual bonus) during the last ten calendar years of employment, reduced by 1¼% times years of credited service multiplied by the primary social security benefit;

  normal retirement age is 65;

  unreduced benefits are payable beginning at age 62; and

  benefits payable between ages 55 and 62 will be reduced by ¹/3 of one percent for each of the first 24 months and by ½ of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.

     Although participants generally receive credited service beginning at age 21, those participants who commenced employment prior to 1986, including all of the named executive officers, began to accrue credited service after attaining age 25. In the event of a termination of employment, Messrs. Dillon and Heldman currently are eligible for a reduced early retirement benefit, as they each have attained age 55.

     Messrs. Dillon and Donnelly also participate in the Dillon Employees’ Profit Sharing Plan (the “Dillon Plan”). The Dillon Plan is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are then allocated to each participant’s account. Participation in the Dillon Plan was frozen effective January 1, 2001. Benefits under the Dillon Plan continue to accrue for Mr. Donnelly but do not do so for Mr. Dillon. Participants in the Dillon Plan elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Prior to July 1, 2000, participants could elect to make voluntary contributions under the Dillon Plan, but that option was discontinued effective as of July 1, 2000. Participants can elect to receive their Dillon Plan benefit in the form of either a lump sum payment or installment payments.

     Due to offset formulas contained in the Consolidated Plan and the Dillon Excess Plan, Messrs. Dillon and Donnelly’s accrued benefits under the Dillon Plan offset a portion of the benefit that would otherwise accrue for them under those plans for their service with Dillon Companies, Inc. Although benefits that accrue under defined contribution plans are not reportable under the accompanying table, we have added narrative disclosure of the Dillon Plan because of the offsetting effect that benefits under that plan has on benefits accruing under the Consolidated Plan and the Dillon Excess Plan.

     The assumptions used in calculating the present values are set forth in Note 13 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2011 ended January 28, 2012. The discount rate used to determine the present values is 4.55%, which is the same rate used at the measurement date for financial reporting purposes.

NONQUALIFIED DEFERRED COMPENSATION

     The following table provides information on nonqualified deferred compensation for the named executive officers for 2011.

2011 NONQUALIFIED DEFERRED COMPENSATION
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
David B. Dillon	$0	$0	$62,019	$0	$908,447
J. Michael Schlotman	$0	$0	$0	$0	$0
W. Rodney McMullen	$107,736 (1)	$0	$371,395	$0	$5,552,502
Paul W. Heldman	$0	$0	$58,982	$0	$981,496
Michael J. Donnelly	$0	$0	$18,523	$0	$284,312
____________________

(1)	This amount represents the deferral of annual bonus earned in fiscal year 2010 and paid in March 2011. This amount is included in the Summary Compensation Table for 2010.

     Eligible participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Internal Revenue Code Section 125 plan deductions, as well as 100% of their annual and long-term bonus compensation. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

DIRECTOR COMPENSATION

     The following table describes the fiscal year 2011 compensation for non-employee directors. Employee directors receive no compensation for their Board service.

2011 DIRECTOR COMPENSATION
							Change in
							Pension Value
							and
	Fees						Nonqualified
	Earned					Non-Equity	Deferred	All
	or Paid	Stock		Option		Incentive Plan	Compensation	Other
	in Cash	Awards		Awards		Compensation	Earnings	Compensation	Total
Name	($)	($)		($)		($)	($)	($)	($)
		(1)		(1)				(10)
Reuben V. Anderson	$74,806	$136,070	(2)	$39,346	(3)	—	— (7)	$189	$250,411
Robert D. Beyer	$86,775	$136,070	(2)	$39,346	(3)	—	$5,342 (8)	$189	$267,722
Susan J. Kropf	$84,781	$136,070	(2)	$39,346	(4)	—	N/A	$189	$260,386
John T. LaMacchia	$86,775	$136,070	(2)	$39,346	(3)	—	$378 (9)	$189	$262,758
David B. Lewis	$74,806	$136,070	(2)	$39,346	(3)	—	N/A	$189	$250,411
Jorge P. Montoya	$86,775	$136,070	(2)	$39,346	(4)	—	N/A	$189	$262,380
Clyde R. Moore	$74,806	$136,070	(2)	$39,346	(3)	—	— (7)	$189	$250,411
Susan M. Phillips	$84,780	$136,070	(2)	$39,346	(5)	—	$1,795 (8)	$189	$262,180
Steven R. Rogel	$74,806	$136,070	(2)	$39,346	(3)	—	N/A	$189	$250,411
James A. Runde	$74,806	$136,070	(2)	$39,346	(6)	—	N/A	$189	$250,411
Ronald L. Sargent	$96,749	$136,070	(2)	$39,346	(6)	—	$1,854 (8)	$189	$274,208
Bobby S. Shackouls	$116,697	$136,070	(2)	$39,346	(3)	—	N/A	$189	$292,302
____________________

(1)	These amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(2)	Aggregate number of stock awards outstanding at fiscal year end was 7,125 shares.

(3)	Aggregate number of stock options outstanding at fiscal year end was 56,000 shares.

(4)	Aggregate number of stock options outstanding at fiscal year end was 31,000 shares.

(5)	Aggregate number of stock options outstanding at fiscal year end was 46,000 shares.

(6)	Aggregate number of stock options outstanding at fiscal year end was 36,000 shares.

(7)	This amount reflects the change in pension value for the applicable directors. Only those directors elected to the Board prior to July 17, 1997 are eligible to participate in the outside director retirement plan. Mr. Anderson’s and Mr. Moore’s pension value each decreased by $2,000. In accordance with SEC rules, negative amounts are required to be disclosed, but not reflected in the sum of total compensation.

(8)	This amount reflects preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 5 to the Summary Compensation Table.

(9)	This amount reflects preferential earnings on nonqualified deferred compensation in the amount of $378. Mr. LaMacchia also participates in the outside director retirement plan, and his 2011 pension value is unchanged from 2010.

(10)	This amount reflects the value of gift cards in the amount of $75 and the cost to the Company per director for providing accidental death and dismemberment insurance coverage for non-employee directors in the amount of $114. These premiums are paid on an annual basis in February.

     Each non-employee director receives an annual retainer of $75,000. The chair of each committee receives an additional annual retainer of $12,000. Each member of the Audit Committee receives an additional annual retainer of $10,000. The director designated as the “Lead Director” receives an additional annual retainer of $20,000. Each non-employee director also has received annually, at the regularly scheduled Board meeting held in December, restricted stock and nonqualified stock option awards. Beginning in 2011, these awards were made at the regularly scheduled Board meeting held in June, as this is the date for general awards to be made to Kroger employees. Accordingly, on June 23, 2011, each non-employee director received 5,500 shares of restricted stock and an award of 6,500 nonqualified stock options.

     Non-employee directors first elected prior to July 17, 1997 receive a major medical plan benefit as well as an unfunded retirement benefit. The retirement benefit equals the average cash compensation for the five calendar years preceding retirement. Participants who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service, and 10% for each additional year up to a maximum of 100%. Benefits for participants who retire prior to age 70 begin at the later of actual retirement or age 65.

     We also maintain a deferred compensation plan, in which all non-employee members of the Board are eligible to participate. Participants may defer up to 100% of their cash compensation. They may elect from either or both of the following two alternative methods of determining benefits:

  interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and

  amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.

     In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participants at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

     The Board has determined that compensation of non-employee directors must be competitive on an on-going basis to attract and retain directors who meet the qualifications for service on Kroger’s Board. Non-employee director compensation will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     Kroger has no contracts, agreements, plans or arrangements that provide for payments to the named executive officers in connection with resignation, severance, retirement, termination, or change in control, except for those available generally to salaried employees. The Kroger Co. Employee Protection Plan, or KEPP, applies to all management employees and administrative support personnel who are not covered by a collective bargaining agreement, with at least one year of service, and provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger. For purposes of KEPP, a change in control occurs if:

  any person or entity (excluding Kroger’s employee benefit plans) acquires 20% or more of the voting power of Kroger;

  a merger, consolidation, share exchange, division, or other reorganization or transaction with Kroger results in Kroger’s voting securities existing prior to that event representing less than 60% of the combined voting power immediately after the event;

  Kroger’s shareholders approve a plan of complete liquidation or winding up of Kroger or an agreement for the sale or disposition of all or substantially all of Kroger’s assets; or

  during any period of 24 consecutive months, individuals at the beginning of the period who constituted Kroger’s Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

     Assuming that a change in control occurred on the last day of Kroger’s fiscal year 2011, and the named executive officers had their employment terminated, they would receive a maximum payment, or, in the case of group term life insurance, a benefit having a cost to Kroger, in the amounts shown below:

			Accrued
		Additional	and	Group
	Severance	Vacation and	Banked	Term Life	Tuition	Outplacement
Name	Benefit	Bonus	Vacation	Insurance	Reimbursement	Reimbursement
David B. Dillon	$4,680,000	$99,904	$694,624	$29	$5,000	$10,000
J. Michael Schlotman	$2,035,000	$36,875	$375,000	$29	$5,000	$10,000
W. Rodney McMullen	$3,220,000	$67,083	$525,000	$29	$5,000	$10,000
Paul W. Heldman	$2,248,000	$39,189	$213,180	$29	$5,000	$10,000
Michael J. Donnelly	$1,657,720	$29,901	$71,526	$29	$5,000	$10,000

     Each of the named executive officers also is entitled to continuation of health care coverage for up to 24 months at the same contribution rate as existed prior to the change in control. The cost to Kroger cannot be calculated, as Kroger self insures the health care benefit and the cost is based on the health care services utilized by the participant and eligible dependents.

     Under KEPP benefits will be reduced, to the extent necessary, so that payments to an executive officer will in no event exceed 2.99 times the officer’s average W-2 earnings over the preceding five years.

     Kroger’s change in control benefits under KEPP and under equity compensation awards are discussed further in the Compensation Discussion and Analysis section under the “Retirement and Other Benefits” heading.

COMPENSATION POLICIES AS THEY RELATE TO RISK MANAGEMENT

     Kroger’s compensation policies and practices for its employees are designed to attract and retain highly qualified and engaged employees, and to minimize risks that would have a material adverse effect on Kroger. One of these policies, the executive compensation recoupment policy, is more particularly described in the Compensation Discussion and Analysis. Kroger does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Kroger.

Beneficial Ownership of Common Stock

     As of February 17, 2012, Kroger’s directors, the named executive officers, and the directors and executive officers as a group, beneficially owned Kroger common shares as follows:

	Amount and Nature
	of
Name	Beneficial Ownership
Reuben V. Anderson	90,315	(1)
Robert D. Beyer	132,362	(1)
David B. Dillon	2,512,323	(2)(3)(4)
Michael J. Donnelly	202,763	(2)(3)
Paul W. Heldman	596,142	(2)(3)
Susan J. Kropf	31,550	(5)
John T. LaMacchia	103,150	(1)
David B. Lewis	66,275	(1)
W. Rodney McMullen	1,275,658	(2)(3)
Jorge P. Montoya	26,897	(5)
Clyde R. Moore	80,750	(1)
Susan M. Phillips	66,585	(6)
Steven R. Rogel	79,578	(1)
James A. Runde	40,050	(7)
Ronald L. Sargent	39,050	(7)
J. Michael Schlotman	264,945	(2)(3)
Bobby S. Shackouls	66,550	(1)
Directors and Executive Officers as a group (including those named above)	7,512,635	(2)(3)
____________________

(1)	This amount includes 36,800 shares that represent options that are or become exercisable on or before April 17, 2012.

(2)	This amount includes shares that represent options that are or become exercisable on or before April 17, 2012, in the following amounts: Mr. Dillon, 1,602,000; Mr. Donnelly, 148,668; Mr. Heldman, 276,000; Mr. McMullen, 562,000; Mr. Schlotman, 141,000; and all directors and executive officers as a group, 4,230,734.

(3)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.

(4)	This amount includes 87,618 shares owned by Mr. Dillon’s wife, 18,008 shares in his children’s trust and 173,413 shares held in trust by his wife. Mr. Dillon disclaims beneficial ownership of these shares.

(5)	This amount includes 11,800 shares that represent options that are or become exercisable on or before April 17, 2012.

(6)	This amount includes 26,800 shares that represent options that are or become exercisable on or before April 17, 2012.

(7)	This amount includes 16,800 shares that represent options that are or become exercisable on or before April 17, 2012.

     No director or officer owned as much as 1% of the common shares of Kroger. The directors and executive officers as a group beneficially owned 1% of the common shares of Kroger.

     No director or officer owned Kroger common shares pledged as security.

     As of February 17, 2012, the following reported beneficial ownership of Kroger common shares based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

		Amount and
		Nature of	Percentage
Name	Address of Beneficial Owner	Ownership	of Class
BlackRock, Inc.	55 East 52nd Street	43,422,288	7.55%
	New York, NY 10055

The Kroger Co. Savings Plan	1014 Vine Street	30,449,997 (1)	5.4%
	Cincinnati, OH 45202
____________________

(1)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Those officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of forms received by Kroger, and any written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during fiscal year 2011 all filing requirements applicable to our officers, directors and 10% beneficial owners were timely satisfied.

RELATED PERSON TRANSACTIONS

     Pursuant to our Statement of Policy with Respect to Related Person Transactions and the rules of the SEC, Kroger has the following related person transactions, which were approved by Kroger’s Audit Committee, to disclose:

  During fiscal year 2011, Kroger entered into a series of purchase transactions with Staples, Inc., totaling approximately $12.2 million. This amount represents substantially less than 2% of Staples’ annual consolidated gross revenue. The vast majority of this amount, which Kroger awards from time to time pursuant to a competitive bid process, represents purchases of office supplies and equipment that previously had been made from Corporate Express until its acquisition by Staples in July 2008. Kroger’s relationship with Corporate Express existed prior to its acquisition by Staples. Ronald L. Sargent, a member of Kroger’s Board of Directors, is Chairman and Chief Executive Officer of Staples.

     Director independence is discussed above under the heading “Information Concerning the Board of Directors.” Kroger’s policy on related person transactions is as follows:

STATEMENT OF POLICY
WITH RESPECT TO
RELATED PERSON TRANSACTIONS

A. INTRODUCTION

     It is the policy of Kroger’s Board of Directors that any Related Person Transaction may be consummated or may continue only if the Committee approves or ratifies the transaction in accordance with the guidelines set forth in this policy. The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Person Transactions.

     For the purposes of this policy, a “Related Person” is:

1.	any person who is, or at any time since the beginning of Kroger’s last fiscal year was, a director or executive officer of Kroger or a nominee to become a director of Kroger;

2.	any person who is known to be the beneficial owner of more than 5% of any class of Kroger’s voting securities; and

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

     For the purposes of this policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) since the beginning of Kroger’s last fiscal year in which Kroger (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

     Notwithstanding the foregoing, the Audit Committee has reviewed the following types of transactions and has determined that each type of transaction is deemed to be pre-approved, even if the amount involved exceeds $120,000.

1.	Certain Transactions with Other Companies. Any transaction for property or services in the ordinary course of business involving payments to or from another company at which a Related Person’s only relationship is as an employee (including an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of that company’s annual consolidated gross revenues.

2.	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by Kroger (or one of its foundations) to a charitable organization, foundation, university or other not for profit organization at which a Related Person’s only relationship is as an employee (including an executive officer) or as a director, if the aggregate amount involved does not exceed $250,000 or 5 percent, whichever is lesser, of the charitable organization’s latest publicly available annual consolidated gross revenues.

3.	Transactions where all Shareholders Receive Proportional Benefits. Any transaction where the Related Person’s interest arises solely from the ownership of Kroger common stock and all holders of Kroger common stock received the same benefit on a pro rata basis.

4.	Executive Officer and Director Compensation. (a) Any employment by Kroger of an executive officer if the executive officer’s compensation is required to be reported in Kroger’s proxy statement, (b) any employment by Kroger of an executive officer if the executive officer is not an immediate family member of a Related Person and the Compensation Committee approved (or recommended that the Board approve) the executive officer’s compensation, and (c) any compensation paid to a director if the compensation is required to be reported in Kroger’s proxy statement.

5.	Other Transactions. (a) Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids, (b) any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (c) any transaction with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

B. AUDIT COMMITTEE APPROVAL

     In the event management becomes aware of any Related Person Transactions that are not deemed pre-approved under paragraph A of this policy, those transactions will be presented to the Committee for approval at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee (who will possess delegated authority to act between Committee meetings) subject to ratification by the Committee at its next regular meeting. If advance approval of a Related Person Transaction is not feasible, then the Related Person Transaction will be presented to the Committee for ratification at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee for ratification, subject to further ratification by the Committee at its next regular meeting.

     In connection with each regular Committee meeting, a summary of each new Related Person Transaction deemed pre-approved pursuant to paragraphs A(1) and A(2) above will be provided to the Committee for its review.

     If a Related Person Transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the Related Person. Thereafter, the Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

     The Committee (or the Chair) will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Kroger and its shareholders, as the Committee (or the Chair) determines in good faith in accordance with its business judgment.

     No director will participate in any discussion or approval of a Related Person Transaction for which he or she, or an immediate family member (as defined above), is a Related Person except that the director will provide all material information about the Related Person Transaction to the Committee.

C. DISCLOSURE

     Kroger will disclose all Related Person Transactions in Kroger’s applicable filings as required by the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules.

AUDIT COMMITTEE REPORT

     The primary function of the Audit Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company’s annual proxy statement. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at http://www.thekrogerco.com/documents/GuidelinesIssues.pdf. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held five meetings during fiscal year 2011. The Audit Committee meets separately with the Company’s internal auditor and PricewaterhouseCoopers LLP, the Company’s independent public accountants, without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also meets separately with the Company’s Chief Financial Officer and General Counsel when needed. Following these separate discussions, the Audit Committee meets in executive session.

     Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended January 28, 2012, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 28, 2012, and PricewaterhouseCoopers’ evaluation of the Company’s internal control over financial reporting as of that date. The Audit Committee has also discussed with the independent public accountants the matters that the independent public accountants must communicate to the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board.

     With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountants’ communications with the Audit Committee concerning independence. The Audit Committee has reviewed and approved in advance all services provided to the Company by PricewaterhouseCoopers LLP. The Audit Committee conducted a review of services provided by PricewaterhouseCoopers LLP which included an evaluation by management and members of the Audit Committee.

     Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2012, as filed with the SEC.

     This report is submitted by the Audit Committee.

Ronald L. Sargent, Chair
Susan J. Kropf
Susan M. Phillips
Bobby S. Shackouls

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(ITEM NO. 2)

     The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

     As discussed earlier in our Compensation Discussion and Analysis, our compensation philosophy is to:

  make total compensation competitive;

  include opportunities for equity ownership as part of compensation; and

  use incentive compensation to help drive performance by providing superior pay for superior results.

     Furthermore, as previously disclosed, an increased percentage of total potential compensation is performance-based as opposed to time-based as half of the compensation previously awarded to the named executive officers as restricted stock (and earned based on the passage of time) is now only earned to the extent that performance goals are achieved. In addition, annual and long-term cash bonuses are performance-based and earned only to the extent that performance goals are achieved. In tying a large portion of executive compensation to achievement of short-term and long-term strategic and operational goals, we seek to closely align the interests of our named executive officers with the interests of our shareholders.

     The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of our Board of Directors is responsible for establishing executive compensation. In so doing that Committee will consider, along with all other relevant factors, the results of this vote.

     The affirmative vote of a majority of the shares present and represented in person or by proxy is required to approve this proposal. Broker non-votes and abstentions will have no effect on the outcome of this vote.

     We ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

SELECTION OF AUDITORS
(ITEM NO. 3)

     The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 7, 2012, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending February 2, 2013. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as Kroger’s independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of Kroger and its shareholders.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

DISCLOSURE OF AUDITOR FEES

     The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP related to the fiscal years ended January 28, 2012 and January 29, 2011:

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$4,163,571	$4,035,300
Audit-Related Fees	—	—
Tax Fees	75,819	140,476
All Other Fees	—	—
Total	$4,239,390	$4,175,776

     Audit Fees for the years ended January 28, 2012 and January 29, 2011, respectively, were for professional services rendered for the audits of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with the review of documents filed with the SEC.

     Audit-Related Fees. We did not engage PricewaterhouseCoopers LLP for any audit-related services for the years ended January 28, 2012 and January 29, 2011.

     Tax Fees for the year ended January 28, 2012 were for an analysis of sales tax, and tax fees for the year ended January 29, 2011 were for an analysis of Kroger’s contribution of inventory to non-profit entities.

     All Other Fees. We did not engage PricewaterhouseCoopers LLP for other services for the years ended January 28, 2012 and January 29, 2011.

     The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On March 7, 2012, the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of fiscal year 2012 that are related to the audit of Kroger or involve the audit itself. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

     PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

SHAREHOLDER PROPOSAL
(ITEM NO. 4)

     We have been notified by six shareholders, the names and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at Kroger’s executive offices, that they intend to propose the following resolution at the annual meeting:

KROGER COMPANY – HUMAN RIGHTS STANDARDS

     Whereas, we believe Kroger purchases significant amounts of produce, such as tomatoes, and

     Whereas, the United States Department of Justice has successfully prosecuted several cases of modern-day slavery in the U.S. agricultural industry since 1996, involving over 1,000 workers, (see, for example, US v. Ramos; US v. Lee; US v. Flores; US v. Cuello; U.S. v. Navarrete) and there are additional modern-day slavery cases involving agricultural workers in the U.S. currently under federal prosecution (see, for example, US v. Bontemps, US v. Global Horizons), and

     Whereas, there is increasing public awareness and media coverage of modern-day slavery, sweatshop conditions and abuses that many agricultural workers face, and

     Whereas, we believe violations of human rights in Kroger’s supply chain can lead to negative publicity, public protests, and a loss of consumer confidence that can have a negative impact on shareholder value, and

     Whereas, Kroger’s current vendor Code of Conduct is based heavily on compliance with the law, and U.S. agricultural workers are excluded from many labor laws that apply to other U.S. workers (for example, National Labor Relations Act of 1935, 29 U.S.C. § 151 et seq.; portions of the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, 213), and

     Whereas, other multi-national corporations, including other large produce purchasers, have implemented enforceable and meaningful codes of conduct for their supply chains based on international human rights standards, such as the International Labor Organization’s (“ILO”) standards, and

     Whereas, in our opinion as shareholders, enforceable human rights codes of conduct based on the ILO’s Declaration on Fundamental Principles and Rights at Work and other conventions and are essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.

     Therefore, be it resolved that the shareholders urge the Board of Directors to adopt, implement, and enforce a revised company-wide Code of Conduct, inclusive of suppliers and sub-contractors, based on the International Labor Organization’s (“ILO”) Declaration on Fundamental Principles and Rights at Work and the following other relevant ILO conventions:

*	Employment shall be freely chosen. There shall be no use of forced labor, including bonded or voluntary prison labor (ILO Conventions 29 and 105);

*	Workers are entitled to overtime pay when working more than 8 hours per day (ILO Convention 1);

*	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 11, 87, 98, 110);

*	Worker representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions (ILO Convention 135).

     The Board should also prepare a report at reasonable cost to shareholders and the public concerning the implementation and enforcement of this policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Kroger recognizes the importance of ensuring basic human rights are recognized by those seeking to do business with us. As such, Kroger has in place a comprehensive code of conduct that is applicable to those that furnish goods or services to us, as well as their contractors. That code of conduct has been published and is available on our website at www.kroger.com. While Kroger’s code of conduct for vendors covers the issues addressed by the proposal, it is substantially more comprehensive. Our existing code of conduct requires compliance with all applicable labor laws, regulations, and orders, including the Fair Labor Standards Act. In addition, the code of conduct:

  Prohibits child, indentured, involuntary, or prison labor;

  Prohibits exposing workers to unreasonably hazardous, unsafe, or unhealthy conditions;

  Prohibits unlawful discrimination;

  Requires the workplace to be free from harassment;

  Requires workers to be treated fairly, with dignity and respect;

  Requires that wages meet or exceed legal and industry standards;

  Requires that U.S. workers be eligible for employment in the U.S.;

  Prohibits bribes and conduct that appears improper or may result in a conflict of interest;

  Requires compliance with the U.S. Foreign Corrupt Practices Act; and

  Requires maintenance of records (that must be furnished to us upon request) evidencing compliance with the code.

     The proponents request that Kroger adopt a revised code of conduct, applicable to all suppliers and contractors, that provides for the following:

  Employment is to be freely chosen, without the use of forced labor;

  Workers are entitled to overtime pay when working more than eight hours per day;

  Workers have a right to form and join unions and to collectively bargain; and

  Worker representatives are to be free from discrimination and have access to the workplace.

     Kroger has developed its own code of conduct that not only deals with the basic tenets of the shareholder proposal, but also requires those that do business with us to respect their workers’ basic human rights in other respects not covered by the proposal. We believe that our existing code of conduct is appropriate and comprehensive, and that adoption of the proposal is unnecessary.

SHAREHOLDER PROPOSAL
(ITEM NO. 5)

     We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at Kroger’s executive offices, that it intends to propose the following resolution at the annual meeting:

PRODUCER RESPONSIBILITY FOR PACKAGING

     WHEREAS product packaging is a significant consumer of natural resources and energy, and a major source of waste and greenhouse gas (GHG) emissions. More than half of U.S. produce packaging – 37 million tons – is discarded in landfills or burned rather than recycled.

     Packaging comprises more than one-half of all U.S. landfill waste. Nestle Waters North America says plastic bottles are the largest contributor to its carbon foot print; Coca-Cola Co. reports packaging is the largest part of the carbon footprint of several products. A recent analysis of U.S. Environmental Protection Agency data estimates that the energy needed to produce and dispose of products and packaging accounts for 44% of total U.S. GHG emissions. Decaying paper packaging in landfills forms methane, whose greenhouse warming potential is 72 times more potent than CO2. Metal and plastic packaging has large embodied energy and emissions profiles because of the high costs of producing those packages from mining/smelting and petroleum respectively.

     Extended Producer Responsibility (EPR) is a corporate and public policy that shifts accountability for collection and recycling from consumers and governments to producers. For instance, Coca-Cola, PepsiCo and Nestle Waters North America have each made public commitments to recycle a majority of beverage containers sold over the next six to eight years.

     In many other countries, consumer packaged goods companies are responsible for post-consumer packaging. Companies operating in Europe and Canada are required to pay some or all costs for packaging collection and recycling. More than half of Organization for Economic Cooperation and Development member countries have EPR packaging systems in place. In Ontario, Canada, producers pay half of packaging collection and recycling costs. EPR programs in Austria, Belgium and Germany recover far higher rates of packaging than the U.S. EPR laws in 24 U.S. states already mandate producer responsibility for collection and recycling of consumer electronics.

     Producers control design and marketing decisions, and so are best positioned to reduce the overall environmental impact of product packaging and internalize costs. Increased recycling of packaging can yield strong environmental benefits, leading to more efficient use of materials, reduced extraction of natural resources, and fewer GHG and toxic emissions. EPR mandates can create new economic markets for packaging. Increased economic incentives to recycle more types of packaging will keep it from flowing into waterways and oceans where it imperils marine life.

     BE IT RESOLVED THAT Shareowners of The Kroger Co. request that the board of directors issue a report at reasonable cost, omitting confidential information, by Sept. 1, 2012 assessing the feasibility of adopting a policy of Extended Producer Responsibility for post-consumer product packaging as a means of reducing carbon emissions and air and water pollution resulting from the company’s business practices, and describing efforts by the company to implement this strategy.

     Supporting Statement: Proponents believe policy options reviewed in the report should include taking responsibility for post-consumer package recycling, and participating in development of producer financed and managed EPR systems.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Kroger shares the proponent’s concerns regarding waste reduction and recognizes the important role it plays as a good steward of the environment. We have numerous sustainability initiatives in place to preserve our natural resources and to conserve energy. For instance, the company recycled more than 25 million pounds of plastic waste, from bags and plastic film, in 2011. The company also recycles more than a billion pounds of cardboard each year. Most importantly, we’ve pioneered the Perishable Donations Partnership, which enables the donation of more than 40 million pounds of safe, wholesome food to Feeding America food banks to fight hunger in local communities. By implementing innovative methods of donating these food items, Kroger is reducing the amount of waste being sent to landfills. For each of the past several years we have published online The Kroger Co. Public Responsibilities Report and our annual Sustainability Report that highlight the company’s sustainability initiatives and waste reduction efforts in greater detail.

     This proposal requests that Kroger take additional steps to report on the feasibility of adopting a policy of “Extended Producer Responsibility,” or EPR. The resolution provides no guidance regarding proponent’s view of the requirements of a company-adopted EPR policy.

     Kroger supports efforts to reduce waste in the supply chain, as described above and in our various sustainability reports. It would be inappropriate, however, to support a policy that is not clearly defined. We believe our support for waste reduction efforts in our supply chain are significant and meaningful.

     Kroger is familiar with various EPR proposals in states and laws in other countries that require retailers and manufacturers to pay substantial taxes and fees related to waste disposal. The proposals vary in detail and implementation, and while we do assess new laws and regulations for their feasibility, cost and requirements, to do so for each individual EPR proposal at the federal, state, and international level would require significant resources that could be allocated more wisely in the best interests of shareholders.

     Kroger often is asked to take a position on legislation or regulatory proposals. While occasionally we will communicate to federal, state and local officials our positions on specific policy issues, we believe it is premature to offer an official position statement on EPR legislative and regulatory proposals without first carefully examining the specifics of each individual law or regulation and how it would affect our customers and our business.

——————

     SHAREHOLDER PROPOSALS – 2013 ANNUAL MEETING. Shareholder proposals intended for inclusion in our proxy material relating to Kroger’s annual meeting in June 2013 should be addressed to the Secretary of Kroger and must be received at our executive offices not later than January 11, 2013. These proposals must comply with the proxy rules established by the SEC. In addition, the proxy solicited by the Board of Directors for the 2013 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless we are provided with notice of the proposal on or before March 28, 2013. Please note, however, that Kroger’s Regulations require a minimum of 45 days’ advance notice to Kroger in order for a matter to be brought before shareholders at the annual meeting. As a result, any attempt to present a proposal without notifying Kroger on or before March 30, 2013, will be ruled out of order and will not be permitted.

——————

     Attached to this Proxy Statement is Kroger’s 2011 Annual Report which includes a brief description of Kroger’s business, including the general scope and nature thereof during 2011, together with the audited financial information contained in our 2011 report to the SEC on Form 10-K. A copy of that report is available to shareholders on request by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov.

     The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,
Paul W. Heldman, Secretary

___________

2011 ANNUAL REPORT

___________

FINANCIAL REPORT 2011

Management’s Responsibility for Financial Reporting

     The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

     The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of the shareholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

     Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in The Kroger Co. Policy on Business Ethics, which is publicized throughout the Company and available on the Company’s website at www.thekrogerco.com. The Kroger Co. Policy on Business Ethics addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. With the participation of the Chief Executive Officer and the Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management has concluded that the Company’s internal control over financial reporting was effective as of January 28, 2012.

David B. Dillon	J. Michael Schlotman
Chairman of the Board and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer

SELECTED FINANCIAL DATA

	Fiscal Years Ended
	January 28,	January 29,	January 30,	January 31,	February 2,
	2012	2011	2010	2009	2008
	(52 weeks)	(52 weeks)*	(52 weeks)*	(52 weeks)*	(52 weeks)*
	(In millions, except per share amounts)
Sales	$90,374	$82,049	$76,609	$76,063	$70,261
Net earnings including noncontrolling
interests	596	1,133	57	1,250	1,224
Net earnings attributable to
The Kroger Co.	602	1,116	70	1,249	1,209
Net earnings attributable to
The Kroger Co. per diluted
common share	1.01	1.74	0.11	1.89	1.73
Total assets	23,476	23,505	23,126	23,290	22,372
Long-term liabilities, including obligations
under capital leases and financing
obligations	10,405	10,137	10,473	10,311	8,696
Total Shareowners’ equity –
The Kroger Co.	3,981	5,296	4,852	5,225	4,962
Cash dividends per common share	0.43	0.39	0.365	0.345	0.29

*	Certain prior year amounts have been revised or reclassified to conform to the current year presentation. For further information, see Note 1 to the Consolidated Financial Statements.

COMMON STOCK PRICE RANGE

	2011		2010
Quarter	High	Low	High	Low
1st	$25.48	$21.29	$23.76	$20.95
2nd	$25.85	$21.52	$22.50	$19.08
3rd	$23.78	$21.14	$23.47	$19.67
4th	$24.83	$21.68	$24.14	$20.53

Main trading market: New York Stock Exchange (Symbol KR) Number of shareholders of record at year-end 2011: 35,026 Number of shareholders of record at March 23, 2012: 34,573

     During 2010, the Company paid three quarterly dividends of $0.095 and one quarterly dividend of $0.105. During 2011, the Company paid three quarterly dividends of $0.105 and one quarterly dividend of $0.115. On March 1, 2012, the Company paid a quarterly dividend of $0.115 per share. On March 8, 2012, the Company announced that its Board of Directors has declared a quarterly dividend of $0.115 per share, payable on June 1, 2012, to shareholders of record at the close of business on May 15, 2012.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the five-year cumulative total shareholder return on Kroger’s common shares, based on the market price of the common shares and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and a peer group composed of food and drug companies.

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN*
Among The Kroger Co., the S&P 500, and Peer Group**

	Base	INDEXED RETURNS
	Period	Years Ending
Company Name/Index	2006	2007	2008	2009	2010	2011
The Kroger Co.	100	101.59	89.10	86.28	87.25	101.44
S&P 500 Index	100	98.20	59.54	79.27	96.86	102.02
Peer Group	100	103.04	83.68	103.67	112.55	118.29

     Kroger’s fiscal year ends on the Saturday closest to January 31.
____________________

*	Total assumes $100 invested on February 3, 2007, in The Kroger Co., S&P 500 Index, and the Peer Group, with reinvestment of dividends.

**	The Peer Group consists of Costco Wholesale Corp., CVS Corp, Delhaize Group SA (ADR), Great Atlantic & Pacific Tea Company, Inc., Koninklijke Ahold NV (ADR), Safeway, Inc., Supervalu Inc., Target Corp., Tesco plc, Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc.

     Data supplied by Standard & Poor’s.

     The foregoing Performance Graph will not be deemed incorporated by reference into any other filing, absent an express reference thereto.

ISSUER PURCHASES OF EQUITY SECURITIES

			Total Number of	Maximum Dollar
			Shares	Value of Shares
			Purchased as	that May Yet Be
			Part of Publicly	Purchased Under
	Total Number	Average	Announced	the Plans or
	of Shares	Price Paid	Plans or	Programs (3)
Period (1)	Purchased	Per Share	Programs (2)	(in millions)
First period - four weeks
November 6, 2011 to December 3, 2011	6,105,778	$22.55	6,105,778	$585
Second period - four weeks
December 4, 2011 to December 31, 2011	3,605,358	$23.78	3,605,358	$512
Third period – four weeks
January 1, 2012 to January 28, 2012	2,045,143	$24.22	2,045,143	$475
Total	11,756,279	$23.21	11,756,279	$475
____________________

(1)	The reported periods conform to the Company’s fiscal calendar composed of thirteen 28-day periods. The fourth quarter of 2011 contained three 28-day periods.

(2)	Shares were repurchased under (i) a $1 billion share repurchase program, authorized by the Board of Directors and announced on September 15, 2011, and (ii) a program announced on December 6, 1999, to repurchase common shares to reduce dilution resulting from our employee stock option and long-term incentive plans, which program is limited to proceeds received from exercises of stock options and the tax benefits associated therewith. The programs have no expiration date but may be terminated by the Board of Directors at any time. Total shares purchased include shares that were surrendered to the Company by participants under the Company’s long-term incentive plans to pay for taxes on restricted stock awards.

(3)	The amounts shown in this column reflect amounts remaining under the $1 billion share repurchase program referenced in clause (i) of Note 2 above. Amounts to be invested under the program utilizing option exercise proceeds are dependent upon option exercise activity.

BUSINESS

     The Kroger Co. was founded in 1883 and incorporated in 1902. As of January 28, 2012, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes some of the food for sale in its supermarkets. The Company’s principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202, and its telephone number is (513) 762-4000. The Company maintains a web site (www.thekrogerco.com) that includes additional information about the Company. The Company makes available through its web site, free of charge, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and its interactive data files, including amendments. These forms are available as soon as reasonably practicable after the Company has filed them with, or furnished them electronically to, the SEC.

     The Company’s revenues are earned and cash is generated as consumer products are sold to customers in its stores. The Company earns income predominantly by selling products at price levels that produce revenues in excess of its costs to make these products available to its customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. The Company’s fiscal year ends on the Saturday closest to January 31.

EMPLOYEES

     As of January 28, 2012, the Company employed approximately 339,000 full- and part-time employees. A majority of the Company’s employees are covered by collective bargaining agreements negotiated with local unions affiliated with one of several different international unions. There are approximately 300 such agreements, usually with terms of three to five years.

     During 2012, the Company will negotiate major labor contracts covering store employees in Memphis, Las Vegas, Dayton and Columbus, Ohio, Indianapolis, Louisville, Nashville, Phoenix and Portland. These negotiations will be challenging as the Company seeks competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care. In these negotiations, we will also need to address the underfunding of our multi-employer pension plans.

STORES

     As of January 28, 2012, the Company operated, either directly or through its subsidiaries, 2,435 supermarkets and multi-department stores, 1,090 of which had fuel centers. Approximately 45% of these supermarkets were operated in Company-owned facilities, including some Company-owned buildings on leased land. The Company’s current strategy emphasizes self-development and ownership of store real estate. The Company’s stores operate under several banners that have strong local ties and brand recognition. Supermarkets are generally operated under one of the following formats: combination food and drug stores (“combo stores”); multi-department stores; marketplace stores; or price impact warehouses.

     The combo stores are the primary food store format. They typically draw customers from a 2 – 2½ mile radius. The Company believes this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including natural food and organic sections, pharmacies, general merchandise, pet centers and high-quality perishables such as fresh seafood and organic produce.

     Multi-department stores are significantly larger in size than combo stores. In addition to the departments offered at a typical combo store, multi-department stores sell a wide selection of general merchandise items such as apparel, home fashion and furnishings, electronics, automotive products, toys and fine jewelry.

     Marketplace stores are smaller in size than multi-department stores. They offer full-service grocery and pharmacy departments as well as an expanded general merchandise area that includes outdoor living products, electronics, home goods and toys.

     Price impact warehouse stores offer a “no-frills, low cost” warehouse format and feature everyday low prices plus promotions for a wide selection of grocery and health and beauty care items. Quality meat, dairy, baked goods and fresh produce items provide a competitive advantage. The average size of a price impact warehouse store is similar to that of a combo store.

     In addition to the supermarkets, as of January 28, 2012, the Company operated through subsidiaries 791 convenience stores and 348 fine jewelry stores. All of our fine jewelry stores located in malls are operated in leased locations. In addition, 83 convenience stores were operated through franchise agreements. Approximately 51% of the convenience stores operated by subsidiaries were operated in Company-owned facilities. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

SEGMENTS

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent over 99% of the Company’s consolidated sales and EBITDA, are its only reportable segment. The Company’s retail operating divisions have been aggregated into one reportable segment due to the operating divisions having similar economic characteristics with similar long-term financial performance. In addition, the Company’s operating divisions offer to its customers similar products, have similar distribution methods, operate in similar regulatory environments, purchase the majority of the Company’s merchandise for retail sale from similar (and in many cases identical) vendors on a coordinated basis from a centralized location, serve similar types of customers, and are allocated capital from a centralized location. The Company’s operating divisions reflect the manner in which the business is managed and how the Company’s Chief Executive Officer and Chief Operating Officer, who act as the Company’s Chief Operating Decision Makers, assess performance internally. All of the Company’s operations are domestic. Revenues, profit and losses, and total assets are shown in the Company’s Consolidated Financial Statements set forth in Item 8 below.

MERCHANDISING AND MANUFACTURING

     Corporate brand products play an important role in the Company’s merchandising strategy. Our supermarkets, on average, stock approximately 11,000 private label items. The Company’s corporate brand products are produced and sold in three “tiers.” Private Selection is the premium quality brand designed to be a unique item in a category or to meet or beat the “gourmet” or “upscale” brands. The “banner brand” (Kroger, Ralphs, King Soopers, etc.), which represents the majority of the Company’s private label items, is designed to satisfy customers with quality products. Before Kroger will carry a banner brand product we must be satisfied that the product quality meets our customers’ expectations in taste and efficacy, and we guarantee it. Kroger Value is the value brand, designed to deliver good quality at a very affordable price.

     Approximately 40% of the corporate brand units sold are produced in the Company’s manufacturing plants; the remaining corporate brand items are produced to the Company’s strict specifications by outside manufacturers. The Company performs a “make or buy” analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of January 28, 2012, the Company operated 39 manufacturing plants. These plants consisted of 17 dairies, 10 deli or bakery plants, five grocery product plants, three beverage plants, two meat plants and two cheese plants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OUR BUSINESS

     The Kroger Co. was founded in 1883 and incorporated in 1902. It is one of the nation’s largest retailers, as measured by revenue, operating 2,435 supermarket and multi-department stores under two dozen banners including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. Of these stores, 1,090 have fuel centers. We also operate 791 convenience stores, either directly or through franchisees, and 348 fine jewelry stores.

     Kroger operates 39 manufacturing plants, primarily bakeries and dairies, which supply approximately 40% of the corporate brand units sold in our retail outlets.

     Our revenues are earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominately by selling products at price levels that produce revenues in excess of the costs we incur to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. Our retail operations, which represent over 99% of Kroger’s consolidated sales and EBITDA, are our only reportable segment.

OUR 2011 PERFORMANCE

     We achieved solid results in 2011. Our results reflect the balance we seek to achieve across our business including positive identical sales growth, increases in loyal household count, good cost control, as well as growth in earnings and earnings per diluted share. Our 2011 net earnings were $602 million or $1.01 per diluted share. The results included a charge related to the consolidation of multi-employer pension plans to which we contribute totaling $953 million, pre-tax ($591 million after-tax). Excluding the charge, our adjusted net earnings were $1.2 billion or $2.00 per diluted share. Our identical supermarket sales increased by 4.9%, excluding fuel. We have achieved 33 consecutive quarters of positive identical sales growth, excluding fuel. As we continue to outpace many of our competitors on identical sales growth, we continue to gain market share. We focus on identical supermarket sales growth, excluding fuel, because our business model emphasizes this primary component, and identical sales generate earnings and free cash flow that reward our shareholders.

     Increasing market share is an important part of our long-term strategy as it best reflects how our products and services resonate with customers. Market share growth allows us to spread the fixed costs in our business over a wider revenue base. Our fundamental operating philosophy is to maintain and increase market share by offering customers good prices and superior products and service. Based on Nielsen Homescan Data, our estimated market share increased in total by approximately 50 basis points in 2011 across our 19 marketing areas outlined by the Nielsen report. This information also indicates that our market share increased in 13 of the marketing areas and declined in six. Wal-Mart supercenters are a primary competitor in 17 of our 19 marketing areas. Our overall market share grew by approximately 40 basis points in 2011 in those 17 marketing areas. Nielsen Homescan Data is generated by customers who self-report their grocery purchases to Nielsen, regardless of retail channel or grocery outlet. These market share results reflect our long-term strategy of market share growth.

RESULTS OF OPERATIONS

     The following discussion summarizes our operating results for 2011 compared to 2010 and for 2010 compared to 2009. Comparability is affected by income and expense items that fluctuated significantly between and among the periods.

   Net Earnings

     Net earnings totaled $602 million in 2011, $1.1 billion in 2010 and $70 million in 2009. The net earnings for 2011 include the UFCW consolidated pension plan charge totaling $591 million, after-tax. The net earnings for 2010 include a non-cash goodwill impairment charge totaling $12 million, after-tax, related to a small number of stores. The net earnings for 2009 include non-cash asset impairment charges totaling $1.05 billion, after-tax, related to a division in southern California. The 2009 impairment charge primarily resulted from the write-off of the Ralphs division goodwill balance. Excluding these charges for 2011, 2010 and 2009, adjusted net earnings were $1.2 billion in 2011 and $1.1 billion in both 2010 and 2009. 2011 adjusted net earnings improved, compared to 2010, due to an increase in FIFO non-fuel operating profit, lower interest expense, favorable resolutions for certain tax issues, and higher retail fuel margins, partially offset by a LIFO charge of $216 million (pre-tax), compared to a LIFO charge of $57 million (pre-tax) in 2010. 2010 adjusted net earnings improved, compared to 2009, due to lower interest expense, favorable resolutions for certain tax issues and higher retail fuel margins, partially offset by decreased non-fuel operating profit.

     2011 net earnings per diluted share totaled $1.01, and adjusted net earnings per diluted share in 2011 totaled $2.00, which excludes the UFCW consolidated pension plan charge. 2010 net earnings per diluted share totaled $1.74, and adjusted net earnings per diluted share in 2010 totaled $1.76, which excludes the $0.02 per diluted share for the non-cash goodwill impairment charge. Net earnings per diluted share was $0.11 in 2009, and adjusted net earnings per diluted share in 2009 was $1.71, which excludes the $1.60 per diluted share for the non-cash asset impairment charges. Adjusted net earnings per diluted share in 2011, compared to 2010, increased primarily due to increased retail fuel margins, the repurchase of Kroger common shares, increased FIFO non-fuel operating profit, and the favorable resolution of certain tax issues, offset by a LIFO charge of $216 million (pre-tax), compared to a LIFO charge of $57 million (pre-tax) in 2010. Adjusted net earnings per diluted share in 2010, compared to 2009, increased due to increased retail fuel margins, the favorable resolution of certain tax issues and the repurchase of Kroger common shares, partially offset by reduced non-fuel net earnings.

     Management believes adjusted net earnings (and adjusted net earnings per diluted share) are useful metrics to investors and analysts because the one-time charges reflected in net earnings, and net earnings per diluted share, are non-recurring and are not directly related to our day-to-day business.

   Sales

Total Sales
(in millions)

		Percentage		Percentage
	2011	Increase	2010	Increase	2009
Total supermarket sales without fuel	$71,109	5.0%	$67,742	3.4%	$65,525
Total supermarket fuel sales	12,995	42.6%	9,111	36.6%	6,671

Total supermarket sales	$84,104	9.4%	$76,853	6.5%	$72,196
Other sales (1)	6,270	20.7%	5,196	17.7%	4,413

Total sales	$90,374	10.1%	$82,049	7.1%	$76,609
____________________

(1)	Other sales primarily relate to sales at convenience stores, including fuel; jewelry stores; manufacturing plants to outside customers; variable interest entities; and in-store health clinics.

     The increase in total sales for 2011 compared to 2010 was primarily the result of our identical supermarket sales increase, excluding fuel, of 4.9% and an increase in supermarket fuel sales of 42.6%. Total supermarket fuel sales increased over the same period due to a 26.3% increase in average retail fuel prices and a 13.0% increase in fuel gallons sold. The increase in the average supermarket retail fuel price was caused by an increase in the product cost of fuel. The increase in total supermarket sales without fuel for 2011 over 2010 was primarily the result of increases in identical supermarket sales, excluding fuel, of 4.9%. Identical supermarket sales, excluding fuel, increased primarily due to inflation, increased transaction count and an increase in the average sale per shopping trip.

     The increase in total sales for 2010 compared to 2009 was primarily the result of our identical supermarket sales increase, excluding fuel, of 2.8% and an increase in supermarket fuel sales of 36.6%. Total supermarket fuel sales increased over the same period due to a 16.8% increase in average retail fuel prices and a 17.2% increase in fuel gallons sold. The increase in the average supermarket retail fuel price was caused by an increase in the product cost of fuel. The increase in total supermarket sales without fuel for 2010 over 2009 was primarily the result of increases in identical supermarket sales, excluding fuel, of 2.8% as well as an increase in supermarket square footage of 0.5%. Identical supermarket sales, excluding fuel, increased primarily due to inflation, increased transaction count and an increase in the average sale per shopping trip.

     We define a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Fuel center discounts received at our fuel centers and earned based on in-store purchases are included in all of the identical supermarket sales results calculations illustrated below. Differences between total supermarket sales and identical supermarket sales primarily relate to changes in supermarket square footage. Identical supermarket sales include all sales at identical Fred Meyer multi-department stores. We calculate annualized identical supermarket sales by adding together four quarters of identical supermarket sales. Our identical supermarket sales results are summarized in the table below, based on the 52-week period of 2011, compared to the 52-week period of the previous year. The identical store count in the table below represents the total number of identical supermarkets as of January 28, 2012 and January 29, 2011.

Identical Supermarket Sales
(dollars in millions)

	2011	2010
Including supermarket fuel centers	$81,082	$74,243
Excluding supermarket fuel centers	$68,558	$65,336

Including supermarket fuel centers	9.2%	5.7%
Excluding supermarket fuel centers	4.9%	2.8%
Identical 4th Quarter store count	2,355	2,342

   FIFO Gross Margin

     We calculate First-In, First-Out (“FIFO”) Gross Margin as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In, First-Out (“LIFO”) charge. Merchandise costs exclude depreciation and rent expense. FIFO gross margin is an important measure used by management to evaluate merchandising and operational effectiveness.

     Our FIFO gross margin rates, as a percentage of sales, were 21.13% in 2011, 22.31% in 2010 and 23.25% in 2009. Our retail fuel sales reduce our FIFO gross margin rate due to the very low FIFO gross margin on retail fuel sales as compared to non-fuel sales. Excluding the effect of retail fuel operations, our FIFO gross margin rates decreased 33 basis points in 2011 and 35 basis points in 2010. FIFO gross margin in 2011, compared to 2010, decreased primarily due to continued investments in lower prices for our customers, the effect of inflation and higher transportation expenses, partially offset by improvements in shrink, advertising, and warehousing expenses, as a percentage of sales. FIFO gross margin in 2010, compared to 2009, decreased primarily from continued investments in lower prices for our customers and higher transportation expenses, as a percentage of sales.

   LIFO Charge

     The LIFO charge was $216 million in 2011, $57 million in 2010 and $49 million in 2009. Like many food retailers, we experienced higher levels of product cost inflation in 2011, compared to 2010. In 2011, our LIFO charge primarily resulted from an annualized product cost inflation related to grocery, meat and seafood, deli and bakery, and pharmacy. A slight increase in annualized product cost inflation caused the increase in the LIFO charge in 2010, compared to 2009. In 2010, our LIFO charge primarily resulted from annualized product cost inflation related to meat, pharmacy, and Company-manufactured products, partially offset by deflation in grocery products. In 2009, our LIFO charge primarily resulted from annualized product cost inflation related to tobacco and pharmacy products.

   Operating, General and Administrative Expenses

     Operating, general and administrative (“OG&A”) expenses consist primarily of employee-related costs such as wages, health care benefit and retirement plan costs, utilities and credit card fees. Rent expense, depreciation and amortization expense, and interest expense are not included in OG&A.

     OG&A expenses, as a percentage of sales, were 16.98% in 2011, 16.85% in 2010 and 17.51% in 2009. The growth in our retail fuel sales reduces our OG&A rate due to the very low OG&A rate on retail fuel sales as compared to non-fuel sales. Our OG&A expenses in 2011 included $953 million for the UFCW consolidated pension plan charge. Without the UFCW consolidated pension plan charge, OG&A expenses, as a percentage of sales excluding fuel, decreased 25 basis points in 2011, compared to 2010. The 2011 decrease, compared to 2010, resulted primarily from increased identical supermarket sales growth, productivity improvements and strong cost controls at the store level, offset partially by increased credit and debit card fees, incentive compensation, and health care costs. OG&A expenses, as a percentage of sales excluding fuel, decreased 14 basis points in 2010, compared to 2009. The 2010 decrease, compared to 2009, resulted primarily from increased identical supermarket sales growth, strong cost controls at the store level and reduced utility costs. These improvements were partially offset by increases in pension and health care expenses and credit card fees.

   Rent Expense

     Rent expense was $619 million in 2011, as compared to $623 million in 2010 and $620 million in 2009. Rent expense, as a percentage of sales, was 0.68% in 2011, as compared to 0.76% in 2010 and 0.81% in 2009. The continual decrease in rent expense, as a percentage of sales, reflects our continued emphasis on owning rather than leasing, whenever possible, a decrease in the number of leased locations and the benefit of increased supermarket sales.

   Depreciation and Amortization Expense

     Depreciation and amortization expense was $1.6 billion in 2011, $1.6 billion in 2010 and $1.5 billion in 2009. The increase in depreciation expense from 2010, compared to 2009, was the result of additional depreciation on capital expenditures, including prior acquisitions and the prior purchase of leased facilities, totaling $1.9 billion in 2010. Depreciation and amortization expense, as a percentage of sales, was 1.81% in 2011, 1.95% in 2010 and 1.99% in 2009. The decrease in depreciation and amortization expense in 2011, compared to 2010, as a percentage of sales, is primarily the result of increasing sales. The decrease in depreciation and amortization expense in 2010, compared to 2009, as a percentage of sales, is primarily the result of increasing sales.

   Interest Expense

     Net interest expense totaled $435 million in 2011, $448 million in 2010 and $502 million in 2009. The decrease in interest expense in 2011, compared to 2010, resulted primarily from a lower weighted average interest rate and an average lower debt balance for the year, offset partially by a decrease in the benefit from interest rate swaps. The decrease in interest expense in 2010, compared to 2009, resulted primarily from a lower weighted average interest rate, an average lower debt balance for the year and an increase in our benefit from interest rate swaps.

   Income Taxes

     Our effective income tax rate was 29.3% in 2011, 34.7% in 2010 and 90.4% in 2009. The 2011 and 2010 effective tax rates differed from the federal statutory rate primarily as a result of the utilization of tax credits and favorable resolution of certain tax issues, partially offset by the effect of state income taxes. The 2011 effective tax rate was also lower than 2010 due to the effect on pre-tax income of the UFCW consolidated pension plan charge of $953 million ($591 million after-tax). Excluding the UFCW consolidated pension plan charge, our effective rate in 2011 would have been 33.9%. The 2009 effective income tax rate differed from the federal statutory rate primarily because the goodwill impairment charge incurred in that year was mostly non-deductible for tax purposes. Excluding the non-cash impairment charges, our effective rate in 2009 would have been 35.8%. In addition, the effective tax rate for 2009 differed from the expected federal statutory rate due to the utilization of tax credits, resolution of certain tax issues and the effect of state income taxes.

COMMON SHARE REPURCHASE PROGRAM

     We maintain share repurchase programs that comply with Securities Exchange Act Rule 10b5-1 and allow for the orderly repurchase of our common shares, from time to time. We made open market purchases of Kroger common shares totaling $1.4 billion in 2011, $505 million in 2010 and $156 million in 2009 under these repurchase programs. In addition to these repurchase programs, we also repurchase common shares to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the tax benefit from these exercises. We repurchased approximately $127 million in 2011, $40 million in 2010 and $62 million in 2009 of Kroger shares under the stock option program.

     On March 3, 2011, the Board of Directors authorized a $1 billion share repurchase program. On September 15, 2011, the Board of Directors authorized a new $1 billion share repurchase program that replaced the share repurchase program authorized by the Board of Directors on March 3, 2011. As of January 28, 2012, we had $475 million remaining on the September 15, 2011 $1 billion share repurchase program.

CAPITAL EXPENDITURES

     Capital expenditures, including changes in construction-in-progress payables and excluding acquisitions and the purchase of leased facilities, totaled $1.9 billion in 2011 compared to $1.9 billion in 2010 and $2.2 billion in 2009. The decrease in capital expenditures in 2010, compared to 2009, was due to Kroger reducing the capital expenditures in our original plan in order to provide the cash flow necessary to execute our financial strategy. Capital expenditures for the purchase of leased facilities totaled $60 million in 2011 compared to $38 million for 2010 and $164 million for 2009. The increase in capital expenditures for the purchase of leased facilities in 2011, compared to 2010, was due to Kroger purchasing several more previously leased retail stores in 2011 compared to 2010. The decrease in capital expenditures for the purchase of leased facilities in 2010, compared to 2009, was due to Kroger purchasing several more previously leased retail stores and one large distribution center in 2009 compared to 2010. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2011	2010	2009
Beginning of year	2,460	2,469	2,481
Opened	10	14	14
Opened (relocation)	12	6	9
Acquired	6	4	1
Acquired (relocation)	2	—	1
Closed (operational)	(41)	(27)	(27)
Closed (relocation)	(14)	(6)	(10)
End of year	2,435	2,460	2,469
Total food store square footage (in millions)	149	149	148

CRITICAL ACCOUNTING POLICIES

     We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

     We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

   Self-Insurance Costs

     We primarily are self-insured for costs related to workers’ compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through January 28, 2012. We establish case reserves for reported claims using case-basis evaluation of the underlying claim data and we update as information becomes known.

     For both workers’ compensation and general liability claims, we have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits. We account for the liabilities for workers’ compensation claims on a present value basis utilizing a risk-adjusted discount rate. A 25 basis point decrease in our discount rate would increase our liability by approximately $5 million. General liability claims are not discounted.

     We are also similarly self-insured for property-related losses. We have purchased stop-loss coverage to limit our exposure to losses in excess of $25 million on a per claim basis, except in the case of an earthquake, for which stop-loss coverage is in excess of $50 million per claim, up to $200 million per claim in California and $300 million outside of California.

     The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can affect ultimate costs. Our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, and any changes could have a considerable effect on future claim costs and currently recorded liabilities.

   Impairments of Long-Lived Assets

     We monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, we perform an impairment calculation, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If we identify impairment for long-lived assets to be held and used, we compare the assets’ current carrying value to the assets’ fair value. Fair value is determined based on market values or discounted future cash flows. We record impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for disposal, we adjust the value of the property and equipment to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. We recognize impairment for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. We recorded asset impairments in the normal course of business totaling $37 million in 2011, $25 million in 2010 and $48 million in 2009. Included in the 2009 amount are asset impairments recorded totaling $24 million for the Ralphs reporting unit in southern California. We record costs to reduce the carrying value of long-lived assets in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

     The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections look several years into the future and include assumptions on variables such as inflation, the economy and market competition. Application of alternative assumptions and definitions, such as reviewing long-lived assets for impairment at a different level, could produce significantly different results.

   Goodwill

     Our goodwill totaled $1.1 billion as of January 28, 2012. We review goodwill for impairment in the fourth quarter of each year, and also upon the occurrence of triggering events. We perform reviews of each of our operating divisions and variable interest entities (collectively, our reporting units) with goodwill balances. Fair value is determined using a multiple of earnings, or discounted projected future cash flows, and we compare fair value to the carrying value of a reporting unit for purposes of identifying potential impairment. We base projected future cash flows on management’s knowledge of the current operating environment and expectations for the future. If we identify potential for impairment, we measure the fair value of a reporting unit against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. We recognize goodwill impairment for any excess of the carrying value of the division’s goodwill over the implied fair value.

     The annual evaluation of goodwill performed during the fourth quarter of 2011 and 2009 did not result in impairment.

     The annual evaluation of goodwill performed during the fourth quarter of 2010 resulted in an impairment charge of $18 million. Based on the results of our step one analysis in the fourth quarter of 2010, a supermarket reporting unit with a small number of stores indicated potential impairment. Due to estimated future expected cash flows being lower than in the past, our estimated fair value of the reporting unit decreased. We concluded that the carrying value of goodwill for this reporting unit exceeded its implied fair value, resulting in a pre-tax impairment charge of $18 million ($12 million after-tax). In 2009, we disclosed that a 10% reduction in fair value of this supermarket reporting unit would indicate a potential for impairment. Subsequent to the impairment, no goodwill remains at this reporting unit.

     In the third quarter of 2009, our operating performance suffered due to deflation and intense competition. During the third quarter of 2009, based on revised forecasts for 2009 and the initial results of our annual budget process of the supermarket reporting units, management believed that there were circumstances evident to warrant impairment testing of these reporting units. In the third quarter of 2009, we did not test the variable interest entities with recorded goodwill for impairment as no triggering event occurred. Based on the results of our step one analysis in the third quarter of 2009, the Ralphs reporting unit in Southern California was the only reporting unit for which there was a potential impairment. In 2009, the operating performance of the Ralphs reporting unit was significantly affected by the economic conditions at the time and responses to competitive actions in Southern California. As a result of this decline in current and future expected cash flows, along with comparable fair value information, management concluded that the carrying value of goodwill for the Ralphs reporting unit exceeded its implied fair value, resulting in a pre-tax impairment charge of $1,113 ($1,036 after-tax). Subsequent to the impairment, no goodwill remains at the Ralphs reporting unit. Management used an equal weighting of discounted cash flows and a sales-weighted EBITDA multiple to estimate fair value. The discounted cash flows assumed long-term sales growth rates comparable to historical performance and a discount rate of 11%. In addition, the EBITDA multiples observed in the marketplace declined since those used in the January 31, 2009 assessment. Based on current and future expected cash flows, the Company believes additional goodwill impairments are not reasonably likely.

     For additional information relating to our results of the goodwill impairment reviews performed during 2011, 2010 and 2009 see Note 2 to the Consolidated Financial Statements.

     The impairment review requires the extensive use of management judgment and financial estimates. Application of alternative estimates and assumptions, such as reviewing goodwill for impairment at a different level, could produce significantly different results. The cash flow projections embedded in our goodwill impairment reviews can be affected by several factors such as inflation, business valuations in the market, the economy and market competition.

   Store Closing Costs

     We provide for closed store liabilities on the basis of the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. We usually pay closed store lease liabilities over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. We make adjustments for changes in estimates in the period in which the change becomes known. We review store closing liabilities quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to earnings in the proper period.

     We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. The ultimate cost of the disposition of the leases and the related assets is affected by current real estate markets, inflation rates and general economic conditions.

     We reduce owned stores held for disposal to their estimated net realizable value. We account for costs to reduce the carrying values of property, equipment and leasehold improvements in accordance with our policy on impairment of long-lived assets. We classify inventory write-downs in connection with store closings, if any, in “Merchandise costs.” We expense costs to transfer inventory and equipment from closed stores as they are incurred.

   Post-Retirement Benefit Plans

     We account for our defined benefit pension plans using the recognition and disclosure provisions of GAAP, which require the recognition of the funded status of retirement plans on the Consolidated Balance Sheet. We record, as a component of Accumulated Other Comprehensive Income (“AOCI”), actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized.

     The determination of our obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 13 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions, including the discount rate used and the expected return on plan assets, may materially affect our pension and other post-retirement obligations and our future expense. Note 13 to the Consolidated Financial Statements discusses the effect of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

     The objective of our discount rate assumptions was intended to reflect the rates at which the pension benefits could be effectively settled. In making this determination, we take into account the timing and amount of benefits that would be available under the plans. Our methodology for selecting the discount rates as of year-end 2011 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can theoretically be “settled” by “investing” them in the zero-coupon bond that matures in the same year. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 4.55% and 4.40% discount rates as of year-end 2011 for pension and other benefits, respectively, represent the equivalent single rates constructed under a broad-market AA yield curve. We utilized a discount rate of 5.60% and 5.40% for year-end 2010 for pension and other benefits, respectively. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of January 28, 2012, by approximately $406 million.

     To determine the expected rate of return on pension plan assets, we consider current and forecasted plan asset allocations as well as historical and forecasted rates of return on various asset categories. For 2011 and 2010, we assumed a pension plan investment return rate of 8.5%. Our pension plan’s average rate of return was 7.2% for the 10 calendar years ended December 31, 2011, net of all investment management fees and expenses. The value of all investments in our Company-sponsored defined benefit pension plans during the calendar year ending December 31, 2011, net of investment management fees and expenses, increased 1.6%. For the past 20 years, our average annual rate of return has been 9.4%. The average annual return for the

S&P 500 over the same period of time has been 8.7%. Based on the above information and forward looking assumptions for investments made in a manner consistent with our target allocations, we believe an 8.5% rate of return assumption is reasonable. See Note 13 to the Consolidated Financial Statements for more information on the asset allocations of pension plan assets.

     Sensitivity to changes in the major assumptions used in the calculation of Kroger’s pension plan liabilities for the qualified plans is illustrated below (in millions).

Projected Benefit
	Percentage	Obligation	Expense
	Point Change	Decrease/(Increase)	Decrease/(Increase)
Discount Rate	+/- 1.0%	$406/(494)	$30/($34)
Expected Return on Assets	+/- 1.0%	—	$25/($25)

     We contributed $52 million in 2011, $141 million in 2010 and $265 million in 2009 to our Company-sponsored defined benefit pension plans. Although we are not required to make cash contributions to our Company-sponsored defined benefit pension plans during 2012, we expect to contribute approximately $75 million to these plans in 2012. Additional contributions may be made if required under the Pension Protection Act to avoid any benefit restrictions. We expect any contributions made during 2012 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any contributions.

     We contributed and expensed $130 million in 2011, $119 million in 2010 and $115 million in 2009 to employee 401(k) retirement savings accounts. The 401(k) retirement savings account plans provide to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, plan compensation, and length of service.

   Multi-Employer Pension Plans

     We also contribute to various multi-employer pension plans based on obligations arising from collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     In the fourth quarter of 2011, we entered into a memorandum of understanding (“MOU”) with 14 locals of the UFCW that participated in four multi-employer pension funds. The MOU established a process that amended each of the collective bargaining agreements between Kroger and the UFCW locals under which we made contributions to these funds and consolidated the four multi-employer pension funds into one multi-employer pension fund.

     Under the terms of the MOU, the locals of the UFCW agreed to a future pension benefit formula through 2021. We were designated as the named fiduciary of the new consolidated plan with sole investment authority over its assets. We committed to contribute sufficient funds to cover the actuarial cost of current accruals and to fund the pre-consolidation Unfunded Actuarial Accrued Liability (“UAAL”) that existed as of December 31, 2011, in a series of installments on or before March 31, 2018. At January 1, 2012, the UAAL was estimated to be $911 million (pre-tax). In accordance with GAAP, we expensed $911 million in 2011 related to the UAAL. The expense was based on a preliminary estimate of the contractual commitment. As the estimate is updated, we may incur additional expense. We do not expect any adjustments to be material. In the fourth quarter of 2011, we contributed $650 million to the consolidated multi-employer pension plan of which $600 million was allocated to the UAAL and $50 million was allocated to service and interest costs and expensed in 2011. Future contributions will be dependent, among other things, on the investment performance of assets in the plan. The funding commitments under the MOU replace the prior commitments under the four existing funds to pay an agreed upon amount per hour worked by eligible employees.

     We recognize expense in connection with these plans as contributions are funded or, in the case of the UFCW consolidated pension plan, when commitments are made, in accordance with GAAP. We made cash contributions to these plans of $946 million in 2011, $262 million in 2010 and $233 million in 2009. The cash contributions for 2011 include the Company’s $650 million contribution to the UFCW consolidated pension plan in the fourth quarter of 2011.

     Based on the most recent information available to us, we believe that the present value of actuarially accrued liabilities in most of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. We have attempted to estimate the amount by which these liabilities exceed the assets, (i.e., the amount of underfunding), as of December 31, 2011. Because Kroger is only one of a number of employers contributing to these plans, we also have attempted to estimate the ratio of Kroger’s contributions to the total of all contributions to these plans in a year as a way of assessing Kroger’s “share” of the underfunding. Nonetheless, the underfunding is not a direct obligation or liability of Kroger or of any employer except as noted above. As of December 31, 2011, we estimate that Kroger’s share of the underfunding of multi-employer plans to which Kroger contributes was $2.3 billion, pre-tax, or $1.4 billion, after-tax. This represents a decrease in the estimated amount of underfunding of approximately $280 million, pre-tax, or $175 million, after-tax, as of December 31, 2011, compared to December 31, 2010. The December 31, 2011 estimate of our underfunding includes the effect of our $650 million contribution to the UFCW consolidated pension plan made in January 2012. The decrease in the amount of underfunding is attributable to the Company’s $650 million contribution to the UFCW consolidated pension plan, partially offset by increases in underfunded amounts in other plans. Our estimate is based on the most current information available to us including actuarial evaluations and other data (that include the estimates of others), and such information may be outdated or otherwise unreliable.

     We have made and disclosed this estimate not because, except as noted above, this underfunding is a direct liability of Kroger. Rather, we believe the underfunding is likely to have important consequences. In 2011, excluding the $650 million contribution to our UFCW consolidated pension plan, our contributions to these plans increased approximately 13% over the prior year and have grown at a compound annual rate of approximately 9% since 2006. In 2012, we expect to contribute approximately $240 million to our multi-employer pension plans, subject to collective bargaining and capital market conditions. This amount reflects a contribution decrease due to the UFCW consolidated pension plan. Based on current market conditions, we expect meaningful increases in funding and in expense as a result of increases in multi-employer pension plan contributions over the next few years. Finally, underfunding means that, in the event we were to exit certain markets or otherwise cease making contributions to these funds, we could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

     The amount of underfunding described above is an estimate and could change based on contract negotiations, returns on the assets held in the multi-employer plans and benefit payments. The amount could decline, and Kroger’s future expense would be favorably affected, if the values of the assets held in the trust significantly increase or if further changes occur through collective bargaining, trustee action or favorable legislation. On the other hand, Kroger’s share of the underfunding could increase and Kroger’s future expense could be adversely affected if the asset values decline, if employers currently contributing to these funds cease participation or if changes occur through collective bargaining, trustee action or adverse legislation.

     See Note 14 to the Consolidated Financial Statements for more information relating to our participation in these multi-employer pension plans.

   Deferred Rent

     We recognize rent holidays, including the time period during which we have access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Consolidated Balance Sheets.

   Uncertain Tax Positions

     We review the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in our consolidated financial statements. Refer to Note 4 to the Consolidated Financial Statements for the amount of unrecognized tax benefits and other related disclosures related to uncertain tax positions.

     Various taxing authorities periodically audit our income tax returns. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, we record allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of January 28, 2012, the most recent examination concluded by the Internal Revenue Service covered the years 2005 through 2007.

     The assessment of our tax position relies on the judgment of management to estimate the exposures associated with our various filing positions.

   Share-Based Compensation Expense

     We account for stock options under the fair value recognition provisions of GAAP. Under this method, we recognize compensation expense for all share-based payments granted. We recognize share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, we record expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the award restrictions lapse.

   Inventories

     Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 97% of inventories were valued using the LIFO method in both 2011 and 2010. Cost for the balance of the inventories was determined using the FIFO method. Replacement cost was higher than the carrying amount by $1.0 billion at January 28, 2012, and by $827 million at January 29, 2011. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

     We follow the item-cost method of accounting to determine inventory cost before the LIFO adjustment for substantially all store inventories at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory and purchasing levels when compared to the methodology followed under the retail method of accounting.

     We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the financial statement date.

   Vendor Allowances

     We recognize all vendor allowances as a reduction in merchandise costs when the related product is sold. In most cases, vendor allowances are applied to the related product cost by item, and therefore reduce the carrying value of inventory by item. When it is not practicable to allocate vendor allowances to the product by item, we recognize vendor allowances as a reduction in merchandise costs based on inventory turns and as the product is sold. We recognized approximately $5.9 billion in 2011, $6.4 billion in 2010 and $5.7 billion in 2009 of vendor allowances as a reduction in merchandise costs. We recognized approximately95% of all vendor allowances in the item cost with the remainder being based on inventory turns.

LIQUIDITY AND CAPITAL RESOURCES

   Cash Flow Information

     Net cash provided by operating activities

     We generated $2.7 billion of cash from operations in 2011, compared to $3.4 billion in 2010 and $2.9 billion in 2009. The cash provided by operating activities came from net earnings including noncontrolling interests adjusted primarily for non-cash expenses of depreciation and amortization, the LIFO charge, the goodwill impairment charge, and changes in working capital. The decrease in net cash provided by operating activities in 2011, compared to 2010, was primarily due to the decline in net earnings including noncontrolling interests due to the UFCW consolidated pension plan charge. Changes in working capital also provided (used) cash from operating activities of ($300) million in 2011, compared to $698 million in 2010 and ($83) million in 2009. The decrease in cash provided by changes in working capital for 2011, compared to 2010, was primarily due to an increase in inventories, offset partially by increases in trade accounts payable and accrued expenses. In addition, the decrease in net cash provided by operating activities in 2011, compared to 2010, was partially offset by an increase in other long-term liabilities for our remaining estimated commitment for the UAAL in excess of the cash contribution. The change in working capital for 2010, compared to 2009, was primarily due to increases in trade accounts payable and accrued expenses and a decrease in prepaid expenses. In addition, the increase in net cash provided by operating activities in 2010, compared to 2009, was partially offset by a decrease in other long-term liabilities. Prepaid expenses decreased in 2010, compared to 2009, due to Kroger not prefunding $300 million of employee benefits in 2010. These amounts are also net of cash contributions to our Company-sponsored defined benefit pension plans totaling $52 million in 2011, $141 million in 2010, and $265 million in 2009.

     The amount of cash paid for income taxes decreased in 2011, compared to 2010, primarily due to the decrease in net earnings including noncontrolling interests and from the bonus depreciation deductions allowed by the 2010 Tax Relief Act for property placed into service in 2011. The amount of cash paid for income taxes increased in 2010, compared to 2009, due to reversals of temporary differences in 2010 and overpayments being applied to 2009 income taxes.

     Net cash used by investing activities

     Cash used by investing activities was $1.9 billion in 2011, compared to $2.0 billion in 2010 and $2.3 billion in 2009. The amount of cash used by investing activities decreased in 2011, compared to 2010, due to decreased payments for other investing activities, offset partially by increased payments for acquisitions. The amount of cash used by investing activities decreased in 2010, compared to 2009, due primarily to decreased payments on capital expenditures. Capital expenditures, including changes in construction-in-progress payables and excluding acquisitions, were $1.9 billion in 2011, $1.9 billion in 2010, and $2.3 billion in 2009. Refer to the Capital Expenditures section for an overview of our supermarket storing activity during the last three years.

     Net cash used by financing activities

     Financing activities used $1.4 billion of cash in 2011, compared to $1.0 billion in 2010 and $434 million in 2009. The increase in the amount of cash used for financing activities in 2011, compared to 2010, was primarily related to the increased payments for treasury stock purchases, partially offset by increased borrowings under our commercial paper program. The increase in the amount of cash used for financing activities in 2010, compared to 2009, was primarily related to the increased payments on long-term debt and treasury stock repurchases, decreased proceeds from the issuance of long-term debt, and an investment in the remaining interest of a variable interest entity, partially offset by decreased payments on the credit facility. We repurchased $1.5 billion of Kroger common shares in 2011, compared to $545 million in 2010 and $218 million in 2009. We paid dividends totaling $257 million in 2011, $250 million in 2010 and $238 million in 2009.

   Debt Management

     Total debt, including both the current and long-term portions of capital leases and lease-financing obligations, increased $273 million to $8.2 billion as of year-end 2011, compared to year-end 2010. The increase in 2011, compared to 2010, resulted from increased net borrowings of commercial paper of $370 million and the issuance of $450 million of senior notes bearing an interest rate of 2.20%, offset by the payment at maturity of our $478 million of senior notes bearing an interest rate of 6.80%. Total debt decreased $164 million to $7.9 billion as of year-end 2010, compared to year-end 2009. The decrease in 2010, compared to 2009, resulted from the payment at maturity of our $500 million of senior notes bearing an interest rate of 8.05%, offset by the issuance of $300 million of senior notes bearing an interest rate of 5.40%. As of January 28, 2012, our cash and temporary cash investments were $188 million compared to $825 million as of January 29, 2011. This decrease was primarily due to the payment at maturity of our $478 million of senior notes, our $650 million UFCW consolidated pension plan contribution and the increased share repurchase activity noted above, partially offset by the borrowing of commercial paper and the issuance of our $450 million of senior notes described above.

     Our total debt balances were also affected by our prefunding of employee benefit costs and by the mark-to-market adjustments necessary to record fair value interest rate hedges on our fixed rate debt. In 2009, we prefunded employee benefit costs of $300 million. The mark-to-market adjustments increased the carrying value of our debt by $24 million in 2011 and $57 million in both 2010 and 2009.

   Liquidity Needs

     We estimate our liquidity needs over the next twelve month period to be approximately $3.6 billion, which includes anticipated requirements for working capital, capital expenditures, interest payments, and scheduled principal payments of debt, offset by cash and temporary cash investments on hand at the end of fiscal year 2011. Based on current operating trends, we believe that cash flows from operating activities and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet our liquidity needs for the next twelve months and for the foreseeable future beyond the next twelve months. We have approximately $1.3 billion of debt due in the next twelve months, which is included in the $3.6 billion in estimated liquidity needs. We expect to refinance this debt on favorable terms based on our past experience. If necessary, we believe we can also fund future scheduled principal payments of long-term debt from our cash flows from operating activities. We also currently do not expect to purchase our common shares at the levels we did in 2011. We used our commercial paper program toward the end of 2011 to fund our common share purchases. We expect our contributions to the UFCW consolidated pension plan to significantly decrease in future periods. We may use our commercial paper program to fund debt maturities in 2012 but do not expect to use the program permanently. We believe we have adequate coverage of our debt covenants to continue to maintain our current debt ratings and to respond effectively to competitive conditions.

   Factors Affecting Liquidity

     We can currently borrow on a daily basis approximately $1 billion under our commercial paper (“CP”) program. At January 28, 2012, we had $370 million of CP borrowings outstanding. CP borrowings are backed by our credit facility, and reduce the amount we can borrow under the credit facility. If our short-term credit ratings fall, the ability to borrow under our current CP program could be adversely affected for a period of time and increase our interest cost on daily borrowings under our CP program. This could require us to borrow additional funds under the credit facility, under which we believe we have sufficient capacity. However, in the event of a ratings decline, we do not anticipate that our borrowing capacity under our CP program would be any lower than $500 million on a daily basis. Although our ability to borrow under the credit facility is not affected by our credit rating, the interest cost on borrowings under the credit facility could be affected by an increase in our Leverage Ratio.

     Our credit facility requires the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our “financial covenants”). A failure to maintain our financial covenants would impair our ability to borrow under the credit facility. These financial covenants and ratios are described below:

  Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facility) was 1.85 to 1 as of January 28, 2012. If this ratio were to exceed 3.50 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired. In addition, our Applicable Margin on borrowings is determined by our Leverage Ratio.

  Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facility) was 4.42 to 1 as of January 28, 2012. If this ratio fell below 1.70 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.

     Consolidated EBITDA, as defined in our credit facility, includes an adjustment for unusual gains and losses including our UFCW consolidated pension plan charge in 2011. Our credit agreement is more fully described in Note 5 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2011.

     The tables below illustrate our significant contractual obligations and other commercial commitments, based on year of maturity or settlement, as of January 28, 2012 (in millions of dollars):

	2012	2013	2014	2015	2016	Thereafter	Total
Contractual Obligations (1) (2)
Long-term debt (3)	$1,275	$1,514	$374	$517	$463	$3,600	$7,743
Interest on long-term debt (4)	414	350	284	268	248	2,145	3,709
Capital lease obligations	59	49	45	40	36	202	431
Operating lease obligations	725	683	630	563	497	2,197	5,295
Low-income housing obligations	6	4	1	—	—	—	11
Financed lease obligations	13	13	13	13	13	133	198
Self-insurance liability (5)	197	123	83	53	26	47	529
Construction commitments	225	—	—	—	—	—	225
UFCW consolidated pension plan
commitment	—	—	—	—	7	304	311
Purchase obligations	645	94	24	19	12	14	808

Total	$3,559	$2,830	$1,454	$1,473	$1,302	$8,642	$19,260

Other Commercial Commitments
Standby letters of credit	$210	$—	$—	$—	$—	$—	$210
Surety bonds	298	—	—	—	—	—	298
Guarantees	6	—	—	—	—	—	6

Total	$514	$—	$—	$—	$—	$—	$514
____________________

(1)	The contractual obligations table excludes funding of pension and other postretirement benefit obligations, which totaled approximately $75 million in 2011. This table also excludes contributions under various multi-employer pension plans, which totaled $946 million in 2011, including our $650 million contribution to the UFCW consolidated pension plan.

(2)	The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing of future tax settlements cannot be determined.

(3)	As of January 28, 2012, we had $370 million of borrowings of commercial paper and no borrowings under our credit agreement and money market lines.

(4)	Amounts include contractual interest payments using the interest rate as of January 28, 2012, and stated fixed and swapped interest rates, if applicable, for all other debt instruments.

(5)	The amounts included in the contractual obligations table for self-insurance liability have been stated on a present value basis.

     Our construction commitments include funds owed to third parties for projects currently under construction. These amounts are reflected in other current liabilities in our Consolidated Balance Sheets.

     Our purchase obligations include commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

     As of January 28, 2012, we maintained a $2 billion (with the ability to increase by $500 million), unsecured revolving credit facility that, unless extended, terminates on January 25, 2017. We amended the credit agreement subsequent to year-end 2011 to update our covenants for the exclusion of the UFCW consolidated pension plan charge. All other terms remained the same. Outstanding borrowings under the credit agreement and commercial paper borrowings, and some outstanding letters of credit, reduce funds available under the credit agreement. In addition to the credit agreement, we maintained two uncommitted money market lines totaling $75 million in the aggregate. The money market lines allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of January 28, 2012, we had $370 million of borrowings of commercial paper and no borrowings under our credit agreement and money market lines. The outstanding letters of credit that reduce funds available under our credit agreement totaled $19 million as of January 28, 2012.

     In addition to the available credit mentioned above, as of January 28, 2012, we had authorized for issuance $1.6 billion of securities under a shelf registration statement filed with the SEC and effective on December 15, 2010.

     We also maintain surety bonds related primarily to our self-insured workers’ compensation claims. These bonds are required by most states in which we are self-insured for workers’ compensation and are placed with third-party insurance providers to insure payment of our obligations in the event we are unable to meet our claim payment obligations up to our self-insured retention levels. These bonds do not represent liabilities of Kroger, as we already have reserves on our books for the claims costs. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of, or access to, such bonds. Although we do not believe increased costs or decreased availability would significantly affect our ability to access these surety bonds, if this does become an issue, we would issue letters of credit, in states where allowed, against our credit facility to meet the state bonding requirements. This could increase our cost and decrease the funds available under our credit facility.

     We have guaranteed half of the indebtedness of two real estate entities in which we have a 50% ownership interest. Our share of the responsibility for this indebtedness, should the entities be unable to meet their obligations, totals approximately $6 million. Based on the covenants underlying this indebtedness as of January 28, 2012, we believe that it is unlikely that we will be responsible for repayment of these obligations.

     We also are contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote. We have agreed to indemnify certain third-party logistics operators for certain expenses, including pension trust fund contribution obligations and withdrawal liabilities.

     In addition to the above, we enter into various indemnification agreements and take on indemnification obligations in the ordinary course of business. Such arrangements include indemnities against third party claims arising out of agreements to provide services to Kroger; indemnities related to the sale of our securities; indemnities of directors, officers and employees in connection with the performance of their work; and indemnities of individuals serving as fiduciaries on benefit plans. While Kroger’s aggregate indemnification obligation could result in a material liability, we are not aware of any current matter that could result in a material liability.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In September 2011, the FASB amended its standards related to the testing of goodwill for impairment. The objective of this amendment is to simplify the annual goodwill impairment evaluation process. The amendment provides entities the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The two-step impairment test is now only required if an entity determines through this qualitative analysis that it is more likely than not that the fair value of the reporting unit is less than its carrying value. The new rules are effective for interim and annual periods beginning after December 15, 2011; however, entities were permitted to adopt the standards early. We did not adopt these standards early for our 2011 goodwill impairment testing process. Because the measurement of a potential impairment loss has not changed, the amended standards will not have an effect on our Consolidated Financial Statements.

     In June 2011, the FASB amended its rules regarding the presentation of comprehensive income. The objective of this amendment is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. Specifically, this amendment requires that all non-owner changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new rules were to become effective for interim and annual periods beginning after December 15, 2011. In December 2011, the FASB deferred certain aspects of this standard beyond the December 15, 2011 effective date, specifically the provisions dealing with reclassification adjustments. Because the standards only affect the display of comprehensive income and do not affect what is included in comprehensive income, the standards will not have a material effect on our Consolidated Financial Statements.

     In May 2011, the FASB amended its standards related to fair value measurements and disclosures. The objective of the amendment is to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and International Financial Reporting Standards. This amendment primarily changed the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. In addition, the amendment clarified the FASB’s intent about the application of existing fair value measurement requirements. The new standard also requires additional disclosures related to fair value measurements categorized within Level 3 of the fair value hierarchy and requires disclosure of the categorization in the hierarchy for items that are not recorded at fair value but as to which fair value is required to be disclosed. The new rules became effective for interim and annual periods beginning after December 15, 2011. While we are still finalizing our evaluation of the effect of this amended standard on our Consolidated Financial Statements, we believe this new standard will not have a material effect on our Consolidated Financial Statements.

OUTLOOK

     This discussion and analysis contains certain forward-looking statements about Kroger’s future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected changes in net earnings attributable to The Kroger Co.; identical supermarket sales growth; expected product cost; expected pension plan contributions; our ability to generate operating cash flows; projected capital expenditures; square footage growth; opportunities to reduce costs; cash flow requirements; and our operating plan for the future; and are indicated by words such as “comfortable,” “committed,” “will,” “expect,” “goal,” “should,” “intend,” “target,” “believe,” “anticipate,” “plan,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

     Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially.

  We expect net earnings per diluted share in the range of $2.28-$2.38 for 2012. This guidance assumes the benefit of the 53rd week, a lower expected LIFO charge, the benefit of our share buyback program during 2011, the benefit from the pension plan consolidation and the benefit from transfers of prescriptions to our stores from customers that previously used a former third party pharmacy provider to obtain their Express Scripts benefits.

  We expect identical supermarket sales growth, excluding fuel sales, of 3.0%-3.5% in 2012. This guidance contemplates the effect of several brand prescription drugs coming off patent during 2012, which will reduce sales because generic equivalents have a lower retail price.

  Our business model is designed to produce annual earnings per diluted share growth on average of 6.0% to 8.0% over a rolling three to five year time horizon. Including our dividend, our business model is designed to generate total shareholder return on average of 8.0% to 10.0% over a rolling three to five year time period. In 2012, annual earnings per diluted share growth are expected to be higher than this due to a combination of the benefit of the 53rd week, a lower expected LIFO charge, the benefit of our share buyback program during 2011, the benefits from the pension plan consolidation and the benefit from Express Scripts prescription transfers.

  For 2012, we intend to continue to focus on improving sales growth, in accordance with our Customer 1st strategy, by making investments in gross margin and customer shopping experiences. We expect to finance these investments primarily with operating cost reductions. We expect FIFO non-fuel operating margins for 2012 to expand slightly compared to 2011, excluding the UFCW consolidated pension plan charge in 2011.

  For 2012, we expect our annualized LIFO charge to be approximately $140 million to $190 million. This forecast is based on estimated cost changes for products in our inventory.

  For 2012, we expect interest expense to be approximately $450 million.

  We plan to use cash flow primarily for capital investments, to maintain our current debt coverage ratios, to pay cash dividends, and to repurchase stock. As market conditions change, we re-evaluate these uses of cash flow.

  We expect to obtain sales growth from new square footage, as well as from increased productivity from existing locations.

  Capital expenditures reflect our strategy of growth through expansion, as well as focusing on productivity increases from our existing store base through remodels. In addition, we intend to continue our emphasis on self-development and ownership of real estate, and logistics and technology improvements.
  The continued capital spending in technology is focused on improving store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, and should reduce merchandising costs. We intend to continue using cash flow from operations to finance capital expenditure requirements. We expect capital investments for 2012 to be in the range of $1.9-$2.2 billion, excluding acquisitions and purchases of leased facilities. We expect total food store square footage to grow approximately 1.3%-1.5% before acquisitions and operational closings.

  Based on current operating trends, we believe that cash flow from operations and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

  We believe we have adequate sources of cash, if needed, under our credit facility and other borrowing sources for the next twelve months and for the foreseeable future beyond the next twelve months.

  We expect that our OG&A results will be affected by increased costs, such as higher employee benefit costs and credit card fees, offset by improved productivity from process changes and leverage gained through sales increases.

  We expect that our effective tax rate for 2012 will be approximately 36.5%, excluding the effect of the resolution of any tax issues.

  We expect rent expense, as a percentage of total sales and excluding closed-store activity, will decrease due to the emphasis our current strategy places on ownership of real estate.

  We believe that in 2012 there will be opportunities to reduce our operating costs in such areas as administration, productivity improvements, shrink, warehousing and transportation. We intend to invest most of these savings in our core business to drive profitable sales growth and offer improved value and shopping experiences for our customers.

  Although we are not required to make cash contributions to the Company-sponsored defined benefit pension plans during 2012, we expect to contribute approximately $75 million to these plans in 2012. We expect any elective contributions made during 2012 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions. We expect 2012 expense for Company-sponsored defined benefit pension plans to be approximately $90 million. In addition, we expect 401(k) Retirement Savings Account Plan cash contributions and expense from automatic and matching contributions to participants to increase slightly in 2012, compared to 2011.

  We expect to contribute approximately $240 million to multi-employer pension plans in 2012, subject to collective bargaining. In addition, we expect meaningful increases in expense as a result of increases in multi-employer pension plan contributions over the next few years.

  We do not anticipate additional goodwill impairments in 2012.

  We have various labor agreements that will be renegotiated in 2012, covering store employees in Memphis, Las Vegas, Dayton and Columbus, Ohio, Indianapolis, Louisville, Nashville, Phoenix and Portland. Upon the expiration of our collective bargaining agreements, work stoppages by the affected workers could occur if we are unable to negotiate new contracts with labor unions. A prolonged work stoppage affecting a substantial number of locations could have a material adverse effect on our results. In all of these contracts, rising health care and pension costs will continue to be an important issue in negotiations.

  Various uncertainties and other factors could cause us to fail to achieve our goals. These include:

  The extent to which our sources of liquidity are sufficient to meet our requirements may be affected by the state of the financial markets and the effect that such condition has on our ability to issue commercial paper at acceptable rates. Our ability to borrow under our committed lines of credit, including our bank credit facilities, could be impaired if one or more of our lenders under those lines is unwilling or unable to honor its contractual obligation to lend to us.

  Changes in market conditions could affect our cash flow.

  Our ability to achieve sales and earnings goals may be affected by: labor negotiations or disputes; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that increased fuel costs have on consumer spending; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; the effect of brand prescription drugs going off patent; our ability to obtain additional pharmacy sales from third party payors such as Express Scripts; the benefits that we receive from the consolidation of the UFCW pension plans and the success of our future growth plans. Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

  The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including inflation or deflation, increased competitive activity, and cautious spending behavior of our customers.

  Our product cost inflation could vary from our estimate due to general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control.

  Our ability to pass on product cost increases will depend on the reactions of our customers and competitors to those increases.

  Our ability to use free cash flow to continue to maintain our debt coverage and to reward our shareholders could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

  Our LIFO charge and the timing of our recognition of LIFO expense will be affected primarily by changes in product costs during the year.

  If actual results differ significantly from anticipated future results for certain reporting units including variable interest entities, an impairment loss for any excess of the carrying value of the reporting units’ goodwill over the implied fair value would have to be recognized.

  In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private label sales, the effect of our “sister stores” (new stores opened in close proximity to an existing store) and reductions in retail pricing.

  Our operating margins, without fuel, could decline or fail to meet expectations if we are unable to pass on any cost increases, if we fail to deliver the cost savings contemplated or if changes in the cost of our inventory and the timing of those changes differ from our expectations.

  We have estimated our exposure to the claims and litigation arising in the normal course of business, as well as to the material litigation facing Kroger, and believe we have made provisions where it is reasonably possible to estimate and where an adverse outcome is probable. Unexpected outcomes in these matters, however, could result in an adverse effect on our earnings.

  Consolidation in the food industry is likely to continue and the effects on our business, either favorable or unfavorable, cannot be foreseen.

  Rent expense, which includes subtenant rental income, could be adversely affected by the state of the economy, increased store closure activity and future consolidation.

  Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or the remaining terms of leases. Use of the straight-line method of depreciation creates a risk that future asset write-offs or potential impairment charges related to store closings would be larger than if an accelerated method of depreciation were followed.

  Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

  The actual amount of automatic and matching cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of participants, savings rate, compensation as defined by the plan, and length of service of participants.

  The amounts of our contributions and recorded expense related to multi-employer pension funds could vary from the amounts that we expect, and could increase more than anticipated. Should asset values in these funds deteriorate, if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions could increase more rapidly than we have anticipated.

  If volatility in the financial markets continues or worsens, our contributions to Company-sponsored defined benefit pension plans could increase more than anticipated in future years.

  Changes in laws or regulations, including changes in accounting standards, taxation requirements and environmental laws may have a material effect on our financial statements.

  Changes in the general business and economic conditions in our operating regions may affect the shopping habits of our customers, which could affect sales and earnings.

  Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, we expect to see our FIFO gross profit margins decline as gasoline sales increase. Although this negatively affects our FIFO gross margin, gasoline sales provide a positive effect on OG&A expense as a percentage of sales.

  Our capital expenditures, expected square footage growth, and number of store projects completed over the next fiscal year could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

  Interest expense could be adversely affected by the interest rate environment, changes in our credit ratings, fluctuations in the amount of outstanding debt, decisions to incur prepayment penalties on the early redemption of debt and any factor that adversely affects our operations and results in an increase in debt.

  Impairment losses, including goodwill, could be affected by changes in our assumptions of future cash flows, market values or business valuations in the market. Our cash flow projections include several years of projected cash flows which would be affected by changes in the economic environment, real estate market values, competitive activity, inflation and customer behavior.

  Our estimated expense and obligation for Kroger-sponsored pension plans and other post-retirement benefits could be affected by changes in the assumptions used in calculating those amounts. These assumptions include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs.

  Adverse weather conditions could increase the cost our suppliers charge for their products, or may decrease customer demand for certain products. Increases in demand for certain commodities could also increase the cost our suppliers charge for their products. Additionally, increases in the cost of inputs, such as utility costs or raw material costs, could negatively affect financial ratios and earnings.

  Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass on these increases to our customers, our FIFO gross margin and net earnings would suffer.

  Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, earthquakes, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation.

     Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners and Board of Directors of
The Kroger Co.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in shareowners’ equity present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at January 28, 2012 and January 29, 2011, and the results of their operations and their cash flows for each of the three years in the period ended January 28, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 28, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing on page A-1. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cincinnati, Ohio
March 27, 2012

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

	January 28,	January 29,
(In millions, except par values)	2012	2011
ASSETS
Current assets
Cash and temporary cash investments	$188	$825
Deposits in-transit	786	666
Receivables	949	845
FIFO inventory	6,157	5,793
LIFO reserve	(1,043)	(827)
Prepaid and other current assets	288	319
Total current assets	7,325	7,621
Property, plant and equipment, net	14,464	14,147
Goodwill	1,138	1,140
Other assets	549	597
Total Assets	$23,476	$23,505

LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases
and financing obligations	$1,315	$588
Trade accounts payable	4,329	4,227
Accrued salaries and wages	1,056	888
Deferred income taxes	190	220
Other current liabilities	2,215	2,147
Total current liabilities	9,105	8,070
Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and
financing obligations	6,826	7,247
Adjustment related to fair-value of interest rate hedges	24	57
Long-term debt including obligations under capital leases and financing obligations	6,850	7,304
Deferred income taxes	647	750
Pension and postretirement benefit obligations	1,393	946
Other long-term liabilities	1,515	1,137
Total Liabilities	19,510	18,207
Commitments and contingencies (see Note 11)

SHAREOWNERS’ EQUITY
Preferred shares, $100 par per share, 5 shares authorized and unissued	—	—
Common shares, $1 par per share, 1,000 shares authorized;
959 shares issued in 2011 and 2010	959	959
Additional paid-in capital	3,427	3,394
Accumulated other comprehensive loss	(844)	(550)
Accumulated earnings	8,571	8,225
Common stock in treasury, at cost, 398 shares in 2011 and 339 shares in 2010	(8,132)	(6,732)
Total Shareowners’ Equity - The Kroger Co.	3,981	5,296
Noncontrolling interests	(15)	2
Total Equity	3,966	5,298
Total Liabilities and Equity	$23,476	$23,505

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended January 28, 2012, January 29, 2011 and January 30, 2010

	2011	2010	2009
(In millions, except per share amounts)	(52 weeks)	(52 weeks)	(52 weeks)
Sales	$90,374	$82,049	$76,609
Merchandise costs, including advertising, warehousing, and
transportation, excluding items shown separately below	71,494	63,803	58,848
Operating, general and administrative	15,345	13,823	13,412
Rent	619	623	620
Depreciation and amortization	1,638	1,600	1,525
Goodwill impairment charge	—	18	1,113
Operating Profit	1,278	2,182	1,091
Interest expense	435	448	502
Earnings before income tax expense	843	1,734	589
Income tax expense	247	601	532
Net earnings including noncontrolling interests	596	1,133	57
Net earnings (loss) attributable to noncontrolling interests	(6)	17	(13)
Net earnings attributable to The Kroger Co.	$602	$1,116	$70
Net earnings attributable to The Kroger Co. per basic common share	$1.01	$1.75	$0.11
Average number of common shares used in basic calculation	590	635	647
Net earnings attributable to The Kroger Co. per diluted common share	$1.01	$1.74	$0.11
Average number of common shares used in diluted calculation	593	638	650
Dividends declared per common share	$0.44	$0.40	$0.37

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended January 28, 2012, January 29, 2011 and January 30, 2010

	2011	2010	2009
(In millions)	(52 weeks)	(52 weeks)	(52 weeks)
Cash Flows From Operating Activities:
Net earnings including noncontrolling interests	$596	$1,133	$57
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,638	1,600	1,525
Goodwill impairment charge	—	18	1,113
Asset impairment charge	37	25	48
LIFO charge	216	57	49
Stock-based employee compensation	81	79	83
Expense for Company-sponsored pension plans	70	65	31
Deferred income taxes	31	37	222
Other	8	8	53
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Store deposits in-transit	(120)	(12)	(23)
Inventories	(361)	(88)	(45)
Receivables	(63)	(11)	(21)
Prepaid expenses	52	290	(51)
Trade accounts payable	82	315	54
Accrued expenses	216	71	(46)
Income taxes receivable and payable	(106)	133	49
Contribution to Company-sponsored pension plans	(52)	(141)	(265)
Other	333	(213)	89
Net cash provided by operating activities	2,658	3,366	2,922
Cash Flows From Investing Activities:
Payments for capital expenditures	(1,898)	(1,919)	(2,297)
Proceeds from sale of assets	51	55	20
Payments for acquisitions	(51)	(7)	(36)
Other	(10)	(90)	(14)
Net cash used by investing activities	(1,908)	(1,961)	(2,327)
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	453	381	511
Payments on long-term debt	(547)	(553)	(432)
Borrowings (payments) on credit facility	370	—	(129)
Proceeds from issuance of capital stock	118	29	51
Treasury stock purchases	(1,547)	(545)	(218)
Dividends paid	(257)	(250)	(238)
Investment in the remaining interest of a variable interest entity	—	(86)	—
Other	23	20	21
Net cash used by financing activities	(1,387)	(1,004)	(434)
Net increase (decrease) in cash and temporary cash investments	(637)	401	161
Cash and temporary cash investments:
Beginning of year	825	424	263
End of year	$188	$825	$424
Reconciliation of capital expenditures:
Payments for capital expenditures	$(1,898)	$(1,919)	$(2,297)
Changes in construction-in-progress payables	(60)	22	(18)
Total capital expenditures	$(1,958)	$(1,897)	$(2,315)
Disclosure of cash flow information:
Cash paid during the year for interest	$457	$486	$542
Cash paid during the year for income taxes	$296	$664	$130

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY

Years Ended January 28, 2012, January 29, 2011 and January 30, 2010

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury Stock		Comprehensive	Accumulated	Noncontrolling
(In millions, except per share amounts)	Shares	Amount	Capital	Shares	Amount	Gain (Loss)	Earnings	Interest	Total
Balances at January 31, 2009	955	$955	$3,266	306	$(6,039)	$(495)	$7,538	$95	$5,320
Issuance of common stock:
Stock options exercised	3	3	54	—	(6)	—	—	—	51
Restricted stock issued	—	—	(59)	(1)	42	—	—	—	(17)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	8	(156)	—	—	—	(156)
Stock options exchanged	—	—	—	3	(62)	—	—	—	(62)
Tax detriments from exercise of stock options	—	—	(2)	—	—	—	—	—	(2)
Share-based employee compensation	—	—	83	—	—	—	—	—	83
Other comprehensive loss net of income tax of $(58)	—	—	—	—	—	(98)	—	—	(98)
Other	—	—	19	—	(17)	—	(3)	(8)	(9)
Cash dividends declared ($0.37 per common share)	—	—	—	—	—	—	(241)	—	(241)
Net earnings (loss) including noncontrolling interests	—	—	—	—	—	—	70	(13)	57
Balances at January 30, 2010	958	$958	$3,361	316	$(6,238)	$(593)	$7,364	$74	$4,926
Issuance of common stock:
Stock options exercised	1	1	9	(1)	19	—	—	—	29
Restricted stock issued	—	—	(54)	(1)	37	—	—	—	(17)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	24	(505)	—	—	—	(505)
Stock options exchanged	—	—	—	1	(40)	—	—	—	(40)
Investment in the remaining interest of a variable
interest entity net of income tax of $(14)	—	—	(8)	—	—	—	—	(67)	(75)
Share-based employee compensation	—	—	79	—	—	—	—	—	79
Other comprehensive gain net of income tax of $26	—	—	—	—	—	43	—	—	43
Other	—	—	7	—	(5)	—	—	(22)	(20)
Cash dividends declared ($0.40 per common share)	—	—	—	—	—	—	(255)	—	(255)
Net earnings including noncontrolling interests	—	—	—	—	—	—	1,116	17	1,133
Balances at January 29, 2011	959	$959	$3,394	339	$(6,732)	$(550)	$8,225	$2	$5,298
Issuance of common stock:
Stock options exercised	—	—	—	(5)	118	—	—	—	118
Restricted stock issued	—	—	(55)	(2)	34	—	—	—	(21)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	61	(1,420)	—	—	—	(1,420)
Stock options exchanged	—	—	—	5	(127)	—	—	—	(127)
Share-based employee compensation	—	—	81	—	—	—	—	—	81
Other comprehensive loss net of income tax of $(167)	—	—	—	—	—	(294)	—	—	(294)
Other	—	—	7	—	(5)	—	—	(11)	(9)
Cash dividends declared ($0.44 per common share)	—	—	—	—	—	—	(256)	—	(256)
Net earnings (loss) including noncontrolling interests	—	—	—	—	—	—	602	(6)	596
Balances at January 28, 2012	959	$959	$3,427	398	$(8,132)	$(844)	$8,571	$(15)	$3,966
Comprehensive income:
	2011	2010	2009
Net earnings including noncontrolling interests	$596	$1,133	$57
Unrealized loss on cash flow hedging activities, net of
income tax of $(15) in 2011	(26)	—	—
Unrealized gain on available for sale securities, net of
income tax of $1 in 2011 and $4 in 2010	2	5	—
Amortization of unrealized gains and losses on hedging
activities, net of income tax of $1 in 2011, 2010 and 2009	1	2	2
Change in pension and other postretirement
defined benefit plans, net of income tax of
$(154) in 2011, $21 in 2010 and $(59) in 2009	(271)	36	(100)
Comprehensive income (loss)	302	1,176	(41)
Comprehensive income (loss) attributable to noncontrolling interests	(6)	17	(13)
Comprehensive income (loss) attributable to The Kroger Co.	$308	$1,159	$(28)

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All dollar amounts are in millions except share and per share amounts.

Certain prior-year amounts have been reclassified to conform to current year presentation.

1. ACCOUNTING POLICIES

     The following is a summary of the significant accounting policies followed in preparing these financial statements.

   Description of Business, Basis of Presentation and Principles of Consolidation

     The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of January 28, 2012, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The accompanying financial statements include the consolidated accounts of the Company, its wholly-owned subsidiaries and the Variable Interest Entities (“VIEs”) in which the Company is the primary beneficiary. Significant intercompany transactions and balances have been eliminated.

     Certain revenue transactions previously reported in sales and merchandise costs in the Consolidated Statements of Operations are now reported within operating, general and administrative expense as of January 30, 2011. Certain prior year amounts have been revised or reclassified to conform to the current year presentation. These amounts were not material to the prior periods.

   Fiscal Year

     The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week periods ended January 28, 2012, January 29, 2011 and January 30, 2010.

   Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

   Inventories

     Inventories are stated at the lower of cost (principally on a last-in, first-out “LIFO” basis) or market. In total, approximately 97% of inventories for 2011 and 2010 were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $1,043 at January 28, 2012 and $827 at January 29, 2011. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

     The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at the Company’s supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory when compared to the retail method of accounting.

     The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the financial statement date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. All new purchases of store equipment are assigned lives varying from three to nine years. Leasehold improvements are amortized over the shorter of the lease term to which they relate, which varies from four to 25 years, or the useful life of the asset. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Information technology assets are generally depreciated over five years. Depreciation and amortization expense was $1,638 in 2011, $1,600 in 2010 and $1,525 in 2009.

     Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in net earnings.

   Deferred Rent

     The Company recognizes rent holidays, including the time period during which the Company has access to the property for construction of buildings or improvements and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Company’s Consolidated Balance Sheets.

   Goodwill

     The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value is determined using a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2011, 2010 and 2009 are summarized in Note 2 to the Consolidated Financial Statements.

   Impairment of Long-Lived Assets

     The Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If the Company identifies impairment for long-lived assets to be held and used, the Company compares the assets’ current carrying value to the assets’ fair value. Fair value is based on current market values or discounted future cash flows. The Company records impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for sale, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. The Company recorded asset impairments in the normal course of business totaling $37, $25 and $48 in 2011, 2010 and 2009, respectively. Included in the 2009 amount are asset impairments recorded totaling $24 for the Ralphs reporting unit in southern California. Costs to reduce the carrying value of long-lived assets for each of the years presented have been included in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Store Closing Costs

     The Company provides for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

     Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with the Company’s policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

     The following table summarizes accrual activity for future lease obligations of stores that were closed in the normal course of business:

Future Lease
Obligations
Balance at January 30, 2010	$58
Additions	8
Payments	(12)
Other	(2)

Balance at January 29, 2011	52
Additions	9
Payments	(11)
Other	5

Balance at January 28, 2012	$55

   Interest Rate Risk Management

     The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 6.

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 6.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Benefit Plans and Multi-Employer Pension Plans

     The Company recognizes the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized as part of net periodic benefit cost are required to be recorded as a component of Accumulated Other Comprehensive Income (“AOCI”). All plans are measured as of the Company’s fiscal year end.

     The determination of the obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries and the Company in calculating those amounts. Those assumptions are described in Note 13 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

     The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded. Refer to Note 14 for additional information regarding the Company’s participation in these various multi-employer plans and the UFCW consolidated fund.

     The Company administers and makes contributions to the employee 401(k) retirement savings accounts. Contributions to the employee 401(k) retirement savings accounts are expensed when contributed. Refer to Note 13 for additional information regarding the Company’s benefit plans.

   Stock Based Compensation

     The Company accounts for stock options under fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, the Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse.

   Deferred Income Taxes

     Deferred income taxes are recorded to reflect the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting basis. Refer to Note 4 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

   Uncertain Tax Positions

     The Company reviews the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in its consolidated financial statements. Refer to Note 4 for the amount of unrecognized tax benefits and other related disclosures related to uncertain tax positions.

     Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of January 28, 2012, the most recent examination concluded by the Internal Revenue Service covered the years 2005 through 2007.

     The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

   Self-Insurance Costs

     The Company is primarily self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

     The following table summarizes the changes in the Company’s self-insurance liability through January 28, 2012.

	2011	2010	2009
Beginning balance	$514	$485	$468
Expense	215	210	202
Claim payments	(200)	(181)	(185)
Ending balance	529	514	485
Less current portion	(197)	(181)	(182)
Long-term portion	$332	$333	$303

     The current portion of the self-insured liability is included in “Other current liabilities”, and the long-term portion is included in “Other long-term liabilities” in the Consolidated Balance Sheets.

     The Company is also similarly self-insured for property-related losses. The Company has purchased stop-loss coverage to limit its exposure to losses in excess of $25 on a per claim basis, except in the case of an earthquake, for which stop-loss coverage is in excess of $50 per claim, up to $200 per claim in California and $300 outside of California.

   Revenue Recognition

     Revenues from the sale of products are recognized at the point of sale. Discounts provided to customers by the Company at the time of sale, including those provided in connection with loyalty cards, are recognized as a reduction in sales as the products are sold. Discounts provided by vendors, usually in the form of paper coupons, are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. The Company records a receivable from the vendor for the difference in sales price and cash received. Pharmacy sales are recorded when provided to the customer. Sales taxes are recorded as other accrued liabilities and not as a component of sales. The Company does not recognize a sale when it sells its own gift cards and gift certificates. Rather, it records a deferred liability equal to the amount received. A sale is then recognized when the gift card or gift certificate is redeemed to purchase the Company’s products. Gift card and certificate breakage is recognized when redemption is deemed remote and there is no legal obligation to remit the value of the unredeemed gift card. The amount of breakage has not been material for 2011, 2010 and 2009.

   Merchandise Costs

     The “Merchandise costs” line item of the Consolidated Statements of Operations includes product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

production and operational costs. Warehousing, transportation and manufacturing management salaries are also included in the “Merchandise costs” line item; however, purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of the Company’s other managerial and administrative costs. Rent expense and depreciation expense are shown separately in the Consolidated Statements of Operations.

     Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

     The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company’s approach is to include in the “Merchandise costs” line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold.

     The Company recognizes all vendor allowances as a reduction in merchandise costs when the related product is sold. When possible, vendor allowances are applied to the related product cost by item and, therefore, reduce the carrying value of inventory by item. When the items are sold, the vendor allowance is recognized. When it is not possible, due to systems constraints, to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and, therefore, recognized as the product is sold.

   Advertising Costs

     The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. The Company’s pre-tax advertising costs totaled $532 in 2011, $533 in 2010 and $529 in 2009. The Company does not record vendor allowances for co-operative advertising as a reduction of advertising expense.

   Deposits In-Transit

     Deposits in-transit generally represent funds deposited to the Company’s bank accounts at the end of the year related to sales, a majority of which were paid for with credit cards and checks, to which the Company does not have immediate access but that settle within a few days of the sales transaction.

   Consolidated Statements of Cash Flows

     For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment. Book overdrafts totaled $718, $699 and $677 as of January 28, 2012, January 29, 2011, and January 30, 2010, respectively, and are reflected as a financing activity in the Consolidated Statements of Cash Flows.

   Segments

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent over 99% of the Company’s consolidated sales and EBITDA, are its only reportable segment. The Company’s retail operating divisions have been aggregated into one reportable segment due to the operating divisions having similar economic characteristics with similar long-term financial performance. In addition, the Company’s operating divisions offer to its customers similar products, have similar distribution methods, operate in similar regulatory environments, purchase the majority of the Company’s merchandise for retail sale from similar (and in many cases identical) vendors on a coordinated basis from a centralized location, serve similar

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

types of customers, and are allocated capital from a centralized location. The Company’s operating divisions reflect the manner in which the business is managed and how the Company’s Chief Executive Officer and Chief Operating Officer, who act as the Company’s Chief Operating Decision Makers, assess performance internally. All of the Company’s operations are domestic.

     The following table presents sales revenue by type of product for 2011, 2010 and 2009.

	2011		2010		2009
	Amount	% of total	Amount	% of total	Amount	% of total
Non Perishable (1)	$46,494	51.4%	$44,615	54.4%	$43,320	56.5%
Perishable (2)	18,693	20.7%	17,532	21.4%	16,544	21.6%
Fuel	16,901	18.7%	12,081	14.7%	8,943	11.7%
Pharmacy	7,322	8.1%	6,929	8.4%	6,885	9.0%
Other (3)	964	1.1%	892	1.1%	917	1.2%
Total Sales and other revenue	$90,374	100.0%	$82,049	100.0%	$76,609	100.0%
____________________

(1)	Consists primarily of grocery, general merchandise, health and beauty care and natural foods.

(2)	Consists primarily of produce, floral, meat, seafood, deli and bakery.

(3)	Consists primarily of jewelry store sales, outside manufacturing sales and sales from entities not controlled by the Company.

2. GOODWILL

     The following table summarizes the changes in the Company’s net goodwill balance through January 28, 2012

	2011	2010
Balance beginning of the year
Goodwill	$3,672	$3,672
Accumulated impairment losses	(2,532)	(2,514)
	1,140	1,158
Activity during the year
Goodwill impairment charge	—	(18)
Disposition	(2)	—
Balance end of year
Goodwill	3,672	3,672
Accumulated impairment losses	(2,532)	(2,532)
Disposition	(2)	—
	$1,138	$1,140

     Testing for impairment must be performed annually, or on an interim basis upon the occurrence of a triggering event or a change in circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The annual evaluation of goodwill performed during the fourth quarter of 2011 and 2009 did not result in impairment.

     The annual evaluation of goodwill performed during the fourth quarter of 2010 resulted in an impairment charge of $18. Based on the results of the Company’s step one analysis in the fourth quarter of 2010, a supermarket reporting unit with a small number of stores indicated potential impairment. Due to estimated future expected cash flows being lower than in the past, the estimated fair value of the reporting unit decreased. Management concluded that the carrying value of goodwill for this reporting unit exceeded

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

its implied fair value, resulting in a pre-tax impairment charge of $18 ($12 after-tax). In 2009, the Company disclosed that a 10% reduction in fair value of this supermarket reporting unit would indicate a potential for impairment. Subsequent to the impairment, no goodwill remains at this reporting unit.

     In the third quarter of 2009, the Company’s operating performance suffered due to deflation and intense competition. During the third quarter of 2009, based on revised forecasts for 2009 and the initial results of the Company’s 2010 annual budget process of the supermarket reporting units, management believed that there were circumstances evident to warrant impairment testing of these reporting units. In the third quarter of 2009, the Company did not test the variable interest entities with recorded goodwill for impairment as no triggering event occurred.

     Based on the results of the Company’s step one analysis in the third quarter of 2009, the Ralphs reporting unit in Southern California was the only reporting unit for which there was a potential impairment. In 2009, the operating performance of the Ralphs reporting unit was significantly affected by the economic conditions at the time and responses to competitive actions in Southern California. As a result of this decline in current and future expected cash flows, along with comparable fair value information, management concluded that the carrying value of goodwill for the Ralphs reporting unit exceeded its implied fair value, resulting in a pre-tax impairment charge of $1,113 ($1,036 after-tax). Subsequent to the impairment, no goodwill remains at the Ralphs reporting unit. Based on current and future expected cash flows, the Company believes additional goodwill impairments are not reasonably likely.

3. PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net consists of:

	2011	2010
Land	$2,253	$2,168
Buildings and land improvements	7,799	7,417
Equipment	10,110	9,806
Leasehold improvements	6,119	5,852
Construction-in-progress	1,202	904
Leased property under capital leases and financing obligations	588	569
Total property, plant and equipment	28,071	26,716
Accumulated depreciation and amortization	(13,607)	(12,569)
Property, plant and equipment, net	$14,464	$14,147

     Accumulated depreciation for leased property under capital leases was $327 at January 28, 2012, and $317 at January 29, 2011.

     Approximately $220 and $247, original cost, of Property, Plant and Equipment collateralized certain mortgages at January 28, 2012 and January 29, 2011, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

4. TAXES BASED O N INCOME

     The provision for taxes based on income consists of:

	2011	2010	2009
Federal
Current	$146	$697	$193
Deferred	78	(136)	275
	224	561	468
State and local
Current	42	95	41
Deferred	(19)	(55)	23
	23	40	64
Total	$247	$601	$532

     A reconciliation of the statutory federal rate and the effective rate follows:

	2011	2010	2009
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.8%	1.5%	7.1%
Credits	(3.6)%	(1.3)%	(3.4)%
Favorable resolution of issues	(3.4)%	(.8)%	(2.5)%
Goodwill impairment	—	—	53.9%
Other changes, net	(0.5)%	0.3%	0.3%
	29.3%	34.7%	90.4%

     The 2011 effective tax rate was significantly lower than 2010 due to the effect on pre-tax income of the UFCW consolidated pension plan charge of $953 ($591 after-tax). The effect of the UFCW consolidated pension plan charge on our effective tax rate is reflected in the increased percentages for credits and favorable resolution of issues.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The tax effects of significant temporary differences that comprise tax balances were as follows:

	2011	2010
Current deferred tax assets:
Net operating loss and credit carryforwards	$1	$2
Compensation related costs	171	165
Total current deferred tax assets	172	167
Current deferred tax liabilities:
Insurance related costs	(111)	(113)
Inventory related costs	(220)	(229)
Other	(31)	(45)
Total current deferred tax liabilities	(362)	(387)
Current deferred taxes	$(190)	$(220)
Long-term deferred tax assets:
Compensation related costs	$749	$474
Lease accounting	93	97
Closed store reserves	66	61
Insurance related costs	76	75
Net operating loss and credit carryforwards	44	47
Other	23	11
Long-term deferred tax assets	1,051	765
Long-term deferred tax liabilities:
Depreciation	(1,698)	(1,515)
Long-term deferred taxes	$(647)	$(750)

     At January 28, 2012, the Company had net operating loss carryforwards for state income tax purposes of $595 that expire from 2013 through 2031. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year.

     At January 28, 2012, the Company had State credits of $20, some of which expire from 2012 through 2027. The utilization of certain of the Company’s credits may be limited in a given year.

     A reconciliation of the beginning and ending amount of unrecognized tax benefits, including positions impacting only the timing of tax benefits, is as follows:

	2011	2010	2009
Beginning balance	$333	$586	$492
Additions based on tax positions related to the current year	38	38	111
Reductions based on tax positions related to the current year	—	(237)	(4)
Additions for tax positions of prior years	26	13	33
Reductions for tax positions of prior years	(10)	(51)	(16)
Settlements	(12)	(16)	(30)
Ending balance	$375	$333	$586

     The Company does not anticipate that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on its results of operations or financial position.

     As of January 28, 2012, January 29, 2011 and January 30, 2010, the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $123, $116 and $132 respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense. During the years ended January 28, 2012, January 29, 2011 and January 30, 2010, the Company recognized approximately $(24), $(2) and $4 respectively, in interest and penalties (recoveries). The Company had accrued approximately $54 and $101 for the payment of interest and penalties as of January 28, 2012 and January 29, 2011, respectively.

     The IRS concluded a field examination of the Company’s 2005 – 2007 U.S. tax returns during the second quarter of 2010 and is currently auditing years 2008 – 2009. The audit is expected to be completed in the next twelve months. Additionally, the Company has a case in the U.S. Tax Court. A favorable ruling on the Company’s motion for partial summary judgment was issued on January 27, 2011. A final decision in the case, and the filing of any appeals, should occur within the next 12 months. Refer to Note 11 for additional information regarding this U.S. Tax Court case. In connection with this case, the Company has extended the statute of limitations on our tax years after 1991 and those years remain open to examination. States have a limited time frame to review and adjust federal audit changes reported. Assessments made and refunds allowed are generally limited to the federal audit changes reported.

5. DEBT OBLIGATIONS

     Long-term debt consists of:

	2011	2010
Commercial paper	370	—
2.20% to 8.00% Senior notes and debentures due through 2040	7,078	7,106
5.00% to 9.50% Mortgages due in varying amounts through 2034	65	73
Other	230	255
Total debt	7,743	7,434
Less current portion	(1,275)	(549)
Total long-term debt	$6,468	$6,885

     In 2010, the Company issued $300 of senior notes bearing an interest rate of 5.40% due in 2040. In 2010, the Company repaid $500 of senior notes bearing an interest rate of 8.05%.

     In 2011, the Company issued $450 of senior notes bearing an interest rate of 2.20% due in fiscal year 2016. The proceeds of this issuance of senior notes were used to fund a portion of the Company’s obligations under the UFCW consolidated multi-employer pension fund. In 2011, the Company repaid $478 of senior notes bearing an interest rate of 6.80%.

     On January 25, 2012, the Company amended and extended its $2,000 unsecured revolving credit facility. The Company entered into the amended credit facility to amend and extend the Company’s existing credit facility which would have terminated on May 15, 2014. The amended credit facility provides for a $2,000 unsecured revolving credit facility (the “Credit Agreement”), with a termination date of January 25, 2017, unless extended as permitted under the Credit Agreement. The Company has the ability to increase the size of the Credit Agreement by up to an additional $500, subject to certain conditions.

     Borrowings under the Credit Agreement bear interest at the Company’s option, at either (i) LIBOR plus a market rate spread, based on the Company’s Leverage Ratio or (ii) the base rate, defined as the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%, plus a market rate spread based on the Company’s Leverage Ratio. The Company will also pay a Commitment Fee based on the Leverage Ratio and Letter of Credit fees equal to a market rate spread based on the Company’s Leverage Ratio. The Credit Agreement contains covenants, which, among other things, require the maintenance of a Leverage Ratio of not greater than 3.50:1.00 and a Fixed Charge Coverage Ratio of not less than 1.70:1.00. Subsequent to year-end, the covenants were amended to exclude up to $1,000 in expense

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

related to the Company’s commitment to fund the UFCW consolidated pension plan. The Company may repay the Credit Agreement in whole or in part at any time without premium or penalty. The Credit Agreement is not guaranteed by the Company’s subsidiaries.

     In addition to the Credit Agreement, the Company maintained two uncommitted money market lines totaling $75 in the aggregate. The money market lines allow the Company to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of January 28, 2012, the Company had $370 of borrowings of commercial paper and no borrowings under our Credit Agreement and money market lines.

     As of January 28, 2012, the Company had outstanding letters of credit in the amount of $261, of which $19 reduce funds available under the Company’s Credit Agreement. The letters of credit are maintained primarily to support performance, payment, deposit or surety obligations of the Company.

     Most of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company, (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company or (iii) both a change of control and a below investment grade rating.

     The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2011, and for the years subsequent to 2011 are:

2012	$1,275
2013	1,514
2014	374
2015	517
2016	463
Thereafter	3,600
Total debt	$7,743

6. DERIVATIVE FINANCIAL INSTRUMENTS

     GAAP defines derivatives, requires that derivatives be carried at fair value on the balance sheet, and provides for hedge accounting when certain conditions are met. The Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings. Ineffective portions of fair value hedges, if any, are recognized in current period earnings.

     The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Interest Rate Risk Management

     The Company is exposed to market risk from fluctuations in interest rates. The Company manages its exposure to interest rate fluctuations through the use of interest rate swaps (fair value hedges) and forward-starting interest rate swaps (cash flow hedges). The Company’s current program relative to interest rate protection contemplates hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily outstanding borrowings to determine annual debt amounts subject to interest rate exposure, (ii) limit the average annual amount subject to interest rate reset and the amount of floating rate debt to a combined total of $2,500 or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

     Annually, the Company reviews with the Financial Policy Committee of the Board of Directors compliance with these guidelines. These guidelines may change as the Company’s needs dictate.

   Fair Value Interest Rate Swaps

     The table below summarizes the outstanding interest rate swaps designated as fair value hedges as of January 28, 2012, and January 29, 2011.

	2011		2010
	Pay	Pay	Pay	Pay
	Floating	Fixed	Floating	Fixed
Notional amount	$1,625	$—	$1,625	$—
Number of contracts	18	—	18	—
Duration in years	0.74	—	1.74	—
Average variable rate	3.84%	—	3.83%	—
Average fixed rate	5.87%	—	5.87%	—
Maturity	Between		Between
	April 2012 and		April 2012 and
	April 2013		April 2013

     The gain or loss on these derivative instruments as well as the offsetting gain or loss on the hedged items attributable to the hedged risk are recognized in current income as “Interest expense.” These gains and losses for 2011 and 2010 were as follows:

Year-To-Date
	January 28, 2012		January 29, 2011
	Gain/(Loss) on	Gain/(Loss) on	Gain/(Loss) on	Gain/(Loss) on
Income Statement Classification	Swaps	Borrowings	Swaps	Borrowings
Interest Expense	$(20)	$22	$19	$(13)

     The following table summarizes the location and fair value of derivative instruments designated as fair value hedges on the Company’s Consolidated Balance Sheets:

	Asset Derivatives
	Fair Value
	January 28,	January 29,	Balance Sheet
Derivatives Designated as Fair Value Hedging Instruments	2012	2011	Location
Interest Rate Hedges	$25	$45	Other Assets

     As of January 28, 2012, the Company has unamortized proceeds from nine interest rate swaps once classified as fair value hedges totaling approximately $5. The unamortized proceeds are recorded as adjustments to the carrying values of the underlying debt and are being amortized over the remaining term of the debt. As of January 28, 2012, the Company expects to reclassify an unrealized gain of $3 from this adjustment to the carrying values of the underlying debt to earnings over the next twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Cash Flow Forward-Starting Interest Rate Swaps

     As of January 28, 2012, the Company had 24 forward-starting interest rate swap agreements with maturity dates between May 2012 and April 2013 with an aggregate notional amount totaling $1,200. A forward-starting interest rate swap is an agreement that effectively hedges the variability in future benchmark interest payments attributable to changes in interest rates on the forecasted issuance of fixed-rate debt. The Company entered into the forward-starting interest rate swaps in order to lock in fixed interest rates on its forecasted issuances of debt in fiscal years 2012 and 2013. Accordingly, the forward-starting interest rate swaps were designated as cash-flow hedges as defined by GAAP. As of January 28, 2012, the fair value of the interest rates swaps was recorded in other long term liabilities for $41 and accumulated other comprehensive loss for $26 net of tax. As of January 29, 2011, the Company did not maintain any forward-starting interest rate swap derivatives.

     In addition, as of January 28, 2012, the Company has unamortized net payments from three forward-starting interest rate swaps once classified as cash flow hedges totaling approximately $5 ($3 net of tax). The unamortized proceeds and payments from these terminated forward-starting interest rate swaps have been recorded net of tax in other comprehensive income and will be amortized to earnings as the payments of interest to which the hedges relate are made. As of January 28, 2012, the Company expects to reclassify an unrealized net loss of $3 from AOCI to earnings over the next twelve months.

     The following table summarizes the effect of the Company’s derivative instruments designated as cash flow hedges for 2011 and 2010:

	Year-To-Date
			Amount of Gain/(Loss)
	Amount of Gain/(Loss)		Reclassified from AOCI		Location of Gain/
	in AOCI on Derivative		into Income (Effective		(Loss) Reclassified
Derivatives in Cash Flow Hedging	(Effective Portion)		Portion)		into Income
Relationships	2011	2010	2011	2010	(Effective Portion)
Forward-Starting Interest Rate
Swaps, net of tax	$(29)	$(5)	$(2)	$(2)	Interest expense

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, warehouses, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales.

7. FAIR VALUE MEASUREMENTS

     GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of the fair value hierarchy defined in the standards are as follows:

     Level 1 – Quoted prices are available in active markets for identical assets or liabilities;

     Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable;

     Level 3 – Unobservable pricing inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing an asset or liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     For items carried at (or adjusted to) fair value in the consolidated financial statements, the following tables summarize the fair value of these instruments at January 28, 2012 and January 29, 2011:

January 28, 2012 Fair Value Measurements Using

	Quoted Prices in
	Active Markets		Significant
	for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Available-for-Sale Securities	$8	$—	$20	$28
Long-Lived Assets	—	—	23	23
Interest Rate Hedges	—	(16)	—	(16)
Total	$8	$(16)	$43	$35

January 29, 2011 Fair Value Measurements Using

	Quoted Prices in
	Active Markets		Significant
	for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Available-for-Sale Securities	$10	$—	$17	$27
Long-Lived Assets	—	—	12	12
Interest Rate Hedges	—	45	—	45
Total	$10	$45	$29	$84

     The Company values interest rate hedges using observable forward yield curves. These forward yield curves are classified as Level 2 inputs.

     Fair value measurements of non-financial assets and non-financial liabilities are primarily used in the impairment analysis of goodwill, other intangible assets, and long-lived assets, and in the valuation of store lease exit costs. The Company reviews goodwill and other intangible assets for impairment annually, during the fourth quarter of each fiscal year, and as circumstances indicate the possibility of impairment. See Note 2 for further discussion related to the Company’s carrying value of goodwill and its goodwill impairment charge in 2009. Long-lived assets and store lease exit costs were measured at fair value on a nonrecurring basis using Level 3 inputs as defined in the fair value hierarchy. See Note 1 for further discussion of the Company’s policies and recorded amounts for impairments of long-lived assets and valuation of store lease exit costs. In 2011, long-lived assets with a carrying amount of $60 were written down to their fair value of $23, resulting in an impairment charge of $37. In 2010, long-lived assets with a carrying amount of $37 were written down to their fair value of $12, resulting in an impairment charge of $25.

     In 2011, the Company recorded unrealized gains on its level 3 Available-for-Sale Securities in the amount of $3. In 2010, the Company recorded unrealized gains on its level 3 Available-for-Sale Securities in the amount of $9.

FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

   Current and Long-term Debt

     The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market prices for the same or similar issues adjusted for illiquidity based on available market evidence. If quoted market prices were not available, the fair value was based upon the net present value of the future cash flow using the forward interest rate yield curve in effect at respective year-ends. At January 28, 2012, the fair value of total debt was $8,700 compared to a carrying value of $7,743. At January 29, 2011, the fair value of total debt was $8,191 compared to a carrying value of $7,434.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Cash and Temporary Cash Investments, Store Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

     The carrying amounts of these items approximated fair value.

   Long-term Investments

     The fair values of these investments were estimated based on quoted market prices for those or similar investments, or estimated cash flows, if appropriate. At January 28, 2012 and January 29, 2011, the carrying and fair value of long-term investments for which fair value is determinable were $50 and $69, respectively.

8. LEASES AND LEASE-FINANCED TRANSACTIONS

     While the Company’s current strategy emphasizes ownership of store real estate, the Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rent based on sales or payment of executory costs such as property taxes, utilities or insurance and maintenance. Rent expense for leases with escalation clauses or other lease concessions are accounted for on a straight-line basis beginning with the earlier of the lease commencement date or the date the Company takes possession. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

     Rent expense (under operating leases) consists of:

	2011	2010	2009
Minimum rentals	$715	$721	$720
Contingent payments	13	11	11
Tenant income	(109)	(109)	(111)
Total rent expense	$619	$623	$620

     Minimum annual rentals and payments under capital leases and lease-financed transactions for the five years subsequent to 2011 and in the aggregate are:

			Lease-
	Capital	Operating	Financed
	Leases	Leases	Transactions
2012	$59	$725	$5
2013	49	683	6
2014	45	630	6
2015	40	563	7
2016	36	497	7
Thereafter	202	2,197	95
	431	$5,295	$126
Less estimated executory costs included in capital leases	—
Net minimum lease payments under capital leases	431
Less amount representing interest	(159)
Present value of net minimum lease payments under capital leases	$272

     Total future minimum rentals under noncancellable subleases at January 28, 2012, were $258.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

9. EARNINGS PER COMMON SHARE

     Net earnings attributable to The Kroger Co. per basic common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding. Net earnings attributable to The Kroger Co. per diluted common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options. The following table provides a reconciliation of net earnings attributable to The Kroger Co. and shares used in calculating net earnings attributable to The Kroger Co. per basic common share to those used in calculating net earnings attributable to The Kroger Co. per diluted common share:

	For the year ended			For the year ended			For the year ended
	January 28, 2012			January 29, 2011			January 30, 2010
	Earnings	Shares	Per	Earnings	Shares	Per	Earnings	Shares	Per
	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share
(in millions, except per share amounts)	ator)	nator)	Amount	ator)	nator)	Amount	ator)	nator)	Amount
Net earnings attributable to
The Kroger Co. per basic
common share	$598	590	$1.01	$1,109	635	$1.75	$69	647	$0.11
Dilutive effect of stock options		3			3			3

Net earnings attributable to
The Kroger Co. per diluted
common share	$598	593	$1.01	$1,109	638	$1.74	$69	650	$0.11

     The Company had undistributed and distributed earnings to participating securities totaling $4, $7 and $1 in 2011, 2010 and 2009, respectively.

     For the years ended January 28, 2012, January 29, 2011 and January 30, 2010, there were options outstanding for approximately 12.2 million, 21.2 million and 20.2 million common shares, respectively, that were excluded from the computation of net earnings attributable to The Kroger Co. per diluted common share. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

10. STOCK OPTION PLANS

     The Company grants options for common shares (“stock options”) to employees, as well as to its non-employee directors, under various plans at an option price equal to the fair market value of the stock at the date of grant. The Company accounts for stock options under the fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. Equity awards may be made at one of four meetings of its Board of Directors occurring shortly after the Company’s release of quarterly earnings. The 2011 primary grant was made in conjunction with the June meeting of the Company’s Board of Directors.

     Stock options typically expire 10 years from the date of grant. Stock options vest between one and five years from the date of grant, or for certain stock options, the earlier of the Company’s common shares reaching certain pre-determined and appreciated market prices or nine years and six months from the date of grant. At January 28, 2012, approximately 20 million common shares were available for future option grants under these plans.

     In addition to the stock options described above, the Company awards restricted stock to employees under various plans. The restrictions on these awards generally lapse between one and five years from the date of the awards. The Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying shares on the grant date of the award, over the period the awards lapse. As of January 28, 2012, approximately 11 million common shares were available for future restricted stock awards under the 2005, 2008, and 2011 Long-Term Incentive Plans (the “Plans”). The Company has the ability

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

to convert shares available for stock options under the Plans to shares available for restricted stock awards. Under some of the Plans, four shares available for option awards can be converted into one share available for restricted stock awards.

     All awards become immediately exercisable upon certain changes of control of the Company.

   Stock Options

     Changes in options outstanding under the stock option plans are summarized below:

	Shares	Weighted-
	subject	average
	to option	exercise
	(in millions)	price
Outstanding, year-end 2008	39.7	$21.58
Granted	3.6	$22.25
Exercised	(3.4)	$16.57
Canceled or Expired	(5.2)	$27.12

Outstanding, year-end 2009	34.7	$21.30
Granted	3.7	$20.23
Exercised	(2.0)	$16.31
Canceled or Expired	(0.5)	$22.12

Outstanding, year-end 2010	35.9	$21.45
Granted	3.9	$24.69
Exercised	(5.9)	$20.28
Canceled or Expired	(2.9)	$24.43

Outstanding, year-end 2011	31.0	$21.80

     A summary of options outstanding and exercisable at January 28, 2012 follows:

		Weighted-
		average	Weighted-		Weighted-
Range of Exercise	Number	remaining	average	Options	average
Prices	outstanding	contractual life	exercise price	exercisable	exercise price
	(in millions)	(in years)		(in millions)
$13.78 - $16.50	5.6	2.33	$15.81	5.5	$15.81
$16.51 - $20.15	5.8	3.14	$18.39	5.7	$18.38
$20.16 - $22.97	6.5	7.75	$21.22	3.2	$21.42
$22.98 - $24.54	2.9	0.64	$23.02	2.9	$23.00
$24.55 - $28.62	10.2	7.11	$27.04	5.5	$28.35
$13.78 - $28.62	31.0	5.03	$21.80	22.8	$21.16

     The weighted-average remaining contractual life for options exercisable at January 28, 2012, was approximately 3.8 years. The intrinsic value of options outstanding and exercisable at January 28, 2012 was $105 and $94, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Restricted stock

	Restricted	Weighted-
	shares	average
	outstanding	grant-date
	(in millions)	fair value
Outstanding, year-end 2008	4.1	$27.22
Granted	2.6	$22.22
Lapsed	(2.2)	$27.33
Canceled or Expired	(0.1)	$25.33

Outstanding, year-end 2009	4.4	$24.25
Granted	2.4	$20.25
Lapsed	(2.3)	$23.62
Canceled or Expired	(0.1)	$23.13

Outstanding, year-end 2010	4.4	$22.39
Granted	2.5	$24.63
Lapsed	(2.5)	$21.96
Canceled or Expired	(0.2)	$23.80

Outstanding, year-end 2011	4.2	$23.92

     The weighted-average fair value of stock options granted during 2011, 2010 and 2009 was $6.00, $5.12 and $6.29, respectively. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on the assumptions shown in the table below. The Black-Scholes model utilizes extensive judgment and financial estimates, including the term employees are expected to retain their stock options before exercising them, the volatility of the Company’s stock price over that expected term, the dividend yield over the term and the number of awards expected to be forfeited before they vest. Using alternative assumptions in the calculation of fair value would produce fair values for stock option grants that could be different than those used to record stock-based compensation expense in the Consolidated Statements of Operations. The increase in the fair value of the stock options granted in 2011, compared to 2010, resulted primarily from an increase in the Company’s share price. The decrease in the fair value of the stock options granted during 2010, compared to 2009, resulted primarily from a decrease in the Company’s share price.

     The following table reflects the weighted-average assumptions used for grants awarded to option holders:

	2011	2010	2009
Weighted average expected volatility	26.31%	26.87%	28.06%
Weighted average risk-free interest rate	2.16%	2.57%	3.17%
Expected dividend yield	1.90%	2.00%	1.80%
Expected term (based on historical results)	6.9 years	6.9 years	6.8 years

     The weighted-average risk-free interest rate was based on the yield of a treasury note as of the grant date, continuously compounded, which matures at a date that approximates the expected term of the options. The dividend yield was based on our history and expectation of dividend payouts. Expected volatility was determined based upon historical stock volatilities; however, implied volatility was also considered. Expected term was determined based upon a combination of historical exercise and cancellation experience as well as estimates of expected future exercise and cancellation experience.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Total stock compensation recognized in 2011, 2010 and 2009 was $81, $79 and $83, respectively. Stock option compensation recognized in 2011, 2010 and 2009 was $22, $25 and $29, respectively. Restricted shares compensation recognized in 2011, 2010 and 2009 was $59, $54 and $54 respectively.

     The total intrinsic value of options exercised was $24, $11 and $17 in 2011, 2010 and 2009, respectively. The total amount of cash received in 2011 by the Company from the exercise of options granted under share-based payment arrangements was $118. As of January 28, 2012, there was $100 of total unrecognized compensation expense remaining related to non-vested share-based compensation arrangements granted under the Company’s equity award plans. This cost is expected to be recognized over a weighted-average period of approximately two years. The total fair value of options that vested was $33, $37 and $39 in 2011, 2010 and 2009, respectively.

     Shares issued as a result of stock option exercises may be newly issued shares or reissued treasury shares. Proceeds received from the exercise of options, and the related tax benefit, may be utilized to repurchase the Company’s common shares under a stock repurchase program adopted by the Company’s Board of Directors. During 2011, the Company repurchased approximately five million common shares of stock in such a manner.

11. COMMITMENTS AND CONTINGENCIES

     The Company continuously evaluates contingencies based upon the best available evidence.

     The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company’s estimates, future earnings will be charged or credited.

     The principal contingencies are described below:

     Insurance — The Company’s workers’ compensation risks are self-insured in most states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are all reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

     Litigation — On October 6, 2006, the Company petitioned the Tax Court (Ralphs Grocery Company and Subsidiaries, formerly known as Ralphs Supermarkets, Inc. v. Commissioner of Internal Revenue, Docket No. 20364-06) for a redetermination of deficiencies asserted by the Commissioner of Internal Revenue. The dispute at issue involves a 1992 transaction in which Ralphs Holding Company acquired the stock of Ralphs Grocery Company and made an election under Section 338(h)(10) of the Internal Revenue Code. The Commissioner determined that the acquisition of the stock was not a purchase as defined by Section 338(h)(3) of the Internal Revenue Code and that the acquisition therefore did not qualify for a Section 338(h)(10) election. On January 27, 2011, the Tax Court issued its opinion upholding the Company’s position that the acquisition of the stock qualified as a purchase, granting the Company’s motion for partial summary judgment and denying the Tax Commissioner’s motion. The Company anticipates that all remaining issues in the matter will be resolved and the Tax Court will enter its decision. The parties will then have 90 days to file an appeal. As of January 28, 2012, an adverse decision would require a cash payment of up to approximately $553, including interest. Any accounting implications of an adverse decision in this case would be charged through the statement of operations.

     Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust, wage and hour, or civil rights laws, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

the merits of all of these claims and lawsuits, nor their likelihood of success, the Company is of the belief that any resulting liability will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

     The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made provisions where it is reasonably possible to estimate and where an adverse outcome is probable. Nonetheless, assessing and predicting the outcomes of these matters involve substantial uncertainties. Management currently believes that the aggregate range of loss for the Company’s exposure is not material to the Company. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

     Assignments — The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees is unable to fulfill its lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

12. STOCK

   Preferred Shares

     The Company has authorized five million shares of voting cumulative preferred shares; two million were available for issuance at January 28, 2012. The shares have a par value of $100 per share and are issuable in series.

   Common Shares

     The Company has authorized one billion common shares, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the number of authorized common shares from one billion to two billion when the Board of Directors determines it to be in the best interest of the Company.

   Common Stock Repurchase Program

     The Company maintains stock repurchase programs that comply with Securities Exchange Act Rule 10b5-1 to allow for the orderly repurchase of The Kroger Co. stock, from time to time. The Company made open market purchases totaling $1,420, $505 and $156 under these repurchase programs in 2011, 2010 and 2009, respectively. In addition to these repurchase programs, in December 1999, the Company began a program to repurchase common shares to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the related tax benefit. The Company repurchased approximately $127, $40 and $62 under the stock option program during 2011, 2010 and 2009, respectively.

13. COMPANY - SPONSORED BENEFIT PLANS

     The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. These include several qualified pension plans (the “Qualified Plans”) and a non-qualified plan (the “Non-Qualified Plan”). The Non-Qualified Plan pays benefits to any employee that earns in excess of the maximum allowed for the Qualified Plans by Section 415 of the Internal Revenue Code. The Company only funds obligations under the Qualified Plans. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

     The Company recognizes the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized as part of net periodic benefit cost are required to be recorded as a component of AOCI. All plans are measured as of the Company’s fiscal year end.

     Amounts recognized in AOCI as of January 28, 2012 and January 29, 2011 consist of the following (pre-tax):

	Pension Benefits		Other Benefits		Total
	2011	2010	2011	2010	2011	2010
Net actuarial loss (gain)	$1,329	$942	$(21)	$(55)	$1,308	$887
Prior service cost (credit)	3	4	(12)	(17)	(9)	(13)
Transition obligation	1	1	—	—	1	1
Total	$1,333	$947	$(33)	$(72)	$1,300	$875

     Amounts in AOCI expected to be recognized as components of net periodic pension or postretirement benefit costs in the next fiscal year are as follows (pre-tax):

	Pension
	Benefits	Other Benefits	Total
	2012	2012	2012
Net actuarial loss (gain)	$101	$—	$101
Prior service cost (credit)	1	(4)	(3)
Total	$102	$(4)	$98

     Other changes recognized in other comprehensive income in 2011, 2010, and 2009 were as follows (pre-tax):

	Pension Benefits			Other Benefits			Total
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Incurred net actuarial loss (gain)	$451	$(18)	$142	$32	$4	$21	$483	$(14)	$163
Incurred prior service cost	—	—	—	—	—	—	—	—	—
Amortization of prior service
credit (cost)	(1)	(1)	(2)	5	5	7	4	4	5
Amortization of net actuarial
gain (loss)	(64)	(50)	(14)	2	3	5	(62)	(47)	(9)
Total recognized in other
comprehensive income	386	(69)	126	39	12	33	425	(57)	159
Total recognized in net periodic
benefit cost and other
comprehensive income	$456	$(4)	$157	$62	$33	$49	$518	$29	$206

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Information with respect to change in benefit obligation, change in plan assets, the funded status of the plans recorded in the Consolidated Balance Sheets, net amounts recognized at the end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits
	Qualified Plans		Non-Qualified Plan		Other Benefits
	2011	2010	2011	2010	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of
fiscal year	$2,923	$2,706	$192	$187	$330	$312
Service cost	41	40	3	2	13	12
Interest cost	158	158	10	12	17	17
Plan participants’ contributions	—	—	—	—	9	10
Actuarial loss	344	137	21	—	32	5
Benefits paid	(122)	(120)	(9)	(8)	(23)	(26)
Other	4	2	—	(1)	—	—
Benefit obligation at end of fiscal year	$3,348	$2,923	$217	$192	$378	$330

Change in plan assets:
Fair value of plan assets at beginning of
fiscal year	$2,472	$2,096	$—	$—	$—	$—
Actual return on plan assets	117	353	—	—	—	—
Employer contributions	52	141	9	8	14	16
Plan participants’ contributions	—	—	—	—	9	10
Benefits paid	(122)	(120)	(9)	(8)	(23)	(26)
Other	4	2	—	—	—	—
Fair value of plan assets at end of fiscal year	$2,523	$2,472	$—	$—	$—	$—
Funded status at end of fiscal year	$(825)	$(451)	$(217)	$(192)	$(378)	$(330)
Net liability recognized at end of fiscal year	$(825)	$(451)	$(217)	$(192)	$(378)	$(330)

     Other current liabilities as of January 28, 2012 and January 29, 2011 both include $27 of net liability recognized for the above benefit plans.

     As of January 28, 2012 and January 29, 2011, pension plan assets do not include common shares of The Kroger Co.

	Pension Benefits			Other Benefits
Weighted average assumptions	2011	2010	2009	2011	2010	2009
Discount rate – Benefit obligation	4.55%	5.60%	6.00%	4.40%	5.40%	5.80%
Discount rate – Net periodic benefit cost	5.60%	6.00%	7.00%	5.40%	5.80%	7.00%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase –
Net periodic benefit cost	2.88%	2.92%	2.92%
Rate of compensation increase –
Benefit Obligation	2.82%	2.88%	2.92%

     The Company’s discount rate assumptions were intended to reflect the rates at which the pension benefits could be effectively settled. They take into account the timing and amount of benefits that would be available under the plans. The Company’s methodology for selecting the discount rates as of year-end 2011 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

corporate bonds for each maturity. Benefit cash flows due in a particular year can theoretically be “settled” by “investing” them in the zero-coupon bond that matures in the same year. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 4.55% and 4.40% discount rates as of year-end 2011 for pension and other benefits, respectively, represents the equivalent single rates constructed under a broad-market AA yield curve constructed by an outside consultant. The Company utilized a discount rate of 5.60% and 5.40% for year-end 2010 for pension and other benefits, respectively. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of January 28, 2012, by approximately $406.

     To determine the expected rate of return on pension plan assets, the Company considers current and anticipated plan asset allocations as well as historical and forecasted rates of return on various asset categories. For 2011, 2010 and 2009, the Company assumed a pension plan investment return rate of 8.5%. The Company pension plan’s average rate of return was 7.2% for the 10 calendar years ended December 31, 2011, net of all investment management fees and expenses. The value of all investments in its Company-sponsored defined benefit pension plans during the calendar year ending December 31, 2011, net of investment management fees and expenses, increased 1.6%. For the past 20 years, the Company average annual rate of return has been 9.4%, and the average annual rate of return for the S&P 500 has been 8.7%. Based on the above information and forward looking assumptions for investments made in a manner consistent with the Company’s target allocations, the Company believes an 8.5% rate of return assumption is reasonable.

     The Company calculates its expected return on plan assets by using the market-related value of plan assets. The market-related value of plan assets is determined by adjusting the actual fair value of plan assets for gains or losses on plan assets. Gains or losses represent the difference between actual and expected returns on plan investments for each plan year. Gains or losses on plan assets are recognized evenly over a five year period. Using a different method to calculate the market-related value of plan assets would provide a different expected return on plan assets.

     The funded status decreased in 2011 compared to 2010 due mostly to the decrease in the discount rate used to calculate the present value of the Company’s benefit obligation.

     The Company uses the RP-2000 projected 2018 mortality table in calculating the pension obligation.

	Pension Benefits
	Qualified Plans			Non-Qualified Plan			Other Benefits
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Components of net periodic
benefit cost:
Service cost	$41	$40	$35	$3	$2	$2	$13	$12	$10
Interest cost	158	158	158	10	12	11	17	17	18
Expected return on plan assets	(207)	(196)	(191)	—	—	—	—	—	—
Amortization of:
Prior service cost	—	—	—	1	(1)	2	(5)	(5)	(7)
Actuarial (gain) loss	57	44	8	7	6	6	(2)	(3)	(5)
Net periodic benefit cost	$49	$46	$10	$21	$19	$21	$23	$21	$16

     The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all Company-sponsored pension plans.

	Qualified Plans		Non-Qualified Plan
	2011	2010	2011	2010
PBO at end of fiscal year	$3,348	$2,923	$217	$192
ABO at end of fiscal year	$3,147	$2,743	$209	$187
Fair value of plan assets at end of year	$2,523	$2,472	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following table provides information about the Company’s estimated future benefit payments.

	Pension	Other
	Benefits	Benefits
2012	$140	$18
2013	$151	$19
2014	$162	$21
2015	$173	$23
2016	$184	$24
2017 – 2021	$1,098	$150

     The following table provides information about the target and actual pension plan asset allocations.

	Target
	allocations	Actual allocations
	2011	2011	2010
Pension plan asset allocation
Global equity securities	21.8%	20.9%	23.1%
Emerging market equity securities	9.3	8.8	10.5
Investment grade debt securities	12.2	10.8	9.9
High yield debt securities	13.7	14.1	13.4
Private equity	6.3	6.3	6.1
Hedge funds	23.5	23.3	23.5
Real estate	2.3	3.2	2.5
Other	10.9	12.6	11.0
Total	100.0%	100.0%	100.0%

     Investment objectives, policies and strategies are set by the Pension Investment Committee (the “Committee”) appointed by the CEO. The primary objectives include holding and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

     Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes, including rebalancing exposures to certain asset classes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committee.

     The current target allocations shown represent 2011 targets that were established in 2010. The Company will rebalance by liquidating assets whose allocation materially exceeds target, if possible, and investing in assets whose allocation is materially below target. If markets are illiquid, the Company may not be able to rebalance to target quickly. To maintain actual asset allocations consistent with target allocations, assets are reallocated or rebalanced periodically. In addition, cash flow from employer contributions and participant benefit payments can be used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs. Although the Company is not required to make cash contributions to its Company-sponsored defined benefit pension plans during 2012, the Company expects to contribute approximately $75 to these plans in 2012. Additional contributions may be made if required under the Pension Protection Act to avoid any benefit restrictions. The Company expects any voluntary contributions made during 2012 will reduce its minimum required contributions in future years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The Company used a 7.40% initial health care cost trend rate and a 4.50% ultimate health care cost trend rate to determine its expense. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point	1% Point
	Increase	Decrease
Effect on total of service and interest cost components	$4	$(3)
Effect on postretirement benefit obligation	$40	$(43)

     The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of January 28, 2012 and January 29, 2011:

ASSETS AT FAIR VALUE AS OF JANUARY 28, 2012

	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Cash and cash equivalents	$ —	$ —	$ —	$—
Corporate Stocks	306	—	—	306
Corporate Bonds	—	82	—	82
U.S. Government Securities	—	91	—	91
Mutual Funds/Collective Trusts	143	476	—	619
Partnerships/Joint Ventures	—	454	—	454
Hedge Funds	—	—	579	579
Private Equity	—	—	159	159
Real Estate	—	—	81	81
Other	—	152	—	152
Total	$ 449	$ 1,255	$ 819	$2,523

ASSETS AT FAIR VALUE AS OF JANUARY 29, 2011

	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Cash and cash equivalents	$ 1	$ —	$ —	$1
Corporate Stocks	324	—	—	324
Corporate Bonds	—	74	—	74
U.S. Government Securities	—	66	—	66
Mutual Funds/Collective Trusts	161	530	—	691
Partnerships/Joint Ventures	—	370	—	370
Hedge Funds	—	—	580	580
Private Equity	—	—	150	150
Real Estate	—	—	62	62
Other	—	154	—	154
Total	$ 486	$ 1,194	$ 792	$2,472

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     For measurements using significant unobservable inputs (Level 3) during 2011 and 2010, a reconciliation of the beginning and ending balances is as follows:

	Hedge Funds	Private Equity	Real Estate
Ending balance, January 30, 2010	$ 455	$ 128	$ 49
Contributions into Fund	80	20	12
Realized gains	—	7	1
Unrealized gains	45	18	4
Distributions	—	(20)	(4)
Other	—	(3)	—

Ending balance, January 29, 2011	580	150	62
Contributions into Fund	6	27	17
Realized gains	—	18	3
Unrealized gains (losses)	(7)	3	8
Distributions	—	(45)	(10)
Other	—	6	1

Ending balance, January 28, 2012	$ 579	$ 159	$ 81

     See Note 7 for a discussion of the levels of the fair value hierarchy. The assets’ fair value measurement level above is based on the lowest level of any input that is significant to the fair value measurement.

     The following is a description of the valuation methods used for the plan’s assets measured at fair value in the above tables:

  Cash: The carrying value approximates fair value.

  Corporate Stocks: The fair values of these securities are based on observable market quotations for identical assets and are valued at the closing price reported on the active market on which the individual securities are traded.

  Corporate Bonds: The fair values of these securities are primarily based on observable market quotations for similar bonds, valued at the closing price reported on the active market on which the individual securities are traded. When such quoted prices are not available, the bonds are valued using a discounted cash flow approach using current yields on similar instruments of issuers with similar credit ratings, including adjustments for certain risks that may not be observable, such as credit and liquidity risks.

  U.S. Government Securities: Certain U.S. Government securities are valued at the closing price reported in the active market in which the security is traded. Other U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for similar securities, the security is valued under a discounted cash flow approach that maximizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks.

  Mutual Funds/Collective Trusts: The collective trust funds are public investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. However, the NAV is based on the fair value of the underlying securities within the fund, which are traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded.

  Partnerships/Joint Ventures: These funds consist primarily of U.S. government securities, Corporate Bonds, Corporate Stocks, and derivatives, which are valued in a manner consistent with these types of investments, noted above.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

  Hedge Funds: Hedge funds are private investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. The NAV is based on the fair value of the underlying securities within the funds, which are typically traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted annually, if necessary, based on audits of the Hedge Fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

  Private Equity: Private Equity investments are valued based on the fair value of the underlying securities within the fund, which include investments both traded on an active market and not traded on an active market. For those investments that are traded on an active market, the values are based on the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted annually, if necessary, based on audits of the private equity fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

  Real Estate: Real estate investments include investments in real estate funds managed by a fund manager. These investments are valued using a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches.

     The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuations methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement.

     The Company contributed and expensed $130, $119 and $115 to employee 401(k) retirement savings accounts in 2011, 2010 and 2009, respectively. The 401(k) retirement savings account plan provides to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, compensation as defined by the plan, and length of service.

     The Company also administers other defined contribution plans for eligible employees. The cost of these plans was $6, $7 and $8 for 2011, 2010 and 2009, respectively.

14. MULTI - EMPLOYER PENSION PLANS

     The Company contributes to various multi-employer pension plans based on obligations arising from collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     In the fourth quarter of 2011, the Company entered into a memorandum of understanding (“MOU”) with 14 locals of the United Food and Commercial Workers International Union (“UFCW”) that participated in four multi-employer pension funds. The MOU established a process that amended each of the collective bargaining agreements between the Company and the UFCW locals under which the Company made contributions to these funds and consolidated the four multi-employer pension funds into one multi-employer pension fund.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Under the terms of the MOU, the locals of the UFCW agreed to a future pension benefit formula through 2021. The Company was designated as the named fiduciary of the new consolidated pension plan with sole investment authority over the assets. The Company committed to contribute sufficient funds to cover the actuarial cost of current accruals and to fund the pre-consolidation Unfunded Actuarial Accrued Liability (“UAAL”) that existed as of December 31, 2011, in a series of installments on or before March 31, 2018. At January 1, 2012, the UAAL was estimated to be $911 (pre-tax). In accordance with GAAP, the Company expensed $911 in 2011 related to the UAAL. The expense was based on a preliminary estimate of the contractual commitment. As the estimate is updated, we may incur additional expense. We do not expect any adjustments to be material. In the fourth quarter of 2011, the Company contributed $650 to the consolidated multi-employer pension plan of which $600 was allocated to the UAAL and $50 was allocated to service and interest costs and expensed in 2011. Future contributions will be dependent, among other things, on the investment performance of assets in the plan. The funding commitments under the MOU replace the prior commitments under the four existing funds to pay an agreed upon amount per hour worked by eligible employees.

     The Company recognizes expense in connection with these plans as contributions are funded, or in the case of the UFCW consolidated pension plan, when commitments are made. The Company made contributions to these funds of $946 in 2011, $262 in 2010 and $233 in 2009. The cash contributions for 2011 include the Company’s $650 contribution to the UFCW consolidated pension plan in the fourth quarter of 2011.

     The risks of participating in multi-employer pension plans are different from the risks of participating in single-employer pension plans in the following respects:

a.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan allocable to such withdrawing employer may be borne by the remaining participating employers.

c.	If the Company stops participating in some of its multi-employer pension plans, the Company may be required to pay those plans an amount based on its allocable share of the underfunded status of the plan, referred to as a withdrawal liability.

     The Company’s participation in these plans is outlined in the following tables. The EIN / Pension Plan Number column provides the Employer Identification Number (“EIN”) and the three-digit pension plan number. The most recent Pension Protection Act Zone Status available in 2011 and 2010 is for the plan’s year-end at December 31, 2010 and December 31, 2009, respectively. Among other factors, generally, plans in the red zone are less than 65 percent funded, plans in yellow zone are less than 80 percent funded, and plans in the green zone are at least 80 percent funded. The FIP/RP Status Pending / Implemented Column indicates plans for which a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. Unless otherwise noted, the information for these tables was obtained from the Forms 5500 filed for each plan’s year-end at December 31, 2010 and December 31, 2009. The multi-employer contributions listed in the table below are the Company’s multi-employer contributions made in fiscal years 2011, 2010, and 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following table contains information about the Company’s multi-employer pension plans.

		Pension		FIP/RP
		Protection Act		Status	Multi-Employer
	EIN / Pension	Zone Status		Pending/	Contributions			Surcharge
Pension Fund	Plan Number	2011	2010	Implemented	2011	2010	2009	Imposed (8)
SO CA UFCW Unions & Food
Employers Joint Pension
Trust Fund (1) (2)	95-1939092 - 001	Red	Red	Implemented	$40	$41	$42	No
BD of Trustees of UNTD Food
and Commercial (1) (6)	58-6101602 - 001	Red	Red	Implemented	59	47	35	No
Desert States Employers & UFCW
Unions Pension Plan (1)	84-6277982 - 001	Yellow	Red	Implemented	20	17	15	No
UFCW Unions and Food
Employers Pension Plan of
Central Ohio (1) (6)	31-6089168 - 001	Red	Red	Implemented	23	21	20	No
Sound Retirement Trust
(formerly Retail Clerks
Pension Plan) (1) (3)	91-6069306 – 001	Green	Yellow	Implemented	10	9	9	No
Rocky Mountain UFCW
Unions and Employers
Pension Plan (1)	84-6045986 - 001	Red	Red	Implemented	16	16	10	No
Indiana UFCW Unions and
Retail Food Employers
Pension Plan (1) (6)	35-6244695 - 001	Red	Red	Pending	5	5	4	No
Oregon Retail Employees
Pension Plan (1)	93-6074377 - 001	Red	Red	Implemented	6	6	5	No
Bakery and Confectionary Union
& Industry International
Pension Fund	52-6118572 - 001	Green	Yellow	No	9	6	5	No
Washington Meat Industry
Pension Trust (1) (4)	91-6134141 - 001	Red	Green	Implemented	2	2	2	Yes
Retail Food Employers & UFCW
Local 711 Pension (1)	51-6031512 - 001	Red	Red	Implemented	7	7	7	No
Denver Area Meat Cutters and
Employers Pension Plan (1)	84-6097461 - 001	Red	Red	Implemented	8	8	4	No
United Food & Commercial
Workers Intl Union – Industry
Pension Fund (1) (5)	51-6055922 - 001	Green	Green	No	33	30	27	No
Northwest Ohio UFCW Union
and Employers Joint
Pension Fund (1) (6)	34-0947187 - 001	Red	Red	Implemented	2	2	2	No
Western Conference of
Teamsters Pension Plan	91-6145047 - 001	Green	Green	No	31	30	30	No
Central States, Southeast &
Southwest Areas
Pension Plan	36-6044243 - 001	Red	Red	Implemented	14	8	7	No
UFCW Consolidated
Pension Plan (1) (7)	58-6101602 – 001	N/A	N/A	N/A	650	—	—	No
Other					11	7	9
Total Contributions					$946	$262	$233

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

____________________

(1)	The Company’s multi-employer contributions to these respective funds represent more than 5% of the total contributions received by the pension funds.

(2)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at March 31, 2011 and March 31, 2010.

(3)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at September 30, 2010 and September 30, 2009.

(4)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at June 30, 2010 and June 30, 2009.

(5)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at June 30, 2010 and June 30, 2009.

(6)	As of December 31, 2011, these four pension funds were consolidated into the UFCW consolidated pension plan. See the above information regarding this multi-employer pension fund consolidation.

(7)	The UFCW consolidated pension plan was formed on January 1, 2012, as the result of the merger of four existing multi-employer pension plans. See the above information regarding this multi-employer pension fund consolidation.

(8)	Under the Pension Protection Act, a surcharge may be imposed when employers make contributions under a collective bargaining agreement that is not in compliance with a rehabilitation plan. As of January 28, 2012, the collective bargaining agreements under which the Company was making contributions were in compliance with rehabilitation plans adopted by the applicable pension fund, except for the pension fund noted above with an imposed surcharge.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following table describes (a) the expiration date of the Company’s collective bargaining agreements and (b) the expiration date of the Company’s most significant collective bargaining agreements for each of the material multi-employer funds in which the Company participates.

	Expiration Date	Most Significant Collective
	of Collective	Bargaining Agreements (1)
	Bargaining	(not in millions)
Pension Fund	Agreement	Count	Expiration
SO CA UFCW Unions & Food Employers Joint	March 2014 to		March 2014 to
Pension Trust Fund	June 2014	2	June 2014
	October 2011 (2) to		October 2011 (2) to
UFCW Consolidated Pension Fund (3)	October 2014	8	March 2014
	October 2012 to
Desert States Employers & UFCW Unions Pension Plan	June 2014	1	October 2012
Sound Retirement Trust	May 2013 to		May 2013 to
(formerly Retail Clerks Pension Plan)	December 2013	2	August 2013
Rocky Mountain UFCW Unions and Employers	September 2013 to
Pension Plan	October 2013	1	September 2013
	February 2011 (2) to		July 2012 to
Oregon Retail Employees Pension Plan	April 2015	3	June 2013
Bakery and Confectionary Union & Industry	May 2011 (2) to		August 2012 to
International Pension Fund	April 2015	4	June 2014
	January 2012 (2) to
Washington Meat Industry Pension Trust	July 2013	1	May 2013
	February 2012 to
Retail Food Employers & UFCW Local 711 Pension	November 2013	2	February 2012
	September 2013 to
Denver Area Meat Cutters and Employers Pension Plan	October 2013	1	September 2013
United Food & Commercial Workers Intl Union – Industry	September 2008 (2) to		March 2012 to
Pension Fund	October 2014	2	June 2013
	April 2012 to		August 2014 to
Western Conference of Teamsters Pension Plan	September 2015	5	September 2015
Central States, Southeast & Southwest Areas Pension Plan	September 2014	2	September 2014
____________________

(1)	This column represents the number of significant collective bargaining agreements and their expiration date range for each the Company’s pension funds listed above. For purposes of this table, the “significant collective bargaining agreements” are the largest based on covered employees that, when aggregated, cover the majority of the employees for which we make multi-employer contributions for the referenced pension fund.

(2)	Certain collective bargaining agreements for each of these pension funds are operating under an extension.

(3)	As of January 1, 2012, four multi-employer pension funds were consolidated into the UFCW consolidated pension plan. See the above information regarding this multi-employer pension fund consolidation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Based on the most recent information available to it, the Company believes that the present value of actuarial accrued liabilities in most of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated.

     The Company also contributes to various other multi-employer benefit plans that provide health and welfare benefits to active and retired participants. Total contributions made by the Company to these other multi-employer benefit plans were approximately $1,000 in 2011 and $900 in 2010 and 2009.

15. RECENTLY ISSUED ACCOUNTING STANDARDS

     In September 2011, the FASB amended its standards related to the testing of goodwill for impairment. The objective of this amendment is to simplify the annual goodwill impairment evaluation process. The amendment provides entities the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The two-step impairment test is now only required if an entity determines through this qualitative analysis that it is more likely than not that the fair value of the reporting unit is less than its carrying value. The new rules are effective for interim and annual periods beginning after December 15, 2011; however entities were permitted to adopt the standards early. The Company did not adopt these standards early for its 2011 goodwill impairment testing process. Because the measurement of a potential impairment loss has not changed, the amended standards will not have an effect on the Company’s Consolidated Financial Statements.

     In June 2011, the FASB amended its rules regarding the presentation of comprehensive income. The objective of this amendment is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. Specifically, this amendment requires that all non-owner changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new rules were to become effective for interim and annual periods beginning after December 15, 2011. In December 2011, the FASB deferred certain aspects of this standard beyond the December 15, 2011 effective date, specifically the provisions dealing with reclassification adjustments. Because the standards only affect the display of comprehensive income and do not affect what is included in comprehensive income, the standards will not have a material effect on the Company’s Consolidated Financial Statements.

     In May 2011, the FASB amended its standards related to fair value measurements and disclosures. The objective of the amendment is to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and International Financial Reporting Standards. This amendment primarily changed the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. In addition, the amendment clarified the FASB’s intent about the application of existing fair value measurement requirements. The new standard also requires additional disclosures related to fair value measurements categorized within Level 3 of the fair value hierarchy and requires disclosure of the categorization in the hierarchy for items that are not recorded at fair value but as to which fair value is required to be disclosed. The new rules became effective for interim and annual periods beginning after December 15, 2011. While the Company is still finalizing its evaluation of the effect of this amended standard on its Consolidated Financial Statements, the Company believes this new standard will not have a material effect on its Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

16. INVESTMENT IN VARIABLE INTEREST ENTITY

     In February 2010, the Company purchased the remaining interest of The Little Clinic LLC for $86. Since The Little Clinic LLC was consolidated as a VIE prior to the February 2010 purchase, the Company recorded the additional investment as an equity transaction. Accordingly, no gain or loss was recorded on the additional investment. As of the purchase date, the Company continued to consolidate The Little Clinic LLC as a wholly-owned subsidiary.

17. QUARTERLY DATA (UNAUDITED)

     The two tables that follow reflect the unaudited results of operations for 2011 and 2010.

	Quarter
	First	Second	Third	Fourth	Total Year
2011	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$27,461	$20,913	$20,594	$21,406	$90,374
Merchandise costs, including advertising,
warehousing, and transportation,
excluding items shown separately below	21,624	16,555	16,358	16,957	71,494
Operating, general, and administrative	4,335	3,353	3,318	4,339	15,345
Rent	192	143	141	143	619
Depreciation and amortization	499	374	372	393	1,638
Operating profit (loss)	811	488	405	(426)	1,278
Interest expense	138	97	99	101	435
Earnings before income tax expense (loss)	673	391	306	(527)	843
Income tax expense (benefit)	252	108	108	(221)	247
Net earnings (loss) including noncontrolling
interests	421	283	198	(306)	596
Net earnings (loss) attributable to noncontrolling
interests	(11)	2	2	1	(6)
Net earnings (loss) attributable to The Kroger Co.	$432	$281	$196	$(307)	$602
Net earnings (loss) attributable to The Kroger Co.
per basic common share	$0.71	$0.47	$0.33	$(0.54)	$1.01
Average number of shares used in basic calculation	608	596	583	565	590
Net earnings (loss) attributable to The Kroger Co.
per diluted common share	$0.70	$0.46	$0.33	$(0.54)	$1.01
Average number of shares used in diluted calculation	612	600	586	565	593
Dividends declared per common share	$0.105	$0.105	$0.115	$0.115	$0.44

     Annual amounts may not sum due to rounding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

	Quarter
	First	Second	Third	Fourth	Total Year
2010	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$24,738	$18,760	$18,667	$19,884	$82,049
Merchandise costs, including advertising,
warehousing, and transportation,
excluding items shown separately below	19,155	14,550	14,550	15,548	63,803
Operating, general, and administrative	4,191	3,205	3,195	3,232	13,823
Rent	191	143	148	141	623
Depreciation and amortization	478	368	368	386	1,600
Goodwill impairment charge	—	—	—	18	18
Operating profit	723	494	406	559	2,182
Interest expense	132	102	103	111	448
Earnings before income tax expense	591	392	303	448	1,734
Income tax expense	216	124	96	165	601
Net earnings including noncontrolling interests	375	268	207	283	1,133
Net earnings attributable to noncontrolling interests	1	6	5	5	17
Net earnings attributable to The Kroger Co.	$374	$262	$202	$278	$1,116
Net earnings attributable to The Kroger Co.
per basic common share	$0.58	$0.41	$0.32	$0.44	$1.75
Average number of shares used in basic calculation	641	637	633	627	635
Net earnings attributable to The Kroger Co.
per diluted common share	$0.58	$0.41	$0.32	$0.44	$1.74
Average number of shares used in diluted calculation	645	640	636	631	638
Dividends declared per common share	$0.095	$0.095	$0.105	$0.105	$0.40

     Annual amounts may not sum due to rounding.

     Certain revenue transactions previously reported in sales and merchandise costs in the Consolidated Statements of Operations are now reported within operating, general and administrative expense as of January 30, 2011. Certain prior year amounts have been revised or reclassified to conform to the current year presentation. These amounts were not material to the prior periods.

     Kroger has a variety of plans under which employees may acquire common shares of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

Computershare Shareowner Services LLC
Employee Investment Plans Division
P. O. Box 7090
Troy, MI 48007-7090
Toll Free 1-800-872-3307

Questions regarding Kroger’s 401(k) plans should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREOWNERS: Computershare Shareowner Services LLC is Registrar and Transfer Agent for Kroger’s Common Shares. For questions concerning payment of dividends, changes of address, etc., individual shareowners should contact:

Computershare Shareowner Services LLC
P. O. Box 358015
Pittsburgh, PA 15252-8015
Toll Free 1-866-405-6566

Shareholder questions and requests for forms available on the Internet should be directed to: www.computershare.com.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including Kroger’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger’s corporate website at www.thekrogerco.com.

EXECUTIVE OFFICERS

Kathleen S. Barclay	Paul W. Heldman	W. Rodney McMullen
Senior Vice President	Executive Vice President,	President and
	Secretary and General Counsel	Chief Operating Officer
Jeffrey D. Burt
Group Vice President	Scott M. Henderson	M. Marnette Perry
	Vice President and Treasurer	Senior Vice President
Geoffrey J. Covert
Senior Vice President	Christopher T. Hjelm	J. Michael Schlotman
	Senior Vice President and	Senior Vice President and
David B. Dillon	Chief Information Officer	Chief Financial Officer
Chairman of the Board and
Chief Executive Officer	Calvin J. Kaufman	M. Elizabeth Van Oflen
	Group Vice President	Vice President and Controller
Michael J. Donnelly	President – Manufacturing
Senior Vice President		R. Pete Williams
	Lynn Marmer	Senior Vice President
Kevin M. Dougherty	Group Vice President
Group Vice President

OPERATING UNIT HEADS

Paul L. Bowen	Donna Giordano	Robert Moeder
Jay C	Ralphs	Central Division

William H. Breetz, Jr.	Rick Going	Jeffrey A. Parker
Southwest Division	Michigan Division	Kwik Shop

Timothy F. Brown	Joseph A. Grieshaber, Jr.	Darel Pfeiff
Delta Division	Dillon Stores	Turkey Hill Minit Markets

Jay Cummins	John P. Hackett	Mark W. Salisbury
Mid-Atlantic Division	Mid-South Division	Tom Thumb

Russell J. Dispense	Bryan H. Kaltenbach	Arthur Stawski, Sr.
King Soopers	Food 4 Less	Loaf ‘N Jug

Michael L. Ellis	Bruce A. Lucia	Ron Stewart
Fred Meyer Stores	Atlanta Division	Quik Stop

Peter M. Engel	Bruce A. Macaulay	Michael J. Stoll
Fred Meyer Jewelers	Columbus Division	The Little Clinic

Joseph E. Fey	Sukanya Madlinger	Van Tarver
QFC	Cincinnati Division	Convenience Stores and
Supermarket Petroleum
Jon C. Flora	Gary Millerchip
Fry’s	Kroger Personal Finance	Mark C. Tuffin
Smith’s

THE KROGER CO. • 1014 VINE STREET • CINCINNATI, OHIO 45202 • (513) 762-4000

THE KROGER CO. 1014 VINE STREET CINCINNATI, OH 45202 ATT: CHRISTINE WHEATLEY
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M47367-P26535	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE KROGER CO.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Reuben V. Anderson	☐	☐	☐

	1b.	Robert D. Beyer	☐	☐	☐

	1c.	David B. Dillon	☐	☐	☐

	1d.	Susan J. Kropf	☐	☐	☐

	1e.	John T. LaMacchia	☐	☐	☐

	1f.	David B. Lewis	☐	☐	☐

	1g.	W. Rodney McMullen	☐	☐	☐

	1h.	Jorge P. Montoya	☐	☐	☐

	1i.	Clyde R. Moore	☐	☐	☐

	1j.	Susan M. Phillips	☐	☐	☐

	1k.	Steven R. Rogel	☐	☐	☐

	1l.	James A. Runde	☐	☐	☐

	1m.	Ronald L. Sargent	☐	☐	☐

	1n.	Bobby S. Shackouls	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Advisory vote to approve executive compensation.	☐	☐	☐

3.	Approval of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST proposals 4 and 5.		For	Against	Abstain

4.	A shareholder proposal, if properly presented, to recommend revision of Kroger’s Code of Conduct.	☐	☐	☐

5.	A shareholder proposal, if properly presented, to issue a report regarding extended producer responsibility for post-consumer package recycling.	☐	☐	☐

NOTE: All as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 23, 2012, will be entitled to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

M47368-P26535

THE KROGER CO.
Annual Meeting of Shareholders
June 21, 2012 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of DAVID B. DILLON, JOHN T. LAMACCHIA and BOBBY S. SHACKOULS or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The Proxy Committee cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card.

Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are attending the meeting, please bring the notice of the meeting that was separately mailed to you or the top portion of your proxy card, either of which will serve as your admission ticket.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, www.thekrogerco.com, at 11 a.m., eastern time.

Continued and to be signed on reverse side